Execution Version STOCK AND ASSET PURCHASE AGREEMENT dated as of January 8, 2024 by and between JOHN WILEY & SONS, INC. and INSPIRIT VULCAN BIDCO LIMITED

ARTICLE I DEFINITIONS ............................................................................................................1 Section 1.01. Certain Defined Terms. ...........................................................................1 ARTICLE II PURCHASE AND SALE ..........................................................................................2 Section 2.01. Purchase and Sale of Transferred Equity Interests.. ...............................2 Section 2.02. Purchase and Sale of Transferred Assets. ...............................................2 Section 2.03. Assumption of Liabilities. .......................................................................6 Section 2.04. Assignment of Certain Transferred Assets. ............................................8 ARTICLE III CLOSING .................................................................................................................9 Section 3.01. Closing. ...................................................................................................9 Section 3.02. Closing Deliveries by the Seller. ...........................................................10 Section 3.03. Closing Deliveries by the Buyer. ..........................................................10 Section 3.04. Deferred India Closing Deliveries. .......................................................11 ARTICLE IV PURCHASE PRICE ...............................................................................................11 Section 4.01. Purchase Price. . ....................................................................................11 Section 4.02. Closing Adjustment.. .............................................................................11 Section 4.03. Post-Closing Adjustment. .....................................................................12 Section 4.04. Issuance of Vendor Loan Note.. ............................................................14 Section 4.05. Payment of Post-Closing Adjustment. ..................................................14 Section 4.06. Payment of Deferred Consideration Amounts. ....................................15 Section 4.07. Withholding. .........................................................................................15 Section 4.08. Purchase Price Allocation. ....................................................................15 Section 4.09. Vendor Loan Note Flip-Up. ..................................................................16 ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER .........................17 Section 5.01. Formation, Qualification and Authority of the Selling Parties. ............17 Section 5.02. Formation and Qualification of the Transferred Entities. .....................17 Section 5.03. Capital Structure of the Transferred Entities. .......................................18 Section 5.04. No Conflict.. ..........................................................................................18 Section 5.05. Consents and Approvals.. ......................................................................19 Section 5.06. Financial Information; Absence of Undisclosed Liabilities. ................19 Section 5.07. Absence of Certain Changes or Events.. ...............................................20 Section 5.08. Absence of Litigation.. ..........................................................................21 Section 5.09. Compliance with Laws. ........................................................................21 Section 5.10. Permits.. ................................................................................................21 Section 5.11. Sufficiency of the Business Assets.. .....................................................21 Section 5.12. Intellectual Property; Privacy and Data Protection. ..............................22 Section 5.13. Material Contracts. ................................................................................25 Section 5.14. Material Customers. ............................................................................26 Section 5.15. Employment and Employee Benefits Matters. .....................................26 Section 5.16. Real Property. ........................................................................................29 Section 5.17. Taxes. ....................................................................................................30 Section 5.18. Tangible Personal Property. ..................................................................32 Section 5.19. Brokers. .................................................................................................32 Section 5.20. Related Party Transactions. . .................................................................32

Section 5.21.	Insurance. .	33
Section 5.22.	No Other Representations or Warranties.	33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER 34

Section 6.01.	Organization and Qualification of the Buyer.	34
Section 6.02.	Authority of the Buyer..	34
Section 6.03.	No Conflict..	35
Section 6.04.	Consents and Approvals.	35
Section 6.05.	Absence of Restraints; Compliance with Laws; Litigation.	35
Section 6.06.	Securities Matters.	36
Section 6.07.	Brokers.	36
Section 6.08.	Solvency..	36
Section 6.09.	Special Purpose Vehicle.	37
Section 6.10.	Investigation.	37
Section 6.11.	No Other Representations and Warranties. .	38

ARTICLE VII ADDITIONAL AGREEMENTS 39

Section 7.01.	Conduct of Business Prior to the Closing.	39
Section 7.02.	Access to Information.	41
Section 7.03.	Confidentiality. .	42
Section 7.04.	Pre-Closing Transfers.	43
Section 7.05.	Third Party Consents. .	43
Section 7.06.	Guarantees; Other Obligations..	43
Section 7.07.	Intercompany Obligations..	44
Section 7.08.	Bulk Transfer Laws..	44
Section 7.09.	Further Assurances.	44
Section 7.10.	Transition Services Agreement. .	44
Section 7.11.	Local Transfer Agreements.	44
Section 7.12.	Financing Cooperation.	45
Section 7.13.	Reasonable Efforts..	47
Section 7.14.	R&W Insurance Policy.	47
Section 7.15.	Minimum Cash Amount; Certain Payments.	48
Section 7.16.	Transfer of India Business.	48

ARTICLE VIII POST-CLOSING COVENANTS 50

Section 8.01.	Access..	50
Section 8.02.	Records Preservation.	51
Section 8.03.	Conduct Prior to Deferred India Closing.	51
Section 8.04.	Rights to Seller Marks.	52
Section 8.05.	Insurance.	53
Section 8.06.	Further Assurances; Wrong Pockets..	54
Section 8.07.	No Embarrassment Payment.	54

ARTICLE IX EMPLOYEE MATTERS 55

Section 9.01.	General.	55
Section 9.02.	Retirement Plans and Deferred Compensation Plans	62
Section 9.03.	Communication with Business Employees..	63

Section 9.04. Effect of Agreement; No Third-Party Beneficiaries. ............................63 ARTICLE X TAX MATTERS ......................................................................................................64 Section 10.01. Transfer Taxes.. .....................................................................................64 Section 10.02. Filing of Tax Returns by the Seller.. .....................................................64 Section 10.03. Filing of Tax Returns by the Buyer.. ....................................................64 Section 10.04. Proration.. ..............................................................................................65 Section 10.05. Tax Proceedings. ...................................................................................65 Section 10.06. Refunds. ................................................................................................66 Section 10.07. Post-Closing Actions. ............................................................................67 Section 10.08. Tax Sharing Agreements.. .....................................................................67 Section 10.09. Tax Cooperation.. ..................................................................................68 Section 10.10. Tax Treatment of Payments.. ................................................................68 ARTICLE XI CONDITIONS TO CLOSING ...............................................................................68 Section 11.01. Conditions to Each Party’s Obligation. .................................................68 Section 11.02. Conditions to Obligations of the Seller. ................................................68 Section 11.03. Conditions to Obligations of the Buyer. ...............................................69 Section 11.04. Frustration of Closing Conditions. ........................................................69 Section 11.05. Waiver of Closing Conditions. ..............................................................70 ARTICLE XII TERMINATION ...................................................................................................70 Section 12.01. Termination. ..........................................................................................70 Section 12.02. Effect of Termination. ...........................................................................71 ARTICLE XIII SURVIVAL; INDEMNIFICATION ...................................................................71 Section 13.01. Nonsurvival of Representations, Warranties and Covenants.. ..............71 Section 13.02. Indemnification by the Seller. ...............................................................72 Section 13.03. Indemnification by the Buyer. ..............................................................72 Section 13.04. Indemnification Procedures. .................................................................72 Section 13.05. Calculation of Losses. ...........................................................................74 Section 13.06. Limitation on Indemnities. ...................................................................75 Section 13.07. Exclusive Remedy. ................................................................................75 Section 13.08. Indemnification Payments.. ...................................................................75 ARTICLE XIV GENERAL PROVISIONS ..................................................................................75 Section 14.01. Expenses.. ..............................................................................................75 Section 14.02. Notices...................................................................................................75 Section 14.03. Public Announcements..........................................................................76 Section 14.04. Severability ...........................................................................................77 Section 14.05. Entire Agreement.. ................................................................................77 Section 14.06. Assignment; Successors and Assigns....................................................77 Section 14.07. No Third-Party Beneficiaries.. ..............................................................77 Section 14.08. Amendment; Waiver. ............................................................................78 Section 14.09. Disclosure Letter.. .................................................................................78 Section 14.10. Governing Law; Submission to Jurisdiction. ........................................79 Section 14.11. Specific Performance. ...........................................................................79

Section 14.12. Rules of Construction. ...........................................................................80 Section 14.13. Counterparts. . .......................................................................................80 Section 14.14. Waiver of Jury Trial. ............................................................................80 Section 14.15. Legal Representation. ............................................................................81 Section 14.16. Non-Recourse. .......................................................................................82 EXHIBITS Exhibit A Definitions Exhibit B Transition Services Summary Term Sheet Exhibit C Form of Bill of Sale, Assignment and Assumption Agreement Exhibit D Form of Intellectual Property Assignment Agreement Exhibit E Reference Working Capital Statement Exhibit F Deferred Consideration Exhibit Exhibit G Vendor Loan Note Instrument ANNEXES Annex A The Companies Annex B The Business Subsidiaries Annex C The Asset Sellers Annex D The Share Sellers Annex E The Transferred Bank Accounts

1 This STOCK AND ASSET PURCHASE AGREEMENT, dated as of January 8, 2024, is made by and between John Wiley & Sons, Inc., a New York corporation (the “Seller”), and Inspirit Vulcan Bidco Limited, a private limited company incorporated in England & Wales (the “Buyer”). PRELIMINARY STATEMENTS A. The Seller and the Selling Parties (and their respective Affiliates) are engaged in, or hold assets or are responsible for liabilities relating to, the Business. B. The Seller owns or controls, directly or indirectly, the Share Sellers and the Asset Sellers. C. The Seller or a Share Seller currently owns, or as of the Closing Date will own, of record all of the issued and outstanding equity interests (collectively, the “Transferred Equity Interests”) of each of the Persons set forth on Annex A to this Agreement (each a “Company” and collectively, the “Companies”). D. The Asset Sellers on a collective basis currently own, or as of the Closing Date or (in respect of the Indian Asset Seller and the India Transferred Assets and the Indian Assumed Liabilities and the Indian Business only) applicable Deferred India Closing Date will own, certain assets or liabilities Related to the Business. E. The Seller wishes to sell (and cause the other Selling Parties to sell) to the Buyer, and the Buyer wishes to purchase (or cause its Affiliates to purchase) from the Seller and the other Selling Parties, the Transferred Equity Interests and the Transferred Assets and to assume (or cause its Affiliates to assume) the Assumed Liabilities, in each case as set forth in this Agreement. F. Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller an executed commitment letter from Inspirit Fund II LP (acting by its general partner, Inspirit II GP LLP) (the “Sponsor”), dated as of the date hereof (the “Equity Commitment Letter”), to provide, subject to the terms and conditions therein, equity or other commitments to the Buyer in an amount which is sufficient to enable the Buyer to fund the payment of the Base Purchase Price. NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants, representations, warranties and agreements hereinafter set forth and intending to be legally bound, the parties to this Agreement agree as follows: ARTICLE I DEFINITIONS Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement will have the meanings specified in Exhibit A to this Agreement or as otherwise defined elsewhere herein.

2 ARTICLE II PURCHASE AND SALE Section 2.01. Purchase and Sale of Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each of the Share Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer (and/or such other person(s) as the Buyer may nominate in writing, provided that such persons are Affiliates of the Buyer) shall purchase, acquire and accept from each such Share Seller, all of such Share Seller’s right, title and interest in and to the Transferred Equity Interests, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws or Liens imposed by the Buyer or any of its Affiliates (other than, for the avoidance of doubt, the Transferred Entities). Section 2.02. Purchase and Sale of Transferred Assets. (a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.03 and Section 2.04, at the Closing each of the Asset Sellers shall sell, convey, assign, transfer and deliver to the Buyer (and/or such other person(s) as the Buyer may nominate in writing, provided that such persons are Affiliates of the Buyer), and the Buyer shall purchase, acquire and accept (and/or procure that such Affiliates of the Buyer shall purchase, acquire and accept) from each such Asset Seller, all of such Asset Seller’s right, title and interest in and to the following assets, properties and rights, in each case, free and clear of all Liens other than Permitted Liens, it being understood that the following assets, properties and rights will not in any event include the Excluded Assets or the Transferred Equity Interests and that, in the event of a Deferred India Closing, the sale, conveyance, assignment, transfer and delivery of the India Transferred Assets shall take place at the Deferred India Closing (collectively, the “Transferred Assets”): (i) the Transferred Bank Accounts and the cash deposited in such Transferred Bank Accounts which on the Closing Date shall in aggregate not be less than the Minimum Cash Amount; (ii) the leases, licenses or other occupancy agreements or contractual rights to use the real property listed on Section 2.02(a)(ii) of the Disclosure Letter (the “Assumed Real Property Contracts”), and all leasehold interests and rights in respect thereof or thereunder (including any prepaid rent and security deposits in respect thereof); (iii) all inventory wherever located, including all raw materials, works- in-process, finished goods or products, supplies and other inventories Related to the Business; (iv) all rights of the Asset Sellers under the Intellectual Property licenses granted by third parties that are listed on Section 2.02(a)(iv) of the Disclosure Letter (collectively, the “Assumed IP Licenses”); (v) all rights of the Asset Sellers under the Transferred Contracts; (vi) all Business Intellectual Property;

3 (vii) all Business Technology and Systems, including the Technology and Systems listed on Section 2.02(a)(vii) of the Disclosure Letter; (viii) all personal property and interests therein owned by such Asset Seller and Related to the Business, including all furniture, furnishings, office equipment, communications equipment, and other tangible personal property, in each case, to the extent Related to the Business; (ix) all accounts, notes and other receivables Related to the Business (other than those described under Section 2.02(b)(xvi), which constitute Excluded Assets), and any security, claim, remedy or other right related to any of the foregoing; (x) all prepaid expenses, including lease and rental payments, Related to the Business; (xi) all causes of action against third parties Related to the Business; (xii) to the extent transferable under applicable Law, all Permits Related to the Business (the “Transferred Permits”); (xiii) to the extent permitted by applicable Law and the privacy policies or notices of the Selling Parties in effect at the time of collection, all written books, records, files and papers exclusively related to the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities and in the possession or control of an Asset Seller or one of its Affiliates, whether in hard copy or electronic format, and including all such sales and promotional literature, customer lists, lists of suppliers, employee or personnel records, and sales and purchase correspondence, in each case, to the extent Related to the Business or the Transferred Employees (the “Transferred Books and Records”); provided, that such records may be redacted to remove or shall otherwise exclude the portions thereof that contain any information of or references to the businesses of the Seller and its Affiliates other than the Business or to any Excluded Asset or Excluded Liability; (xiv) all (x) Assumed Employee Plans and all assets, rights and properties of or relating to any such Assumed Employee Plans and (y) Employee Plans that are to be transferred either to the Buyer or one of its Affiliates or to any employee benefit plan sponsored or maintained by the Buyer or one of its Affiliates as provided in Article IX, and all assets, rights and properties of or relating to any such Employee Plans (collectively, “Transferred Employee Plan Assets”); and (xv) other than any Excluded Assets, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, including all goodwill, that are owned by an Asset Seller (or one of its Affiliates) and Related to the Business. (b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights of or in the possession of the Selling Parties and the Transferred Entities (collectively, the “Excluded Assets”) shall be retained by the

4 Selling Parties and their respective Affiliates (other than the Transferred Entities and the assets the Buyer will assume indirectly through its acquisition of the Transferred Entities) and shall be excluded from the Transferred Assets (or, if owned by a Transferred Entity, shall be transferred out of the Transferred Entities prior to the Closing): (i) all Cash and Cash Equivalents and all bank accounts and securities accounts of the Selling Parties and their Affiliates other than the Transferred Bank Accounts; (ii) all equity interests in or securities of any Person (other than the Transferred Entities); (iii) all right, title and interest in (A) any owned real property, together with all improvements, facilities, fixtures and appurtenances thereto and all rights in respect thereof and (B) any leased real property, including any and all right, title and interest under each real property lease, sublease, license or occupancy agreement pursuant to which any Selling Party or any of its Affiliates leases, subleases (as sub-landlord or sub- tenant) uses or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof, other than the Transferred Leases and the Transferred Real Property Contracts; (iv) all Intellectual Property (including any Seller Marks to the extent incorporated in any Business Intellectual Property, but without prejudice to Section 8.04 and any licenses granted by Seller in the Transition Services Agreement), Technology and Systems, and all right, title and interest in, to or under any of the foregoing and all Contracts granting any rights to use the same, other than, (A) all Business Intellectual Property, (B) all Assumed IP Licenses, and (C) all Business Technology and Systems; (v) all Contracts and rights therein to which any of the Selling Parties or their Affiliates is bound or party or to which their properties or rights is subject, other than the Transferred Contracts, the Transferred Real Property Contracts and the Assumed IP Licenses; (vi) all Tax Returns and all records (including all working papers) related thereto; (vii) all claims, rights or interests in or to any prepayments, refunds, credits, rebates, abatements or other recovery for any Taxes that are Excluded Liabilities (other than in respect of any Transfer Taxes to the extent addressed and paid by the Buyer pursuant to this Agreement), together with any interest thereon or penalty rebate arising therefrom; (viii) any amount in respect of VAT incurred by, and attributable to a supply of goods or services made by, any Selling Party in respect of any Pre-Closing Tax Period where such VAT has been accounted for by such Selling Party to the relevant Governmental Authority prior to the Closing Date or will be required to be so accounted by such Selling Party after the Closing Date;

5 (ix) all Permits other than the Transferred Permits (including any non- transferrable Permits Related to the Business); (x) all Insurance Policies and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries, but without limiting Buyer’s rights as otherwise provided for in Section 8.05; (xi) all causes of action (including counterclaims) and defenses against third parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto; (xii) all Employee Plans and all assets, rights and properties of or relating to any such Employee Plans, other than Transferred Employee Plan Assets; (xiii) any interest or right of the Selling Parties or their Affiliates (other than, subject to Section 14.15, the Transferred Entities) under the Transaction Agreements; (xiv) (A) all minute books (and other similar corporate records) and stock records, (B) any books and records relating to any of the Excluded Assets, (C) any books, records or other materials of or in the possession of the Selling Parties that (1) the Seller or any of its Affiliates (other than the Transferred Entities) is required by Law to retain, (2) are related to Taxes or (3) any of the Selling Parties or their Affiliates are prohibited by Law or Contract from delivering to the Buyer, (D) any copies of any books and records that Seller and its Affiliates retain pursuant to Section 8.02, and (E) any other books, records, files or papers that are not Transferred Books and Records; (xv) any intercompany accounts or notes receivable (including trade accounts receivable) owing from Seller or any of its Affiliates to any Asset Seller Related to the Business or to any Transferred Entity, all of which will be settled, cancelled or otherwise extinguished in connection with Closing or Deferred India Closing, as applicable, in a manner that does not result in the Transferred Entities having less than the Minimum Cash Amount as of the Closing, or accounts or notes receivable arising from or with respect to any Excluded Asset (including any Contract that is not a Transferred Contract); (xvi) all causes of action, claims, credits, demands, remedies, or rights of set-off against third parties, to the extent related to any of the foregoing or to any Excluded Liabilities as described in Section 2.03(b) or clause (xviii) below; (xvii) those items set forth on Section 2.02(b)(xvii) of the Disclosure Letter; and (xviii) all other assets, properties, books and records, privileges or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by any Selling Party, to the extent not a Transferred Asset or otherwise Related to the Business.

6 (c) Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Buyer acknowledges and agrees that all of the following shall be included among the Excluded Assets and shall remain the property of the Seller and its Affiliates (other than the Transferred Entities), and neither the Buyer nor any of its Affiliates (including, following the Closing, the Transferred Entities) shall have any interest therein: (x) all records and reports prepared or received by the Seller or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby and by the other Transaction Agreements, including all analyses prepared or received relating to the potential sale of the Business or the Buyer or any other business combination, joint venture, partnership or other transaction involving, in whole or in part, directly or indirectly, the Business or any of the Transferred Entities; (y) all confidentiality, standstill, exclusivity or similar agreements with prospective purchasers of the Business or any portion thereof, and all bids, letters of intent and expressions of interest and similar materials received from or correspondence with third parties with respect to the Business; and (z) all privileged materials, documents and records of the Seller or its Affiliates (other than the Transferred Entities, except as set forth in the next sentence or in Section 14.15), including any privileged materials, documents and records of the Seller or its Affiliates (other than the Transferred Entities, except as set forth below or in Section 14.15) that are in the possession of any of the Transferred Entities. The Buyer further acknowledges and agrees that, with respect to any Action or dispute between the Seller or one of its Affiliates (other than the Transferred Entities), on the one hand, and the Buyer or one of its Affiliates (including the Transferred Entities), on the other hand, only the Seller or its Affiliates may waive any evidentiary privilege that may attach to a pre-closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither the Buyer nor any of its Affiliates shall have the right to compel disclosure of such privileged information. Section 2.03. Assumption of Liabilities. (a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.03(b), as partial consideration for the Transferred Assets, the Buyer shall and shall cause its designees to, effective at the Effective Time (or, in the event of a Deferred India Closing, with respect to the India Assumed Liabilities, the Deferred India Effective Time) assume and thereafter timely pay, discharge and perform in accordance with their terms, all Liabilities of the Selling Parties (other than Excluded Liabilities) arising from or relating to the Transferred Assets or to the extent otherwise Related to the Business, as the same shall exist on or after the Closing Date (or, with respect to the India Assumed Liabilities in the event of a Deferred India Closing, the Deferred India Closing Date) and irrespective of whether the same shall arise prior to, on or following the Closing Date (or, Deferred India Closing Date, as applicable) and whether known or unknown, accrued or unaccrued, contingent or otherwise as of such date (the “Assumed Liabilities”). Without limiting the generality of the foregoing, subject to Section 2.03(b), the following Liabilities of the Selling Parties shall be included among the Assumed Liabilities (and, if applicable, India Assumed Liabilities): (i) all Liabilities of a type reflected on the Final Closing Statement; (ii) all Liabilities arising under the Transferred Contracts, the Transferred Leases, the Transferred Real Property Contracts and the Assumed IP Licenses;

7 (iii) all Environmental Liabilities; (iv) all Liabilities with respect to any Action to the extent arising out of the conduct of the Business or the ownership of any of the Transferred Assets, whether arising prior to, on or after the Closing; (v) all Liabilities (A) arising from or relating to the employment or services of any Person with (or, subject to Article IX, termination of employment or services of any Person who at the time was exclusively dedicated to the Business with) the Selling Parties or any of their Affiliates or any predecessor thereof in respect of the Business (or for which the Selling Parties or any of their Affiliates has any Liability relating to the employment or services of any Person with any prior owner of all or part of the Business) or (B) transferred to or assumed or retained by the Buyer or one of its Affiliates pursuant to Article IX (including all Liabilities relating to any Transferred Employee Plan Assets); (vi) all accounts payable relating to the Business existing on the Closing Date (or, in the case of a Deferred India Closing, with respect to the Indian Business, the Deferred India Closing Date), other than any accounts payable arising out of any Excluded Asset or that constitute Excluded Liabilities under Section 2.03(b)(v); and (vii) other than any Excluded Liabilities, all other Liabilities to the extent arising out of, or relating to the ownership, conduct or operation of, the Business (including all Liabilities with respect to the Transferred Assets), whether accruing before, on or after the Closing Date (or, with respect to the India Transferred Assets and Indian Business, if applicable, the Deferred India Closing Date), whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Closing Date (or Deferred India Closing Date, as applicable). (b) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Buyer is not assuming or agreeing to pay or discharge and the Selling Parties or their Affiliates (other than the Transferred Entities) shall retain, the following Liabilities of the Selling Parties, all of which shall be excluded from the Assumed Liabilities: (i) any Liability to the extent relating to or arising under any Excluded Asset; (ii) any Debt (for the avoidance of doubt, other than any Debt of the Transferred Entities); (iii) any Taxes arising from or with respect to the Transferred Assets or the Business attributable to any Pre-Closing Tax Period (for the avoidance of doubt, other than any Taxes of the Transferred Entities); (iv) any obligations of the Seller, the Selling Parties or their Affiliates (other than the Transferred Entities) under this Agreement and the Ancillary Agreements;

8 (v) any Liability for any intercompany accounts payable to the Seller or any of its Affiliates from the Transferred Entities (all of which will be settled, extinguished or otherwise terminated in accordance with Section 7.07); and (vi) those Liabilities listed on Section 2.03(b)(vi) of the Disclosure Letter. Section 2.04. Assignment of Certain Transferred Assets. (a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver to the Buyer or any of its Affiliates any Transferred Asset or Assumed Liability (including, in the event of a Deferred India Closing, any India Transferred Asset or India Assumed Liability) or to any Selling Party or any of its Affiliates (other than the Transferred Entities) any Excluded Asset or Excluded Liability, if the sale, conveyance, assignment transfer or delivery (or attempted sale, conveyance, assignment, transfer or delivery) thereof, or an agreement to do any of the foregoing, requires (i) the consent, authorization, waiver or approval of a third party (including any Governmental Authority), and such consent, authorization, waiver or approval has not been obtained prior to the Closing (or, the Deferred India Closing, as applicable), or (ii) would result in a violation of Law. If any such consent, authorization, waiver or approval is not obtained prior to the Closing (or, the Deferred India Closing, as applicable), or if the sale, conveyance, assignment, transfer or delivery (or attempted sale, conveyance, assignment, transfer or delivery) of any such Transferred Asset or Assumed Liability or Excluded Asset or Excluded Liability would constitute or result in a violation of Law, the Seller and the Buyer will, subject to Section 7.05 and to the extent permitted by applicable Law and subject to the terms of the applicable contract, cooperate and use commercially reasonable efforts to enter into a subcontracting, sublicensing or other mutually acceptable arrangement under which the Buyer or its applicable Affiliates (with respect to the Transferred Assets and Assumed Liabilities) or Seller or its applicable Affiliates (with respect to the Excluded Assets or Excluded Liabilities) would, in compliance with Law and the terms of the applicable contract (or otherwise), obtain the benefits of, and assume the obligations and bear the economic and operational burdens associated with, such Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability in accordance with (and as if such Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability had been assigned and transferred pursuant to) this Agreement. In furtherance of the foregoing, (x) the Buyer or its applicable Affiliates will, as agent or subcontractor for the Selling Party(ies) (or their Affiliates), pay, perform and discharge fully the Liabilities of the Selling Parties and their Affiliates in respect of the Transferred Assets and Assumed Liabilities from and after the Closing (or, the Deferred India Closing, as applicable) in accordance with any such alternate arrangement and (y) the Selling Party that remains the legal counterparty to such contract (or otherwise), as applicable, will, or will cause its applicable Affiliates to, at the Buyer’s sole reasonable cost and expense, from and after the Closing (or, the Deferred India Closing, as applicable) hold in trust for and pay to the Buyer as promptly as practicable upon receipt thereof all income, proceeds and other consideration received by the Selling Party (or its Affiliates) in connection with the Transferred Assets and Assumed Liabilities to which such alternative arrangements exist (net of any reasonable and properly incurred expenses incurred in connection therewith) and enforce for the benefit (and at the expense) of the Buyer or its applicable Affiliates any and all of its or their rights against a third party associated with such Transferred Asset and Assumed Liabilities; and provided that the foregoing shall apply mutatis

9 mutandis with respect to the Excluded Assets and Excluded Liabilities. The Buyer shall promptly provide to the applicable Selling Party(ies) whatever is required for such Selling Party(ies) to meet their respective obligations on a timely basis in relation to any such Transferred Asset and/or Assumed Liabilities, including any India Transferred Assets or India Assumed Liabilities (and the foregoing shall apply mutatis mutandis with respect to the Excluded Assets and Excluded Liabilities). (b) The obligations of the parties under this Section 2.04 shall terminate upon the earlier of (i) receipt of the requisite consent, authorization, waiver or approval (in which event the applicable Transferred Asset, Assumed Liability, Excluded Asset or Excluded Liability shall be automatically be deemed to have been sold, conveyed, assigned, transferred or delivered to the applicable party or its Affiliates without any additional consideration); and (ii) the date that is twelve (12) months from the Closing Date. ARTICLE III CLOSING Section 3.01. Closing. (a) Unless this Agreement has been terminated pursuant to Section 12.01, the closing of the transactions contemplated by this Agreement, including the sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities (other than, in the event of a Deferred India Closing pursuant to Section 3.01(b), the India Transferred Assets and the India Assumed Liabilities) (the “Closing”), shall take place at 9:00 a.m. New York City time on the first Business Day of the first calendar month commencing at least two (2) Business Days after the date on which all of the conditions set forth in Article XI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) are first satisfied or, to the extent legally permissible, waived by electronic exchange of documents and signatures or at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, save that (i) the earliest date for Closing shall be 1 March 2024 and that (ii) in the event the conditions to Closing have been satisfied prior to the End Date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), but the Closing would otherwise occur following the End Date by virtue of the requirements of this Section 3.01(a), the parties agree that in such instance the parties shall not have the right to terminate this Agreement pursuant to Section 12.01(d) by virtue of the End Date and that the Closing shall take place on May 31, 2024 (subject to the satisfaction or waiver at the Closing on such date of those conditions that by their terms are to be satisfied at the Closing), and that the Closing may in any event take place on such other date or at such other time or place as the Seller and the Buyer may agree in writing, and the provisions of this Section 12.01 shall be construed accordingly,. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each other Transaction Agreement, (a) except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of 12:01 a.m. (local time) on the Closing Date (the “Effective Time”).

10 (b) Notwithstanding anything to the contrary in this Agreement, if, as of the Closing Date, Buyer and the Local Indian Buyer have not obtained the Required Permits, the sale, conveyance, transfer, assignment and delivery to the Indian Buyer of the Transferred Assets (the “India Transferred Assets”) and the assumption by the Indian Buyer of the Assumed Liabilities (the “India Assumed Liabilities”) of the Business in India shall not take place at the Closing and shall occur at a subsequent closing (the “Deferred India Closing”), to be held at 9:00 a.m. New York City time on the first day of the first calendar month commencing at least two (2) Business Days after the date on which all such Required Permits shall have been issued, granted or obtained by electronic exchange of documents and signatures or at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (or on such other date or at such other time or place as the Seller and the Buyer may agree in writing). The date on which any Deferred India Closing takes place is referred to in this Agreement as the “Deferred India Closing Date” and such Deferred India Closing shall be deemed effective as of 12:01 a.m. (local time) on the Deferred India Closing Date (the “Deferred India Closing Effective Time”). Section 3.02. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer: (a) certificates evidencing the Transferred Equity Interests (to the extent the Transferred Equity Interests are certificated), duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests; (b) counterparts to the Bill of Sale, the Intellectual Property Assignment Agreement, the Transition Services Agreement and the Equalisation Deed, duly executed by the applicable Selling Parties; (c) counterparts to the Local Transfer Agreements (and any deliverables contemplated thereby), duly executed by the applicable Selling Parties; (d) a properly completed and executed IRS Form W-9 of Seller; and (e) the officer’s certificate required to be delivered pursuant to Section 11.03(c). Section 3.03. Closing Deliveries by the Buyer. At the Closing, the Buyer shall: (a) deliver to the Seller: (i) the Base Purchase Price, by wire transfer in immediately available funds to the account or accounts as directed by the Seller at least five (5) Business Days prior to the Closing; (ii) counterparts to the Bill of Sale, the Intellectual Property Assignment Agreement, the Transition Services Agreement and the Equalisation Deed, duly executed by the Buyer or its applicable Affiliate(s);

11 (iii) counterparts to the Local Transfer Agreements (and any deliverables contemplated thereby), duly executed by the Buyer or its applicable Affiliate(s); and (iv) the officer’s certificate required to be delivered pursuant to Section 11.02(c); and (b) duly execute and deliver the Vendor Loan Note to the Seller in accordance with Section 4.03. Section 3.04. Deferred India Closing Deliveries. In the event of a Deferred India Closing, at the Deferred India Closing: (a) the Seller shall deliver or cause to be delivered to the Buyer, a counterpart to the Local Transfer Agreement with respect to the India Transferred Assets and India Assumed Liabilities, duly executed by the Indian Asset Seller; and (b) the Buyer shall deliver or cause to be delivered to the Seller, a counterpart to the Local Transfer Agreement with respect to the India Transferred Assets and India Assumed Liabilities, duly executed by the Indian Buyer. ARTICLE IV PURCHASE PRICE Section 4.01. Purchase Price. The aggregate consideration to be paid by the Buyer for the purchase of the Transferred Equity Interests and the Transferred Assets shall be: (a) an amount in cash equal to $10,000,000 (the “Base Purchase Price”), (b) the amount of $18,332,000, subject to adjustment in accordance with Section 4.02, to be paid by the Buyer to the Seller pursuant to the issuance of Vendor Loan Notes in accordance with Section 4.04 plus the amount of the Post-Closing Adjustment, to be satisfied by the Buyer (in the case of a Positive Adjustment Amount) or the Seller (in the case of a Negative Adjustment Amount) in each case, pursuant to Section 4.05, (c) the payment of the Deferred Consideration Amounts (if any) to the Seller in accordance with Section 4.06 and Exhibit F (together, such sum of clauses (a), (b) and (c) being, the “Purchase Price”) and (d) the assumption of the Assumed Liabilities. Section 4.02. Closing Adjustment. No later than three (3) Business Days prior to the Closing Date, the Seller shall provide the Buyer with a written statement (the “Estimated Closing Statement”) setting forth (a) the Seller’s good faith estimate of (i) the Closing Working Capital (the “Estimated Closing Working Capital”), prepared in accordance with the Transaction Accounting Principles and including detail as to the calculation thereof in the form of the Reference Working Capital Statement, (ii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iii) the Closing Date Debt (the “Estimated Closing Date Debt”) and (iv) the Closing Transaction Expenses (the “Estimated Transaction Expenses”); (b) the Seller’s resulting calculation of the Estimated Working Capital Adjustment Amount, the Closing Loan Note

12 Adjustment, and the Closing Vendor Loan Amount and (c) the account or accounts to which the Buyer shall pay the Base Purchase Price. Section 4.03. Post-Closing Adjustment. (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) setting forth (i) the Seller’s good faith calculation of (A) the Closing Date Cash; (B) Closing Working Capital; (C) Closing Date Debt and (D) Closing Transaction Expenses and (ii) the Seller’s resulting calculation of the Closing Working Capital Adjustment Amount, the Post-Closing Adjustment and the Purchase Price, together with reasonable supporting documentation. The Preliminary Closing Statement, as updated and adjusted pursuant to and as it becomes final and binding in accordance with this Section 4.03 is referred to as the “Final Closing Statement.” The Buyer and its accountants will each make available to the Seller such information, books and records, work papers and, upon reasonable notice, employees responsible for and knowledgeable about any such information, books and records or work papers of the Buyer and its Affiliates (including the Transferred Entities), in each case as may be reasonably required or useful for Seller to prepare the Preliminary Closing Statement. (b) The Buyer will have forty-five (45) days (the “Review Period”) from receipt of the Preliminary Closing Statement to review the same. During the Review Period, the Buyer and its Representatives shall be permitted to review the Seller’s work papers, and any books and records of the Seller and its Affiliates used in the preparation of the Preliminary Closing Statement, and the work papers of the Seller’s accountants related to the preparation of the Preliminary Closing Statement and, upon reasonable notice, shall be provided with access to the employees and officers responsible for and knowledgeable about any such information, books, records or work papers of the Seller and its Affiliates. (c) The Buyer and the Seller each agree that, following the Closing through the date that the Final Closing Statement becomes conclusive and binding upon the parties in accordance with this Section 4.02, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Preliminary Closing Statement is based or on which the Final Closing Statement is to be based that are inconsistent with or that would impede or delay the final determination of the amount of the Closing Date Cash, Closing Date Debt, the Closing Working Capital or Closing Transaction Expenses or the preparation of the Dispute Notice or the Final Closing Statement, in each case, in the manner and utilizing the methods required by this Agreement. (d) If the Buyer disputes any item set forth in the Preliminary Closing Statement, the Buyer shall, prior to 11:59 p.m. New York City time on the last day of the Review Period, deliver written notice to the Seller of the same, specifying in reasonable detail the basis for such dispute and the Buyer’s proposed modifications to the Preliminary Closing Statement (such notice, the “Dispute Notice”). Upon the expiration of the Review Period, any matters that are not subject to a timely delivered Dispute Notice shall be deemed to have been agreed to and shall be conclusive and binding upon the parties and shall be reflected in the Final Closing Statement. If the Buyer does not timely deliver a Dispute Notice, the Preliminary Closing Statement shall be deemed the Final Closing Statement. During the thirty (30)-day period immediately following the

13 date upon which the Buyer delivers a Dispute Notice (the “Resolution Period”), the Buyer and Seller shall negotiate in good faith to resolve and reach an agreement as to any matters identified in the Dispute Notice as being in dispute. In the event that any disputed matters are resolved in writing within the Resolution Period (as it may be extended by written agreement of the Buyer and the Seller), then the Preliminary Closing Statement, shall be revised to incorporate such changes as have been agreed between Buyer and Seller and, to the extent all disputed items have been resolved, shall be conclusive and binding upon all parties hereto as the Final Closing Statement. (e) If the Buyer and the Seller fail to resolve any or all items reflected in the Dispute Notice within the Resolution Period then (subject to the last sentence of this Section 4.02(e)), such remaining disputed items shall be submitted to KPMG LLP, or if KPMG LLP is unable or unwilling to serve in such capacity (or the Buyer and Seller otherwise agree), such other independent and internationally recognized accounting firm as shall be agreed upon in writing by the Seller and the Buyer (the “Independent Accounting Firm”) for final resolution. The Seller and the Buyer shall instruct the Independent Accounting Firm to promptly, but no later than thirty (30) Business Days after its acceptance of its appointment, determine, based solely on written materials of the Buyer, on the one hand, and the Seller, on the other hand, submitted to the Independent Accounting Firm and not by independent review, only those matters remaining in dispute and render a written report setting forth its determination as to the disputed matters and the resulting calculations of the Closing Date Cash, Closing Date Debt, Closing Working Capital, Closing Transaction Expenses and the Post-Closing Adjustment (if any). The parties agree that in making such determination the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator and that the Independent Accounting Firm’s report and calculations will be conclusive and binding upon all parties, absent manifest mathematical error by the Independent Accounting Firm. The Seller and the Buyer will provide the Independent Accounting Firm with such information as it may reasonably require and the Seller or the Buyer (as appropriate) shall provide a copy of all materials submitted to the Independent Accounting Firm to the other party concurrently. In resolving any disputed item, the Independent Accounting Firm (i) will be bound by the provisions of this Section 4.02(e) and Section 4.02(f), (ii) may not assign a value to any item greater than the greatest value for such item claimed by the Buyer or Seller, or less than the smallest value for such item claimed by the Buyer or Seller and (iii) shall limit its decision only to such items as are in dispute and to only those adjustments as are necessary for the calculation of the Purchase Price to comply with the terms of this Agreement. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 4.02(e), (x) Seller notifies Buyer of its agreement with any items in the Preliminary Closing Statement disputed by the Buyer, (y) Buyer notifies Seller of its agreement with any items in the Dispute Notice disputed by the Seller or (z) Seller and the Buyer otherwise agree in writing to any items in dispute, then in each case such items as so agreed will be conclusive and binding on all parties immediately upon such notice or agreement and shall be reflected in the Final Closing Statement. (f) The Independent Accounting Firm will determine the cost of its review and report and any other expenses or amounts incurred or owed in connection with its engagement and allocate such amount based on the inverse of the percentage of its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, sixty percent

14 (60%) of the costs of its review would be borne by the Buyer and forty percent (40%) of the costs would be borne collectively by the Buyer. (g) The Post-Closing Adjustment, the Preliminary Closing Statement and the Final Closing Statement and the determinations and calculations contained therein (including the calculation of Closing Date Cash, Closing Date Debt and Closing Working Capital) shall be prepared and calculated in accordance with U.S. GAAP, applied in a manner consistent with the Transaction Accounting Principles and the Reference Working Capital Statement set forth on Exhibit E, except that such statements, calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring at or after the Closing, and (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with U.S. GAAP. For the avoidance of doubt, (x) in the event that there is any inconsistency between U.S. GAAP, on the one hand, and the Transaction Accounting Principles and sample calculation of Reference Working Capital Statement set forth on Exhibit E, on the other hand, the Transaction Accounting Principles and Reference Working Capital Statement set forth on Exhibit E shall apply and (y) no amount shall be double-counted in calculating the amounts comprising the Post-Closing Adjustment. Section 4.04. Issuance of Vendor Loan Note. The Buyer shall satisfy its obligation to pay the portion of the consideration to be in the form of the Vendor Loan Notes in accordance with Section 4.01 by (a) issuing to the Seller at Closing, Vendor Loan Notes with an aggregate principal value equal to $18,332,000 plus the Closing Loan Note Adjustment (the “Closing Vendor Loan Amount”) and (b) after the Final Closing Statement becomes final and binding pursuant to Section 4.02, complying with its obligations in respect of any adjustment to the Vendor Loan Note in accordance with Section 4.05 (which the Seller acknowledges and also agrees to comply with). Section 4.05. Payment of Post-Closing Adjustment. If the Post-Closing Adjustment (a) is a positive amount (the amount of such positive amount being, the “Positive Adjustment Amount”), then the Buyer shall issue, and the Seller shall subscribe for, an additional amount of Vendor Loan Notes which have an aggregate principal value equal to the Shortfall Note Amount (the “Shortfall Notes”) and the subscription price payable by the Seller for the Shortfall Notes shall be satisfied in full by setting off such amount against the Buyer’s obligation in respect of the Positive Adjustment Amount (which Shortfall Notes are issued by the Buyer to the Seller in satisfaction of the Buyer’s obligations pursuant to Article IV to pay the portion of the consideration due to the Seller with respect to the Post-Closing Adjustment and the Positive Adjustment Amount, and the aggregate principal amount of Shortfall Notes that are required to be issued by the Buyer, after giving effect to such set-off, shall in all cases be equal to the Shortfall Notes Amount), on the date that the Final Closing Statement becomes final and binding pursuant to Section 4.02, or (b) is a negative amount (the amount of such positive amount being, the “Negative Adjustment Amount”), the Buyer shall automatically and irrevocably redeem and cancel, on the date that the Final Closing Statement becomes final and binding pursuant to Section 4.02, such principal amount of Vendor Loan Notes issued to the Seller as have an aggregate principal value equal to the Negative Adjustment Amount (the “Surplus Notes”) and (i) the redemption price payable by the Buyer for the Surplus Notes shall be satisfied by setting off such amount against the Seller’s

15 obligation in respect of the Negative Adjustment Amount and (ii) all interest which has accrued on the Surplus Notes (in accordance with the Vendor Loan Note Instrument) shall also be automatically and irrevocably forfeited by the Seller, and shall accordingly be cancelled by the Buyer, and in each case, in accordance with the terms of the Vendor Loan Note Instrument, and the issue or redemption of the Shortfall Notes or Surplus Notes, as applicable, shall operate as good and valid discharge of the applicable Party’s obligations in respect of the Post-Closing Adjustment. Section 4.06. Payment of Deferred Consideration Amounts. If any amount is payable in respect of any of the Deferred Consideration Amounts in accordance with Exhibit F then the Buyer shall pay the applicable Deferred Consideration Amount in cash to the Seller (on behalf of the Selling Parties) by wire transfer of immediately available funds within ten (10) Business Days following the final determination of the amount of such Deferred Consideration Amount in accordance with Exhibit F. Section 4.07. Withholding. All payments under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Law. The parties and their respective Affiliates shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any provisions of state, local or foreign tax Law, it being agreed that, except with respect to payments in the nature of compensation to be made to current or former directors, officers, employees and consultants, the Buyer shall provide the applicable payee with a written notice of the Buyer’s or any of its Affiliates’ intention to withhold at least five (5) Business Days prior to any such withholding, and each of the applicable parties shall use commercially reasonable efforts to minimize any such Taxes. To the extent that such amounts are so withheld and timely paid over to the proper Tax Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made. Section 4.08. Purchase Price Allocation. The Buyer and the Seller agree to allocate, without duplication, the Purchase Price (as finally determined hereunder), the Assumed Liabilities (to the extent properly includible in determining the amount realized by the Asset Sellers for tax purposes), and all other relevant items between the Transferred Equity Interests, by jurisdiction, on the one hand, and the Transferred Assets, on the other hand. The Seller shall deliver to the Buyer its proposed allocation no later than three (3) Business Days prior to the Closing (the “Proposed Allocation”) and Seller shall consider in good faith any written comments received from Buyer. No later than ten (10) Business Days after the Final Closing Statement becomes conclusive, the Seller shall deliver to the Buyer a final allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date among the Transferred Assets and the Transferred Equity Interests in accordance with the Proposed Allocation, with appropriate adjustments for the Final Closing Statement and any adjustments proposed by the Buyer or the Seller in the interim to the extent mutually agreed (with all parties acting in good faith to consider adjustments) (the “Purchase Price Allocation”). If Seller and Buyer in good faith are unable to resolve any dispute(s) regarding the Purchase Price Allocation within thirty (30) days after the Buyer provides the Seller with comments, any remaining disputed issues shall be referred to and resolved by the Independent Accounting Firm, and the Independent Accounting Firm’s determination shall be binding upon the parties. The fees and expenses of the

16 Independent Accounting Firm shall be allocated between Buyer, on one hand, and Seller, on the other hand, based upon the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. The Seller shall promptly thereafter finalize the Purchase Price Allocation, which shall be conclusive and binding on the parties and their Affiliates. None of the parties or their Affiliates shall take any position inconsistent with the Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a determination by a Governmental Authority. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 4.08 shall survive the Closing and any Deferred India Closing. Section 4.09. Vendor Loan Note Flip-Up. As soon as reasonably practicable after the date on which the Post-Closing Adjustment has been finalized in accordance with Section 4.03, and the Positive Adjustment Amount or Negative Adjustment Amount (as applicable) has been satisfied by way of the issue of the Shortfall Notes or the redemption of the Surplus Notes (as applicable) and in accordance with Section 4.05: (a) the Buyer shall procure that Vulcan Midco shall enter into the Vulcan Midco Loan Note Instrument; (b) the parties agree that they shall, and the Buyer shall procure that Vulcan Midco shall, enter into a deed of transfer pursuant to which the Seller shall transfer, or procure the transfer by its Affiliates of, all of the Vendor Loan Notes then outstanding (the “Outstanding Notes”) to Vulcan Midco in consideration for the issue by Vulcan Midco of Vulcan Midco Loan Notes with either (at the election of the Buyer, acting reasonably): (i) an aggregate principal value which is equal to the principal amount of the Outstanding Notes and on which, in accordance with the terms of the Vulcan Midco Loan Note Instrument, any interest that is accrued and outstanding on the Outstanding Notes on the date of the Flip-Up shall be deemed to be accrued and outstanding on the Vulcan Midco Loan Notes; or (ii) an aggregate principal value determined in accordance with the same mechanic (mutatis mutandis) as applies pursuant to this Agreement with respect to the issue of any Shortfall Notes (the “Flip-Up”), with the intention that the Seller is no better or worse off (from an economic perspective, taking into account any tax consequences and timing considerations for the Seller) than if the Vulcan Midco Loan Notes issued on completion of the Flip-Up had been issued to the Seller on the Closing Date in place of the Outstanding Notes on their respective date(s) of issue, and with the effect that, on completion of the Flip-Up, the Seller (and its applicable Affiliates, if relevant) shall hold Vulcan Midco Loan Notes only, and Vulcan Midco shall hold the Outstanding Notes, and the parties agree to take (and to procure that their respective Affiliates shall take), at the sole expense of the Buyer, all action which is reasonably required in connection with the Flip-Up (including, without limitation, entering into all documentation reasonably required to effect the same, which documentation will be in form and substance reasonably satisfactory to the Seller); and (c) the Buyer shall procure that, in connection with the Flip-Up, Vulcan Topco will be required to execute and deliver a new Equalisation Deed, or an amendment to any outstanding Equalisation Deed, in substantially the form attached as Schedule 2 to the Vendor Loan Note Instrument, with such changes as are necessary or reasonably requested by the Seller to reflect the Flip-Up.

17 ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER The Seller hereby represents and warrants to the Buyer (i) as of the date hereof and (ii) in respect of the Seller Fundamental Representations only, also as of the Closing Date (as if made on and as of the Closing Date) that, except as set forth in the Disclosure Letter (subject to Section 14.09): Section 5.01. Formation, Qualification and Authority of the Selling Parties. (a) Each Selling Party is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite organizational power and authority to enter into each Transaction Agreement to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Selling Party is, in all material respects, duly qualified to conduct business in each jurisdiction in which such qualification is required with respect to the Business or where the failure to be so qualified would not otherwise reasonably be expected to prevent or materially delay the ability of the Selling Parties to consummate the transactions contemplated hereby. (b) The execution and delivery by the Selling Parties of any Transaction Agreements to which they are or will be party, the performance by the Selling Parties of their respective obligations thereunder and the consummation by the Selling Parties of the respective transactions contemplated thereby have been (or, in the case of a Selling Party other than the Seller, will be prior to the Closing or, in respect of the Indian Asset Seller only, the Deferred India Closing, as applicable) duly authorized by all requisite organizational action on the part of such Selling Parties. This Agreement has been duly executed and delivered by the Seller, and upon the execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by the applicable Selling Parties (and the applicable Affiliates of the Selling Parties) party thereto, and (assuming due authorization, execution and delivery by the parties hereto and thereto which are not Selling Parties (or Affiliates of any Selling Parties)) this Agreement constitutes, and upon execution and delivery thereof by the Selling Parties party thereto, the other Transaction Agreements will constitute, legal, valid and binding obligations of the applicable Selling Parties party thereto, enforceable against such Selling Parties in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Enforceability Exceptions”). Section 5.02. Formation and Qualification of the Transferred Entities. Each Transferred Entity is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite organizational power and authority to operate its business as now conducted. Each Transferred Entity is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing, in

18 each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary. Section 5.03. Capital Structure of the Transferred Entities. (a) The Companies. Section 5.03(a) of the Disclosure Letter sets forth a list, as at the date hereof, of the authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Company. The Transferred Equity Interests represent all of the issued and outstanding equity interests of the Companies. The Share Sellers own (or will on the Closing Date own) all of the Transferred Equity Interests, free and clear of any Liens, other than Liens (i) arising out of, under, or in connection with the Securities Act or other applicable securities Laws, (ii) created by or through, or resulting from any facts or circumstances relating to, the Buyer or its Affiliates (for the avoidance of doubt, other than the Transferred Entities) or (iii) arising pursuant Section 7.01(a) of this Agreement. All of the Transferred Equity Interests have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable. There are no options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciate rights, stock-based performance units, or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Company to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement. There are no voting trusts, stockholder or shareholder agreements, registration rights agreements, or other agreements with third parties in effect with respect to the voting or transfer of the Transferred Equity Interests of any Company. (b) The Business Subsidiaries. At the Closing, all of the outstanding capital stock or equity interests of the Business Subsidiaries will be owned of record and beneficially, directly or indirectly, by one or more of the Companies, free and clear of any Liens other than Liens (i) arising out of, under, or in connection with the Securities Act or other applicable securities Laws, (ii) created by or through, or resulting from any facts or circumstances relating to, the Buyer or its Affiliates (for the avoidance of doubt, other than the Transferred Entities), or (iii) arising pursuant Section 7.01(a) of this Agreement. All of the outstanding shares or other equity interests of each Business Subsidiary have been duly authorized and are validly issued and outstanding and are fully paid and non-assessable. There are no options, warrants, redemption or repurchase rights, “phantom” stock rights, stock appreciate rights, stock-based performance units, or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Business Subsidiary to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement or any other Transaction Agreement. There are no voting trusts, stockholder or shareholder agreements, registration rights agreements, or other agreements with third parties in effect with respect to the voting or transfer of the shares or other equity interests of any Business Subsidiary. Section 5.04. No Conflict. Provided that all consents, waivers, approvals, authorizations and other actions described in Section 5.05 have been obtained, satisfied or taken, and except as may result from any facts or circumstances relating to the Buyer or its Affiliates (for the avoidance of doubt, excluding the Transferred Entities), the execution, delivery and performance by the Selling Parties of the Transaction Agreements to which they are or will be

19 party and the consummation by the Selling Parties of the transactions contemplated thereby do not and will not (a) violate or conflict with the Organizational Documents of any of the Selling Parties, (b) conflict with or violate any Law or Governmental Order applicable to the Selling Parties, the Transferred Entities, the Business or the Transferred Assets, (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, give to any Person any rights of termination, acceleration or cancellation of or result in a loss of any material benefit under, or require any notice, consent or waiver under, any Material Contract, (d) result in the imposition of any Lien upon any Transferred Asset, except, in the case of clauses (b), (c), or (d), for any such conflicts, violations, breaches, defaults or rights as would not reasonably be expected to be materially adverse to the Business or to prevent or materially delay the ability of any of the Selling Parties to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated thereby. Section 5.05. Consents and Approvals. The execution and delivery by the Selling Parties of the Transaction Agreements to which the Selling Parties are or will be party, the performance by such Selling Parties of their respective obligations thereunder and the consummation by such Selling Parties of the transactions contemplated thereby, will not require any material filing with or notification to any Governmental Authority by any Selling Party or any Transferred Entity or consent, approval, authorization or other action by any Governmental Authority, except where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected to be materially adverse to the Business or to prevent or materially delay the ability of any Selling Party to perform its respective obligations under the Transactions Agreements to which it is a party or to consummate the transactions contemplated thereby. Section 5.06. Financial Information; Absence of Undisclosed Liabilities. (a) Section 5.06(a) of the Disclosure Letter sets forth (i) the unaudited balance sheet accounts of the Business as of October 31, 2023 (the “Balance Sheet Date”) and the related unaudited statement of profits and losses of the Business for the quarter then ended and (ii) the unaudited balance sheet accounts of the Business as of April 30, 2023, and the related unaudited statement of profits and losses of the Business for the fiscal year then ended (the balance sheets and financial statements referred to in clauses (i) and (ii) being collectively referred to as the “Financial Statements”). The Financial Statements were prepared (A) from the books and records of the Seller and its Affiliates and (B) present fairly, in all material respects, the financial position of the Business at the respective dates thereof and for the respective periods covered thereby, except for the absence of notes and normal year-end adjustments; provided that the Financial Statements and the representations and warranties in this Section 5.06 are qualified by the fact that (i) the Business has not operated on a separate standalone basis and has historically been reported within the Seller’s combined financial statements, (ii) the information reflected in the Financial Statements was derived from the financial reporting systems and the consolidated financial statements of the Seller, which consolidated financial statements were prepared in accordance with GAAP and (iii) the Financial Statements assume certain allocated charges and credits, which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

20 (b) Except (i) as set forth in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, (iv) Liabilities arising from compliance with applicable Law, (v) for Excluded Liabilities and (vi) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Business, where material shall mean Liabilities in respect of an amount of $100,000 or more, there are no Liabilities of the Business. (c) The Transferred Entities have established and, during the last three (3) years have adhered to, a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. There is not and has not during the last three (3) years been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Transferred Entities (as such deficiencies or weakness are evaluated and measured with respect to Seller and its consolidated Subsidiaries, taken as a whole), (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Transferred Entities who have a role in the preparation of financial statements or the internal accounting controls used by the Transferred Entities or (iii) any claim or allegation regarding any of the foregoing. (d) The Transferred Entities’ accounts payable reflected on the balance sheet (the “Payables”) have arisen in bona fide arm’s-length transactions in the ordinary course of business, and, as of the date of this Agreement, each Transferred Entity has paid in the ordinary course of business or accrued all Payables that are due pursuant to their terms. Except as set forth on Section 5.06(d) of the Disclosure Letter, as of the date of this Agreement, there are no unpaid invoices or bills representing amounts alleged to be owed by any Transferred Entity, which the Transferred Entity has disputed or determined to dispute or refuses to pay and that have not been paid or included as a current liability in the calculation of Estimated Closing Working Capital. All accounts receivable of the Transferred Entities as set forth in the Financial Statements or subsequently created through the Closing Date and included within Closing Working Capital are, or, to the Knowledge of the Seller will be, valid obligations arising from bona fide sale transactions in the ordinary course of business. (e) The Transferred Entities do not maintain any off-balance sheet arrangement within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission. (f) Section 5.06(f) of the Disclosure Letter sets forth a list of all Debt of the Transferred Entities. (g) As of the date of this Agreement, MThree Consulting SAS is dormant, is not trading, and does not have any Subsidiaries or any interests in any other Person’s securities. Section 5.07. Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) through the date hereof, except in connection with the process related to the potential separation, disposition or sale of the Business (including any reorganization or restructuring activities undertaken in connection therewith), the review of strategic alternatives with respect to the Business, and activities contemplated by this Agreement and the other Transaction Agreements, the Business has been conducted in all material respects in the ordinary course, (b)

21 none of the Seller, any Transferred Entity or any Selling Entity has taken or failed to take any action which, if taken or failed to be taken after the date hereof, would require the Buyer’s consent under Section 7.01 with respect to any of the foregoing and (c) there has not occurred any event that has had or would be reasonably expected to have a Material Adverse Effect. Section 5.08. Absence of Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Seller, threatened in writing against the Selling Parties (with respect to the Business), the Business, the Transferred Assets or the Transferred Entities. Section 5.09. Compliance with Laws. None of the Selling Parties (with respect to the Business) or the Transferred Entities is, or in the past three years has been, in violation of any Laws or Governmental Orders applicable to Transferred Entities, the Transferred Assets or the conduct of the Business except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business (taken as a whole). None of the Selling Parties (with respect to the Business) or the Transferred Entities (or each of their respective Affiliates, with respect to the Business), has, during the last three (3) years, received any written notice alleging or been charged with the violation of any applicable Laws. Section 5.10. Permits. The Selling Parties and the Transferred Entities hold or have the right to use all Permits required by any Governmental Authority under applicable Law for the conduct or operation of the Business as currently conducted (the “Business Permits”). To the extent transferrable under applicable Law, all Business Permits are included within the Transferred Permits. All material Business Permits are listed on Section 5.10 of the Disclosure Letter, including all Permits required under applicable labor licensing Laws. None of the Selling Parties or the Transferred Entities is in default under, or violating, any of the Transferred Permits. Section 5.11. Sufficiency of the Business Assets. As of the Closing (assuming: (a) receipt of all consents, approvals and authorizations relating to the matters set forth in Section 5.04 or Section 5.05; (b) that all Active Business Employees become Transferred Employees; and (c) for purposes of this representation, that the sale and transfer of the India Transferred Assets and India Assumed Liabilities in India were to occur on the Closing Date), the Business Assets will, taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder, including under the Transition Services Agreement) and the rights set forth in Section 2.04(a), constitute all of the assets necessary for the Buyer and the Transferred Entities to conduct the Business immediately following the Closing in all material respects as it is conducted by the Seller and its Affiliates on the date of this Agreement and in the six (6) calendar months immediately prior to the Closing; provided, however, that nothing in this Section 5.11 shall be deemed to constitute a representation or warranty as to (a) the adequacy of the amounts of cash or working capital (or the availability of the same), (b) Intellectual Property, which representations and warranties are exclusively set forth in Section 5.12 or (c) the sufficiency of employees who ultimately become employed by Buyer or any of its Affiliates (including by remaining employed by a Transferred Entity); provided, further, that this Section 5.11 shall not be deemed to be breached as a result of any action (i) that the Selling Parties or the Transferred Entities are required or permitted to take pursuant to this Agreement, including Section 7.01, or the other Transaction Agreements, (ii) for which the Buyer has provided its consent (including pursuant to Section 7.01), or (iii) that the Selling Parties or the Transferred Entities do not take as a result of the Buyer not

22 providing consent following the request of the Selling Parties therefor pursuant to Section 7.01. The Transferred Assets and the assets owned by the Transferred Entities constitute all of the assets that are presently owned by the Selling Parties and used exclusively in the Business. Except for services to be made available on a transitional basis pursuant to the Transition Services Agreement, none of the Excluded Assets are material to the Business. Section 5.12. Intellectual Property; Privacy and Data Protection. (a) The Business Intellectual Property, Business Technology and Systems, the rights acquired by or made available to Buyer under the Assumed IP Licenses, together with the rights granted or services made available under the Transition Services Agreement, constitute all of the rights to Intellectual Property (other than any non-exclusive licenses to commercially available off-the-shelf software or the rights to Seller Marks) of the Selling Parties and necessary to conduct the Business of the Transferred Entities as currently conducted. (i) Section 5.12(a) of the Disclosure Letter contains a correct list and details of all Business Intellectual Property issued, registered, or applied for before a Governmental Authority or domain name registrar (collectively “Registered Intellectual Property”); (ii) All application, filing, registration, renewal and other fees have been paid up to date with respect to the material Registered Intellectual Property; and (iii) All of the Business Intellectual Property is valid, subsisting, and enforceable, and Seller has good and valid title to all such Business Intellectual Property, free and clear of any Lien (other than Permitted Liens). (b) To the Knowledge of the Seller, the operation of the Business by the Selling Parties and the Transferred Entities, as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any third party in a manner that have, individually or in the aggregate, a Material Adverse Effect. (c) As of the date of this Agreement, none of the Selling Parties or the Transferred Entities (nor any of their respective Affiliates) have received, during the prior twenty- four (24) months, any written claim or notice from any Person alleging that the operation of the Business by the Selling Parties or the Transferred Entities infringes, misappropriates, or otherwise violates any Intellectual Property of any third party. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Seller, threatened against the Selling Parties or the Transferred Entities (nor any of their respective Affiliates) alleging that the operation of the Business as currently conducted by the Selling Parties or the Transferred Entities infringes, misappropriates, or otherwise violates any Intellectual Property of any third party. (d) As of the date of this Agreement, to the Knowledge of the Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Business Intellectual Property.

23 (e) Each Person who has participated in the creation, or development of any material Intellectual Property rights (i) for, or under the direction or supervision of, any Transferred Entities, or (ii) constituting Business Intellectual Property, has executed and delivered to the Seller a valid and enforceable Contract providing for the irrevocable assignment by such Person to Seller of all right, title, and interest in and to such Intellectual Property rights, including the assignment, or waiver of “moral rights” to the extent not assignable. To the Knowledge of the Seller, no Person is in breach of or default of any provision related to Intellectual Property rights under any such Contract. (f) Section 5.12(f) of the Disclosure Letter contains a complete list of the most current embodiment of each item of Software included in the Business Intellectual Property that is material to the Business and distributed to customers (the “Owned Software”). The Transferred Entities have a valid license or right to use all third party Software that is required to operate or modify the Owned Software, and the Transferred Entities will have such rights as of Closing, except as would not reasonably be expected to be material to the operation of the Business. All Owned Software performs materially in accordance with the technical documentation relating thereto. The Transferred Entities possess the complete source code for all material versions and releases of all Owned Software, and the Buyer, through ownership of the Transferred Entities, will possess such source code after Closing. (g) None of the Selling Parties or any Transferred Entities are a party to any source code escrow agreement (or any agreement imposing obligations to enter into a source code escrow agreement) requiring the deposit or disclosure of source code for any Owned Software under any circumstance. (h) Each of the Selling Parties and Transferred Entities has complied in all material respects with the conditions of licenses for any Open Source Software. None of the material Owned Software uses, incorporates, or is integrated or distributed with any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Business Intellectual Property, including, but not limited to, any Owned Software, (ii) require the disclosure of any source code of the proprietary portion of any Owned Software, or (iii) require the licensing of the proprietary portion of any of the Owned Software, whether for free or at a charge. (i) Each of the Transferred Entities has at all times complied with Data Protection Laws in all material respects, including that each Transferred Entity has complied in all material respects with the requirements of Data Protection Laws relating to the disclosure or transfer of Personal Data outside the United Kingdom and/or European Economic Area as applicable. (j) During the twenty-four (24) months prior to the date of this Agreement, no Transferred Entity, nor any Selling Party in the context of the Business (nor any of their respective Affiliates with respect to the Business): (i) received any written notice, claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under, or alleging any breach of, Data Protection Law; or

24 (ii) been subject to any enforcement action (including fines or other sanctions) relating to a breach or alleged breach by it of its obligations under Data Protection Law; (iii) and, to the Knowledge of the Seller, there are no circumstances which would reasonably be expected to give rise to any Action under Section 5.12(j)(i) or Section 5.12(i)(ii). (k) During the twenty-four (24) months prior to the date of this Agreement, there have been no (i) security breaches, malfunctions, data losses or failures of the Systems, or (ii) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data, in each case of clause (i) and (ii), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (l) Each of the Selling Parties and the Transferred Entities take commercially reasonable steps to maintain the confidentiality of all material trade secrets and confidential information included in the Business Intellectual Property. There has been no unauthorized disclosure by any of the Selling Parties or Transferred Entities or, to the Knowledge of the Seller by any third party, of any such material trade secrets or confidential information. To the Knowledge of the Seller, none of the Selling Parties or the Transferred Entities are subject to any legal obligations that, following the Closing, would prohibit the Buyer from receiving, accessing, storing or using Personal Data in the manner in which the Selling Parties or the Transferred Entities (as applicable) received, accessed, stored and used such Personal Data immediately prior to the Closing. (m) No funding, facilities or personnel of any Governmental Authority, university, educational institution, or research facility, were used to develop or create, in whole or in part, any Business Intellectual Property. (n) The Selling Parties and the Transferred Entities have reasonable safeguards in place designed to protect Personal Data in their possession or under their control against loss, theft, or unauthorized disclosure. To the Knowledge of the Seller, during the twenty-four (24) months prior to the date of this Agreement, (i) there have been no breaches involving Personal Data in the possession or under the control of the Selling Parties (with respect to the Business) or the Transferred Entities (or their Affiliates in the context of the Business) and (ii) none of the Selling Parties (with respect to the Business) or the Transferred Entities (or their Affiliates in the context of the Business) have received any written notice of any claims of or have been charged with the violation of any Laws concerning Personal Data. (o) To the Knowledge of the Seller, the Selling Parties and the Transferred Entities are currently in compliance in all material respects with (i) all applicable Laws relating to the privacy and security of Personal Data, and (ii) their respective privacy policies. (p) The Business Technology and Systems, taken together with the rights granted or services to be provided under the Transition Services Agreement, are sufficient for the current and currently anticipated immediate future needs of the Business of the Transferred

25 Entities, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. Section 5.13. Material Contracts. (a) Section 5.13(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following Transferred Contracts that are in effect on the date of this Agreement (excluding any Employee Plans, Transferred Leases or Transferred Real Property Contracts, the “Material Contracts”): (i) contracts to purchase or sell goods or services from a supplier or to a customer that are currently in effect, and resulted in purchases, sales or expenditures in an aggregate amount that exceeded $100,000 in the twelve months ending October 31, 2023 with respect to the Business (other than, in each case, sales orders or purchase orders issued in the ordinary course on standard terms and conditions); (ii) contracts that provide for the exclusive sale of any product or exclusive provisions of any services with a total annual received payment or financial expenditure exceeding $50,000; (iii) contracts for joint ventures, strategic alliances or partnerships that are material to the Business; (iv) contracts with any Governmental Authority (other than Contracts with a public university or other public education institution) involving annual aggregate consideration in excess of $100,000; (v) contracts that limit the ability of any Transferred Entity in any material respect to engage in any line of business or to compete with any Person or in any geographic area during any time period; (vi) Assumed IP Licenses that involve annual aggregate consideration in excess of $50,000 (other than (i) non-exclusive licenses for off-the-shelf or other commercially available software (including open source software), (ii) non-exclusive licenses granted in the ordinary course of business and (iii) non-exclusive licenses that are incidental to the transaction contemplated by the Contracts containing such licenses, where the purpose of such Contracts is primarily something other than the license of Intellectual Property); (vii) collective bargaining agreements or other material contracts (other than Employee Plans) with any union, works council or other labor organization representing any Business Employee; (viii) contracts outside the ordinary course of business of the Business that contain an option or grant of any right of first refusal, right of first offer, right of first negotiation or similar right in favor of any Person in respect of the Business, to the extent such right is material to the Business, taken as a whole;

26 (ix) contracts relating to Debt (other than intercompany Debt) with respect to which any Transferred Entity will be an obligor following the Closing in excess of $25,000, or which impose a Lien other than a Permitted Lien or a Lien that will be released on or prior to the Closing, in each case on any of the Transferred Assets; (x) contracts with any Material Customer; and (xi) contracts to sell, lease or otherwise dispose of any material assets Related to the Business (other than, in each case, sales of inventory, products or services in the ordinary course). (b) As of the date hereof (i) each Material Contract is a legal, valid and binding obligation of the applicable Selling Party or Transferred Entity, as the case may be, party thereto and, to the Knowledge of the Seller, each other party to such Material Contract, and is enforceable against the applicable Selling Party or Transferred Entity, as the case may be, and, to the Knowledge of the Seller, each such other party thereto in accordance with its terms subject, in each case, to the Enforceability Exceptions and except to the extent such Material Contract has previously expired in accordance with its terms and (ii) there does not exist any breach or default on the part of any of the Selling Parties or any of the Transferred Entities, as the case may be, under the terms of any Material Contract, except for any such breach or default that would not reasonably be expected to be material to the Business, taken as a whole, and to the Knowledge of the Seller, no other party to any Material Contract is in material breach or default thereunder. Section 5.14. Material Customers. Section 5.14 of the Disclosure Letter lists, as of the date hereof, the ten (10) largest customers of the Business (as measured by the dollar amount of sales revenue therefrom) in respect of sales for the twelve-month period ended October 31, 2023 (the “Material Customers”). To the Knowledge of the Seller as of the date of this Agreement, during the prior twelve (12) months no Material Customer has expressed in writing to any Selling Party or Transferred Entity (or to any of their Affiliates in the context of the Business) its current intention to cancel or otherwise terminate its relationship with respect to the Business, which intention remains unretracted as of the date hereof. There is no material dispute with any Material Customer. Section 5.15. Employment and Employee Benefits Matters. (a) Section 5.15(a)(i) of the Disclosure Letter sets forth a true and complete list as of the date hereof of all material Employee Plans (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form), and Section 5.15(a)(ii) of the Disclosure Letter sets forth a true and complete list as of the date hereof of all material Employee Plans (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form) that are or will, as of the Closing, be Assumed Employee Plans, in each case, in a Material Employee Jurisdiction. The Selling Parties have previously made available to the Buyer (i) a true and complete copy of each material Employee Plan (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form) in a Material Employee Jurisdiction, and (ii) with respect to each material Assumed Employee Plan in a Material Employee Jurisdiction, copies of, to the extent applicable, (A) the most recent summary plan description (or similar document and summary of material

27 modifications), (B) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan, and (C) the most recent annual report filed by the Selling Parties, the Transferred Entities or any Employee Plan, as the case may be, with any Governmental Authority (if such report was required by applicable Law). Prior to the Closing Date, the Selling Parties shall make available to the Buyer, to the extent not previously made available, (i) a true and complete copy of each material Employee Plan (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form), and (ii) with respect to each material Assumed Employee Plan in a Material Employee Jurisdiction, copies of, to the extent applicable, (A) the most recent summary plan description (or similar document and summary of material modifications), (B) the trust agreement, any insurance contracts or other funding arrangements with respect to such plan, and (C) the most recent annual report filed by the Selling Parties, the Transferred Entities or any Employee Plan, as the case may be, with any Governmental Authority (if such report was required by applicable Law). (b) Except as set forth in Section 5.15(b) of the Disclosure Letter, none of the Selling Parties or the Transferred Entities maintains or contributes to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA and subject to ERISA. (c) With respect to the Selling Parties, the Transferred Entities and any entity that together with the Selling Parties and the Transferred Entities is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, no Controlled Group Liability is reasonably expected to be incurred that would reasonably be expected to have a Material Adverse Effect. (d) Each Assumed Employee Plan is now and has been operated in accordance with its terms and the requirements of all applicable Laws, including without limitation, all applicable laws regulating group health plans, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect. (e) Each Assumed Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Seller, nothing has occurred that would reasonably be expected to result in the loss of such qualification. Each Assumed Employee Plan and each provision of an employment agreement to which a Business Employee is a party that is subject to Section 409A of the Code is in compliance with Section 409A of the Code. (f) There are no material claims or causes of action pending or, to the Knowledge of the Seller, threatened against any of the Selling Parties and/or the Transferred Entities in connection with any Assumed Employee Plan. As of the date hereof, none of the Selling Parties or the Transferred Entities (or their Affiliates in the context of the Business) is engaged or involved in any material claim or legal proceedings brought by or on behalf of any of the Business Employees and, to the Knowledge of the Seller, no such claims or proceedings have been threatened. (g) Each Assumed Foreign Employee Plan that is required to be registered with any Governmental Authority has been maintained in good standing with such Governmental Authority and, to the Knowledge of the Seller, no set of circumstances exist that would reasonably be expected to adversely affect such good standing.

28 (h) None of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) will (i) entitle any Business Employee to any compensation or benefit (or increase thereto) other than as required by applicable Law, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits with respect to any Business Employee under any Assumed Employee Plan, (iii) or result in payments to any individual that would not be deductible under Section 280G of the Code. (i) When delivered pursuant to Section 9.01(l), the list of Business Employees will be complete and correct. (j) There are no (i) strikes, work stoppages, work slowdowns, or lockouts pending, or, to the Knowledge of the Seller, threatened against or involving the Selling Parties and/or the Transferred Entities that are related to the Business, or (ii) unfair labor practice charges or grievances pending, or, to the Knowledge of the Seller, threatened by or on behalf of any Business Employee or group of Business Employees of the Selling Parties and/or the Transferred Entities, except in each case as would not reasonably be expected to have a Material Adverse Effect. (k) The Selling Parties and the Transferred Entities are in compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”), except for non- compliance which would not reasonably be expected to have a Material Adverse Effect. (l) The Selling Parties (with respect to the Business) and the Transferred Entities are, and for the past three (3) years have been, in compliance with all applicable Laws relating to labor, employment, and employment practices, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees and the full payment of all wages, salaries, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to current or former employees and independent contractors under applicable Law, Contract or company policy), immigration, employment harassment, discrimination, retaliation, disability rights or benefits, and employee leave issues, except for such violations or non-compliance the existence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Selling Parties of their Affiliates (with respect to the Business) or the Transferred Entities, have received any written notice alleging or been charged with the violation of any applicable Laws relating to labor, employment, and employment practices, except where such violation (if true) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (m) None of the Business Employees are entitled to participate, or do participate, in any defined benefit scheme (including any pension scheme or otherwise). (n) Section 5.15(n) of the Disclosure Letter sets forth a list, as at the date of this Agreement, of the number of Business Employees which are on Leave and the type of Leave.

29 (o) Substantially all of the Business Employees are employed or otherwise engaged by the Seller, a Selling Party or Transferred Entity on terms which do not differ in any material respect from the terms (including forms of agreement) that have been made available directly to the Buyer or its legal counsel or have been uploaded to the virtual data room (hosted by iDeals) populated and maintained in connection with this Agreement. Section 5.16. Real Property. (a) None of the Transferred Entities owns any real property (or equivalent). Section 5.16(a) of the Disclosure Letter sets forth a list as of the date of this Agreement of any real property (i) in which any of the Transferred Entities has a leasehold interest as lessee or sublessee, together with the lease or sublease relating thereto (the “Transferred Leases”), or (ii) that is otherwise licensed, occupied or used by the Selling Parties or any of the Transferred Entities Related to the Business (including the Assumed Real Property Contracts, the “Transferred Real Property Contracts”). To the Knowledge of the Seller, the applicable Transferred Entity holds a current and valid leasehold interest in each real property set forth on Section 5.16(a), in each case, free and clear of all Liens, except Permitted Liens. (b) All Transferred Leases and all Transferred Real Property Contracts are in full force and effect and are enforceable in all material respects in accordance with their respective terms, subject to the Enforceability Exceptions, and, to the Knowledge of the Seller, no written notices of default or termination and no written actions, claims or material demands under any Transferred Lease or Transferred Real Property Contract or relating to the relevant real property have been sent or received by the Transferred Entities or Selling Parties (or their Affiliates, with respect to the Business) during the twelve (12) months prior to the date of this Agreement. (c) The relevant Transferred Entity or Selling Party has, during the last three (3) years, complied in all material respects with the terms of each Transferred Lease and Transferred Real Property Contract. (d) The relevant Transferred Entity or Selling Party has, during the last three (3) years, paid the rent and all other sums due and payable under the Transferred Leases and Transferred Real Property Contracts on the due dates for payment and there are no arrears in respect thereof. (e) There is no rent review, concession or waiver negotiations in process involving any Transferred Entity or Selling Party in respect of any of the Transferred Leases and Transferred Real Property Contracts in progress as of the date of this Agreement. (f) No surrender or variation of any of the Transferred Leases or Transferred Real Property Contracts is ongoing as of the date of this Agreement. (g) The Transferred Entities and the Selling Parties (with respect to properties owned, leased or licensed Related to the Business) do not, to the Seller’s Knowledge, have any existing or contingent liability in respect of any other property formerly owned or occupied by any of them under any lease, license or tenancy agreement or as a surety for the obligations of any other person in relation to such property.

30 Section 5.17. Taxes. (a) All material Tax Returns of the Transferred Entities and the Asset Sellers (with respect to the Transferred Assets or the Business) that are required to be filed have been timely filed (taking into account requests for extensions to file such returns), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes of the Transferred Entities and the Asset Sellers (with respect to the Transferred Assets or the Business), whether or not shown as due on such Tax Returns, have been timely paid. (b) No deficiency with respect to a material amount of Taxes that are Related to the Business has been proposed, asserted or assessed against the Asset Sellers and/or the Transferred Entities the resolution of which is still pending. (c) The Asset Sellers and the Transferred Entities have complied in all material respects with their respective withholding obligations for all Taxes that are Related to the Business that are required to have been deducted or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person and have complied in all material respects with their information reporting requirements with respect thereto. Each Transferred Entity has correctly and consistently classified all service providers of such Transferred Entity as employees or independent contractors for all Tax purposes. (d) No Transferred Entity nor Asset Seller (with respect to the Transferred Assets or the Business) has any disputes with or investigations initiated by any Tax Authority in progress nor has any such Transferred Entity or Asset Seller (with respect to the Transferred Assets or the Business) been notified in writing of any dispute planned. (e) There are no Liens for Taxes on the Transferred Assets other than Permitted Liens. (f) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any Taxes of or with respect to any Transferred Entity or Asset Seller (with respect to the Transferred Assets or the Business). (g) No Transferred Entity or Asset Seller (with respect to the Transferred Assets or the Business) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar Contract, other than any customary Tax indemnity obligations contained in credit or other commercial Contracts the primary purpose of which does not relate to Taxes. (h) No Transferred Entity has any Liability for the Taxes of any Person (other than the Seller or any Affiliate of the Transferred Entities or the Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Law), as a transferee or successor, or by Contract (excluding any customary Tax indemnity obligations contained in credit or other commercial Contracts the primary purpose of which does not relate to Taxes). (i) No Transferred Entity is nor has been a party to any joint venture, partnership or other Contract which is treated as a partnership for U.S. federal income Tax purposes.

31 (j) No power of attorney that currently is in effect has been granted by any of the Transferred Entities or Asset Sellers (with respect to the Transferred Assets or the Business) in relation to Taxes. (k) No Transferred Entity has participated in a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law). (l) No written claim has been made by any Tax Authority in any jurisdiction where any Transferred Entity or Asset Seller (with respect to the Transferred Assets or the Business) does not file a particular type of Tax Return or paid a particular type of Tax that such Transferred Entity or Asset Seller (with respect to the Transferred Assets or the Business) is required to file such Tax Return or pay such type of Tax in that jurisdiction. (m) No Transferred Entity has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it was formed. (n) No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, or (iv) change in the accounting method of such Transferred Entity pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax Laws of any nation, state or locality. (o) No Transferred Entity is party to nor is bound by any closing agreement, offer in compromise, or voluntary disclosure agreement with any Tax Authority in respect of Taxes. (p) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested of or issued by any Tax Authority with respect to any Transferred Entity that are pending. (q) Each Transferred Entity is a duly registered taxable person for the purposes of VAT in each material jurisdiction where it ought to be so registered and has complied in all material respects with all applicable VAT legislation. To the Knowledge of the Seller, no UK Transferred Entity has entered into or been a party to any transaction, agreement or arrangement of which the main purpose, or one of the main purposes, was the avoidance of a liability to Taxes. (r) All transactions (including intragroup transactions) among the Selling Parties and between the Selling Parties and the Seller Group (now or at the relevant time) have been conducted on an arm’s length basis and in accordance with the applicable transfer pricing laws in force in the relevant income years and are in the corporate interest of each relevant Selling Party. Excluding stamp duty arising on the transfer of shares executed pursuant to this Agreement (and as may be necessary for the registration of such transfers), no UK Transferred Entity will become liable for any Tax in consequence of the cessation of any Tax grouping relationship of the

32 UK Transferred Entities with other companies as a result of the Closing or entering into this Agreement. (s) No Transferred Entity will lose any Tax benefit or allowances previously made available to it pursuant to any ruling or agreement with a Tax authority in consequence of the Closing, entering into this Agreement or any other action contemplated by this Agreement. (t) No Transferred Entity (other than MThree Corporate Consulting Limited) is a member of a group payment arrangement for the purposes of UK corporation tax (or any similar or equivalent legislation in any other jurisdiction). MThree Corporate Consulting Limited is a member of a group payment arrangement for the purposes of UK corporation tax of which John Wiley & Sons Limited is the nominated company. (u) No Transferred Entity is a member of a group of companies for the purposes of VAT (or any similar or equivalent legislation in any other jurisdiction). (v) There are neither any pending proceedings in relation to any Indian Asset Seller before any tax authority as referred to under Section 281 of the (Indian) Income Tax Act, 1961 nor any outstanding Tax demands from any tax authority against the Indian Asset Seller. Section 5.18. Tangible Personal Property. The applicable Selling Party or Transferred Entity has, and the Business Assets include, good title to, or the in case of leased property, a valid leasehold interest in, all tangible personal property that is Related to the Business and is material to the Business as conducted on the date of this Agreement. Section 5.19. Brokers. Except as set forth on Section 5.19 of the Disclosure Letter or for Persons in respect of which Buyer and its Affiliates (including the Transferred Entities) would not have any Liability following the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the sale of the Business and the consummation of the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Selling Parties or any of their Affiliates. Section 5.20. Related Party Transactions. Except as set forth in Section 5.20 of the Disclosure Letter, no Affiliate of the Seller (other than any Subsidiary of the Seller) or director, officer or employee of the Selling Parties or any Affiliate thereof, including any Transferred Entity, or their immediate family members (such Persons, collectively, the “Related Parties”) is party to any contract with any Transferred Entity or has been involved in any material business arrangement or relationship with any Transferred Entity (for the avoidance of doubt, other than any contract or relationship resulting relating to the employment or service of any such person), within the past three (3) years, and no Related Party owns directly or indirectly any material asset, tangible or intangible, that is used or held for use in the Business of the Transferred Entities. No Selling Party (or any Affiliate, which is not a Transferred Entity) competes, directly or indirectly, with the Selling Parties in respect of the Business. To the Knowledge of the Seller, as of the date hereof, no Related Party has any Action against the Transferred Entities or the Transferred Assets,

33 excluding employment claims or Actions from Business Employees, which are covered exclusively by the representations and warranties in Section 5.15. Section 5.21. Insurance. Section 5.21 of the Disclosure Letter lists, as of the date hereof, each insurance policy maintained by or for the benefit of the Transferred Entities or the Business. With respect to each such Insurance Policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (b) no Transferred Entities or applicable member of the Selling Parties is in material breach or default thereof (including with respect to the payment of premiums or the giving of notices) and, to the Knowledge of the Seller, no other party to the policy is in breach or default thereof (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Seller no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default by any Transferred Entity or any member of the Selling Parties, or permit the insurer to terminate, modify, or accelerate the policy; (c) no party to the policy has repudiated any material provision thereof; and (d) no notice of cancellation, non-renewal or termination has been received from the insurer with respect to any such policy. There are no pending material claims under any Insurance Policy relating to the Business as to which the applicable insurer has denied coverage. Section 5.22. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE LETTER), NONE OF THE SELLER, THE SELLING PARTIES OR ANY OTHER PERSON HAS MADE, MAKES OR SHALL BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, ON BEHALF OF OR RELATING TO THE SELLING PARTIES, THE TRANSFERRED ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING ANY SELLING PARTY, ANY TRANSFERRED ENTITY OR ANY OTHER PERSON, THE TRANSFERRED EQUITY INTERESTS, ANY ASSETS OF ANY SELLING PARTY OR ANY TRANSFERRED ENTITY, INCLUDING ANY TRANSFERRED ASSETS, ANY LIABILITIES OF ANY SELLING PARTY OR TRANSFERRED ENTITY, INCLUDING ANY ASSUMED LIABILITIES, THE BUSINESS, ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED PURSUANT TO THE TRANSACTION AGREEMENTS OR ANY OTHER MATTER REGARDING OR RELATING IN ANY WAY TO THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, AND THE SELLING PARTIES HEREBY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WHETHER MADE BY OR ON BEHALF OF ANY SELLING PARTY, ANY TRANSFERRED ENTITY OR ANY OTHER PERSON, INCLUDING ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE LETTER), EACH SELLING PARTY HEREBY (A) DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE TRANSFERRED ASSETS, THE BUSINESS ASSETS OR THE BUSINESS, AND (B) DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS, ESTIMATES, FINANCIAL STATEMENTS, FINANCIAL INFORMATION, APPRAISALS, STATEMENTS,

34 PROMISES, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO BUYER OR ANY OF BUYER’S AFFILIATES OR ANY REPRESENTATIVES OF BUYER OR ANY OF BUYER’S AFFILIATES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF THE SELLING PARTIES OR THE TRANSFERRED ENTITIES, RESPECTIVELY), INCLUDING OMISSIONS THEREFROM. WITHOUT LIMITING THE FOREGOING, NO SELLING PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, TO BUYER OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVES OF BUYER OR ANY OF ITS AFFILIATES REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF THE TRANSFERRED ENTITIES, THE TRANSFERRED ASSETS OR THE BUSINESS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY DISCLOSURE LETTER OR OTHER SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED OR IS MATERIAL OR THAT SUCH MATTER WOULD REASONABLY BE EXPECTED TO BE MATERIAL TO THE TRANSFERRED ENTITIES OR THE BUSINESS OR RESULT IN A MATERIAL ADVERSE EFFECT. NOTWITHSTANDING ANYTHING IN THIS SECTION 5.22 TO THE CONTRARY, NOTHING IN THIS SECTION 5.22 SHALL LIMIT BUYER’S REMEDIES IN THE EVENT OF FRAUD. ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER The Buyer hereby represents and warrants to the Seller that: Section 6.01. Organization and Qualification of the Buyer. The Buyer is a private limited company, duly organized, validly existing and in good standing under the Laws of England and Wales. The Buyer has the corporate or other appropriate power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. The Buyer is qualified to do business as a foreign corporation or other organization and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of the Buyer or its Affiliates to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated thereby. Section 6.02. Authority of the Buyer. The Buyer and each of its applicable Affiliates has all necessary power and authority to enter into each Transaction Agreement to which it is or will be a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer and each of its applicable Affiliates of the Transaction Agreements to which it is or will be party, the performance by the Buyer and such Affiliates of their respective obligations thereunder and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby have been (or, in the case of such Affiliates, at the time such Transaction Agreements are entered will have been)

35 duly authorized by all requisite organizational action on the part of the Buyer and such Affiliates. This Agreement has been, and upon execution and delivery thereof the Ancillary Agreements will have been, duly executed and delivered by the Buyer and its applicable Affiliates, and (assuming due authorization, execution and delivery by the Seller and the other parties thereto) this Agreement constitutes, and upon execution and delivery thereof the other Transaction Agreements will constitute, legal, valid and binding obligations of the Buyer and its applicable Affiliates enforceable against the Buyer and such Affiliates in accordance with their respective terms, subject to the Enforceability Exceptions. Section 6.03. No Conflict. Provided that all consents, waivers, approvals, authorizations and other actions described in Section 6.04 have been obtained, satisfied or taken, and except as may result from any facts or circumstances relating to the Selling Parties or the Transferred Entities, the execution, delivery and performance by the Buyer and its applicable Affiliates of the Transaction Agreements to which they are or will be party, and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby, do not and will not (a) violate or conflict with in any material respect the Organizational Documents of the Buyer or such Affiliates, (b) conflict with or violate any Law or Governmental Order applicable to the Buyer or such Affiliates, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in a loss of any material benefit under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any such Affiliates is party or by which any of their assets or properties is bound, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of the Buyer or such Affiliates to perform their respective obligations under or to consummate the transactions contemplated by the Transaction Agreements to which they are or will be party. Section 6.04. Consents and Approvals. The execution and delivery by the Buyer and its applicable Affiliates of the Transaction Agreements to which they are or will be party do not, and the performance by the Buyer and its applicable Affiliates of their respective obligations thereunder and the consummation by the Buyer and its applicable Affiliates of the transactions contemplated thereby do not and will not, require any material filing with or notification to any Governmental Authority by the Buyer or any of its Affiliates or consent, approval, authorization or other action by any Governmental Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prevent or materially delay or impair the ability of the Buyer or any of its applicable Affiliates from performing their respective obligations under the Transaction Agreements to which they are or will be party or consummating the transactions contemplated thereby, or (c) as may be necessary as a result of any facts or circumstances relating to the Selling Parties, the Transferred Entities or their respective Affiliates. Section 6.05. Absence of Restraints; Compliance with Laws; Litigation. (a) To the knowledge of the Buyer, there exist no facts or circumstances that, individually or in the aggregate, would reasonably be expected to prevent or delay or impair the

36 ability of the Buyer and its applicable Affiliates to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements. (b) Neither the Buyer nor any of its Affiliates is in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not reasonably be expected, individually or in the aggregate, to prevent or delay or impair their ability to consummate the transactions contemplated by, or to perform their respective obligations under, the Transaction Agreements. (c) There are no Actions pending or, to the knowledge of the Buyer, threatened, that would, individually or in the aggregate, reasonably be expected to impair, prevent or delay the Buyer’s or its applicable Affiliates’ respective ability to perform their obligations under this Agreement or the other Transaction Agreements to which they are or will be a party or to consummate the transactions contemplated hereby or thereby. Section 6.06. Securities Matters. The Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Transferred Equity Interests are being acquired by the Buyer and its applicable Affiliates for their own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. The Buyer and its applicable Affiliates have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of their investment in the Transferred Equity Interests, and the Buyer and its applicable Affiliates are capable of bearing the economic risks of such investment, including a complete loss of their investment in the Transferred Equity Interests. The Buyer and any such applicable Affiliates acknowledge that the Transferred Equity Interests have not been registered under the Securities Act or the securities Laws of any other jurisdiction, and understand and agree that they may not sell or dispose of any of the Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws. Section 6.07. Brokers. Except for fees and expenses payable by the Buyer and/or any of its Affiliates to Lincoln International LLP (and/or its affiliates) (the fees and expenses of which will be the sole responsibility of the Buyer), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer. Section 6.08. Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the issuance of the Vendor Loan Note) and assuming the representations and warranties set forth in Article V are true and correct in all material respects as of immediately prior to the Closing, the conditions to the obligations of Buyer to consummate the Closing have been satisfied and the Transferred Entities hold the Minimum Cash Amount: (a) the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries will be greater than the total amount of its liabilities (including a reasonable estimate of the amount of all contingent and other liabilities); (b) the Buyer will be able to pay its debts and obligations in the ordinary course of business as they

37 become due; and (c) the Buyer will have adequate capital to carry on its businesses (including the Business) and sufficient funds to satisfy its obligations under this Agreement in connection with the Closing. Section 6.09. Special Purpose Vehicle. The Buyer is a special purpose vehicle which has been incorporated for the purposes of the transactions contemplated by this Agreement and, as at the date of this Agreement (i) is a non-trading entity and (ii) save as required in respect of the evaluation of those transactions, the negotiation of this Agreement and the other agreements referred to herein, and the consummation of the transactions envisaged by the same, and matters related or ancillary thereto, has not otherwise conducted any business. Section 6.10. Investigation. (a) THE BUYER ACKNOWLEDGES AND AGREES THAT IT (A) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AND (B) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS AND ALL RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AS IT HAS REQUESTED. (b) EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN ARTICLE V OF THIS AGREEMENT, THE BUYER REPRESENTS AND WARRANTS TO THE SELLER AND ACKNOWLEDGES AND AGREES THAT: (I) THE SELLER IS NOT MAKING AND HAS NOT MADE (AND THE BUYER AND ITS AFFILIATES ARE NOT RELYING AND WILL NOT RELY ON) ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS, THE SELLING PARTIES, THE SELLING PARTIES’ AFFILIATES, OR ANY OF THE SELLING PARTIES’ OR THEIR AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, THE TRANSFERRED ENTITIES, THE TRANSFERRED ASSETS, THE SELLING PARTIES OR THE SELLING

38 PARTIES’ AFFILIATES FURNISHED TO THE BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER; (II) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS, THE SELLING PARTIES OR ANY OF THE SELLING PARTIES’ AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (III) THE BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE SELLING PARTIES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (IV) THE BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY THE SELLER TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT; AND (V) THE BUYER IS ACQUIRING THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE LETTER, AS IT MAY BE SUPPLEMENTED OR AMENDED IN ACCORDANCE WITH THIS AGREEMENT). THE BUYER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONDUCT DUE DILIGENCE AND INVESTIGATION WITH RESPECT TO THE TRANSFERRED ENTITIES, THE BUSINESS ASSETS, THE BUSINESS INTELLECTUAL PROPERTY, THE TRANSFERRED EQUITY INTERESTS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO, AND IN NO EVENT SHALL ANY OF THE SELLING PARTIES HAVE ANY LIABILITY TO THE BUYER WITH RESPECT TO A BREACH OF REPRESENTATION, WARRANTY OR COVENANT UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE EXTENT THAT THE BUYER HAD KNOWLEDGE OF SUCH BREACH AS OF THE CLOSING DATE. Section 6.11. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI AND IN THE ANCILLARY AGREEMENTS, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER, ITS AFFILIATES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE BUYER DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

39 ARTICLE VII ADDITIONAL AGREEMENTS Section 7.01. Conduct of Business Prior to the Closing. (a) Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as required or otherwise contemplated by this Agreement or any of the other Transaction Agreements (including the Pre-Closing Asset Transfers), (iii) as identified in Section 7.01 of the Disclosure Letter, or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned and provided that consent shall be deemed to have been given if the Buyer does not object within five (5) Business Days from the date on which a request of such consent is delivered to the Buyer), the Seller (x) shall, and shall cause the Selling Parties and the Transferred Entities to, use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business and to preserve intact, in all material respects, the material commercial relationships and goodwill of the Business and the Business Assets and (y) shall not and shall cause the Selling Parties not to (solely with respect to the Business and the Transferred Assets or Assumed Liabilities) and shall not permit the Transferred Entities to do any of the following: (i) grant any Lien on the Transferred Equity Interests or on any material Business Assets (whether tangible or intangible), in each case, other than Permitted Liens or Liens that will be released and discharged at or prior to Closing; (ii) sell, transfer, lease, sublease or otherwise dispose of any Business Asset having a value or annual lease or license payment in excess of $25,000 on an individual basis; (iii) issue or sell any additional shares of capital stock of or other equity interests in any of the Transferred Entities, or any securities convertible into or exchangeable or exercisable for, or options with respect to, warrants to purchase or rights to subscribe for, any shares of capital stock of or other equity interests in any of the Transferred Entities; (iv) amend the Organizational Documents of any of the Transferred Entities; (v) (A) award any material bonuses to, or materially increase the compensation or benefits payable or to become payable to, any Business Employee, in each case except (1) in the ordinary course of business and consistent with past practice, (2) pursuant to an Employee Plan existing on the date hereof, or (3) as required by applicable Law or a collective bargaining or other labor agreement or works council, (B) establish, adopt, enter into, materially amend or terminate any Assumed Employee Plan (or any plan, program or agreement that would be an Assumed Employee Plan if in effect on the date hereof), except (1) as required pursuant to an Employee Plan existing on the date hereof or (2) as required by applicable Law or a collective bargaining or other labor agreement or works council, or (C) hire or terminate (other than for cause, provided that where a

40 Business Employee is terminated for cause, the Seller shall (or shall procure that the applicable Selling Party shall) first give reasonable notice of its intention to terminate such Business Employee to the Buyer and take into account the Buyer’s reasonable representations in respect of the same, provided always that nothing in the forgoing shall prejudice the Seller’s (or the applicable Selling Party’s) ability to terminate such Business Employee for cause in accordance with this Section 7.01(a)(V)(C)) the employment of any Business Employee except (1) in the case of hiring only, to replace a Business Employee whose employment terminates after the date of this Agreement or to fill open positions in the Business existing as of the date hereof or (2) if the annual cash compensation of such Business Employee is less than $125,000 per year and, in each case, in the ordinary course of business and consistent with past practice; (vi) amend in any material respect or waive any material right or benefit under, or voluntarily terminate (other than an expiration in accordance with its terms) any Material Contract or enter into any contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business; (vii) make any material change in any method of accounting or accounting practice or policy used by the Business in the preparation of the Financial Statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by U.S. GAAP (or other applicable accounting practices, policies, principles, methods or procedures) or applicable Law or otherwise applying generally to the Seller and its Affiliates; (viii) (A) make, change or revoke any Tax election of any Transferred Entity, (B) amend any Tax Return of any Transferred Entity, (C) sign or enter into any closing agreement or settlement agreement with respect to any administrative proceeding or audit relating to Taxes, (D) surrender any right to claim a refund, offset or other reduction in Taxes, or (E) agree in writing to waive or extend any statute of limitations period associated with the collection of any Tax; (ix) enter into any settlement or release with respect to any material Action relating to the Business (A) involving the payment of monetary damages in an amount in excess of $50,000, individually (or $250,000, in the aggregate), (B) that imposes involves the admission of any criminal Liability relating to the Business or (C) that imposes ongoing restrictions or limits on the conduct or operation of the Business; (x) declare or set aside any dividends or distributions on any capital stock or equity interests of any Company (in cash or in kind), or otherwise take action to distribute cash which would otherwise form part of the Transferred Assets or which is Related the Business, to any of the Seller Parties (or any of their Affiliates) by way of dividend, distribution or otherwise, in each case, other than dividends, distributions or transfers of cash that do not result in the amount of cash that forms part of the Transferred Assets or which is otherwise contained in the Transferring Bank Accounts on the Closing Date being below Minimum Cash Amount;

41 (xi) take any action, the primary intention of which is to reduce the amount of cash which forms part of the Transferred Assets, or which is otherwise contained in the Transferring Bank Accounts, on the Closing Date, below the amount of Minimum Cash Amount; (xii) enter into any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Transferred Entity or otherwise acquire any material interest in any other Person, whether by merger, consolidation, business combination, acquisition of stock or assets or otherwise; (xiii) liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise materially reorganize any of the Transferred Entities; (xiv) accelerate the collection of any accounts receivable that would otherwise become a Transferred Asset or delay the payment of any account payable that would as a result become an Assumed Liability, in each case: (i) including where such accounts receivable, or payable, relate to a Transferred Entity (notwithstanding that the same may not constitute a Transferred Asset or Assumed Liability as a result); and (ii) outside of the ordinary course in accordance with past practices as it relates to accounts receivable and accounts payable; or (xv) enter into any legally binding commitment with respect to any of the foregoing. (b) Nothing in this Section 7.01 shall be deemed to limit in any manner (i) the transfer of Excluded Assets from the Transferred Entities prior to the Closing, (ii) the Seller’s and its Affiliates’ ability to make any of the Pre-Closing Asset Transfers or (iii) the transfer or assignment of any asset that would otherwise be a Transferred Asset or any Liability that would otherwise be an Assumed Liability from an Asset Seller to a Transferred Entity (as long as such transfer or assignment is not materially adverse to the Buyer) or from an Asset Seller to another Asset Seller. Section 7.02. Access to Information. (a) From the date of this Agreement until the Closing (or with respect to the Indian Business, any Deferred India Closing) or until earlier termination of this Agreement, upon reasonable prior notice, the Seller shall, at the sole cost and expense of the Buyer (save that the Seller will not charge the Buyer for the reasonable management time of the Seller’s and/or its Affiliates’ employees, directors and officers in providing such assistance), (i) provide the Buyer and its Representatives with reasonable access, during normal business hours and in a manner that does not interfere with the conduct or operations of the Business or of Seller’s and its Affiliates’ other businesses, to the books and records Related to the Business and (ii) furnish to the Buyer and its Representatives such additional financial and operating data and other information regarding the Business, in each case of clause (i) and (ii) to the extent reasonably available to the Seller and its Affiliates and prepared or gathered in the ordinary course of business and reasonably necessary for the purpose of furthering or consummating the transactions contemplated by the Transaction Agreements or preparing to operate the Business following the Closing or any Deferred India

42 Closing; provided, however, that (A) the auditors and accountants of the Seller and its Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants and (B) nothing in this Agreement shall require any party to permit inspection or to disclose or furnish any information that would cause or result in a violation of any applicable Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information or would jeopardize the attorney- client privilege or other disclosure privilege or protection to such party. The Seller may, as it deems advisable, reasonably designate any competitively sensitive information as “clean team” or “outside counsel only” material or with similar restrictions. (b) Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Seller, which may be withheld for any reason, neither the Buyer or any of its Affiliates nor any of their respective Representatives shall contact any employees of, suppliers to, or customers of, the Seller and its Affiliates in connection with or with respect to this Agreement, any other Transaction Agreement or the transactions contemplated hereby and thereby, or (other than in the ordinary course of business consistent with past practice) to otherwise discuss the business or operations of any of the Transferred Entities or the Business provided however, that this Section 7.02(b) shall not apply to communications between the Buyer (and/or any of its Affiliates) and each of the individuals listed on Section 7.02(b) of the Disclosure Letter. Section 7.03. Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and Buyer acknowledges and agrees that it shall be bound by the Confidentiality Agreement as if an original party thereto and the “Recipient” thereunder and Seller and its Affiliates shall be entitled to enforce the Confidentiality Agreement directly with respect to Buyer. The Confidentiality Agreement shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon the Buyer and its Affiliates and their respective Representatives) until the Closing, including with respect to any information provided under this Agreement or any other Transaction Agreement or otherwise in connection with the transactions, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Buyer’s and its Affiliates’ confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business or constituting a Business Asset and/or Business Intellectual Property, and the Confidentiality Agreement shall remain binding on the Buyer and continue in full force and effect in accordance with its terms for all other Confidential Information. If, for any reason, the Closing does not occur, then, irrespective of its terms, the Confidentiality Agreement shall continue in full force and effect for a period of two (2) years following the termination of this Agreement. For a period of two (2) years after the Closing, the Seller will hold, and the Seller will cause the other Selling Parties (and their respective Affiliates) to hold, in confidence, unless such information is required to be disclosed by judicial or administrative process or by other requirements of Law (including the rules of any stock exchange on which any Selling Party’s securities are listed), all confidential documents and information Related to the Business, except to the extent that such information (i) must be disclosed in connection with the obligations of the Seller pursuant to the other Transaction Agreements, or (ii) can be shown to have been in the

43 public domain without any breach of this Section 7.03 by the Selling Parties (or their respective Affiliates). Section 7.04. Pre-Closing Transfers. Notwithstanding anything to the contrary set forth herein, subject to the receipt of any necessary Third Party Consents, at or prior to the Closing, the Seller shall, and shall cause its applicable Affiliates to, assign, transfer, contribute, deliver and convey any Excluded Assets or Excluded Liabilities owned by the Transferred Entities to the Seller or one of its other Affiliates (other than the Transferred Entities) (the “Pre- Closing Asset Transfers”). Each of the Seller and the Buyer understands and agrees that any such transfers shall be made on an “as-is”, “where-is” basis, without representation or warranty of any kind, and without recourse to the recipient thereof, and without recourse to the party making such transfer, assignment, sale or other disposition save, in each case, as set out to the contrary in this Agreement. Section 7.05. Third Party Consents. Each of the Buyer and the Seller agrees to cooperate and use commercially reasonable efforts to make any notifications and to obtain any consents, waivers and approvals from any third person other than a Governmental Authority that may be required in connection with the transactions contemplated by the Transaction Agreements (including, without limitation, in respect of the transfer of Transferring Assets and Assumed Liabilities to the Buyer or the applicable Affiliate of the Buyer and the Pre-Closing Asset Transfers) (the “Third Party Consents”). Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent, including in connection with the Seller’s and its Affiliates’ obligations under Section 2.04. Section 7.06. Guarantees; Other Obligations. At or prior to the Closing (or, as applicable, the Deferred India Closing), the Buyer shall (a) arrange for substitute Buyer guarantees or indemnities (but, for the avoidance of doubt, shall not be required to obtain or arrange letters of credit) to replace (i) any Seller Guarantees outstanding as of the date hereof and (ii) any Seller Guarantees entered into in the ordinary course of business during the period beginning on the date hereof and ending on the Closing Date (or, as applicable, Deferred India Closing Date) or (b) assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty, to the extent reasonably possible, a full release (in a form reasonably satisfactory to the Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such substitute Buyer guarantee or other indemnity proffered by the Buyer, the Buyer shall (x) indemnify, defend and hold harmless the Seller and its Affiliates against, and reimburse the Seller and its Affiliates for, all amounts paid (including costs or expenses) in connection with such Seller Guarantees, including the Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse the Seller and its Affiliates to the extent any Seller Guarantee is called upon and the Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller

44 Guarantee and (y) not without the Seller’s prior written consent, amend in any manner adverse to the Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee. Any such guarantee or other indemnity shall not expire, terminate or be cancelled until the Seller and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to all Seller Guarantees. Section 7.07. Intercompany Obligations. The Seller shall, and shall cause its applicable Affiliates to, take, or cause to be taken, such action as Seller determines in its reasonable discretion to settle or otherwise eliminate any intercompany balance and accounts between the Seller and its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities (on the other hand) so that, as of immediately prior to the Closing there shall be no intercompany obligations (other than pursuant to the Transaction Agreements) between any Transferred Entity, on the one hand, and the Seller and its Affiliates (other than the Transferred Entities), on the other hand, provided that such actions shall not result in the Cash and Cash Equivalents to be acquired by the Buyer (and/or its Affiliates) pursuant to this Agreement being less than the Minimum Cash Amount. Nothing in this Section 7.07 shall require the Seller or any of its Affiliates to terminate or cancel any intercompany obligation exclusively between or among Transferred Entities. Section 7.08. Bulk Transfer Laws. The Selling Parties will not and will not be required to comply with the provisions of any bulk transfer Laws or similar Laws (including under any Tax Laws) of any jurisdiction in connection with the transactions contemplated by the Transaction Agreements and the Buyer, for itself and its Affiliates, hereby waives all claims related to any non-compliance therewith. Section 7.09. Further Assurances. Prior to the Closing (and, if applicable, with respect to the Indian Business, any Deferred India Closing), subject to and not in limitation of Section 7.04, each of the Seller and the Buyer shall, and shall cause their applicable Affiliates to negotiate, execute and deliver (or cause to be executed and delivered) such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required to carry out and give effect to the provisions of the Transaction Agreements and to cause, at the earliest possible date, the satisfaction of the conditions to the Closing set forth herein and to permit the consummation of the transactions contemplated thereby. Section 7.10. Transition Services Agreement. From the date of this Agreement each of the Seller and the Buyer shall, and shall cause their applicable Affiliates to, negotiate in good faith a customary Transition Services Agreement based on the terms set out in Exhibit B and Section 7.15 of the Disclosure Letter, with such Transition Services Agreement to be entered into by the applicable parties thereto on the Closing Date. Section 7.11. Local Transfer Agreements. (a) The Buyer and the Seller do not intend this Agreement to transfer title to any Transferred Equity Interests or Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred

45 Equity Interests, Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature) and where the parties establish that a Local Transfer Agreement is required to transfer any Transferred Equity Interests, Transferred Assets or Assumed Liabilities, then the Seller and the Buyer shall procure that such Local Transfer Agreement is entered into by the relevant parties thereto. (b) Notwithstanding the generality of Section 7.11(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the relevant Local Transfer Agreement shall be deemed to be adjusted to the extent necessary to give effect to the provisions of this Agreement. (c) Neither the Seller nor the Buyer shall, and each of the Seller and the Buyer shall cause its respective Affiliates not to, bring any Action (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by the Transaction Agreements) against the other party hereto or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities sold or assigned to the Buyer hereunder in a manner consistent with the terms of this Agreement. All such Actions (except as referred to in the preceding sentence) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and neither the Buyer nor the Seller shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the Action hereunder). To the extent that a party hereto or to any Local Transfer Agreement does bring such an Action (except as referred to above), that party shall indemnify the other party (or that other party’s relevant Affiliates) against all Liabilities which it or they may suffer through or arising from the bringing of such Action against it or them. Section 7.12. Financing Cooperation. (a) Subject to Section 7.12(b), prior to the Closing, the Seller shall use commercially reasonable efforts to take the following actions to the extent reasonably requested by the Buyer in connection with and reasonably necessary and customary for the purpose of the Buyer (and the Transferred Entities) obtaining third party debt financing in connection with its acquisition of the Transferred Equity Interests and the Transferred Assets (without prejudice to the Buyer’s obligation to pay the Purchase Price in accordance with Section 4.01) (each “Debt Financing” and the providers of such Debt Financing each, a “Debt Financing Source”), in each case, at Buyer’s sole cost and expense: (i) (A) assisting with the preparation of appropriate and customary materials for a rating agency presentation, a bank information memorandum, and a lender

46 presentation reasonably required in connection with the Debt Financing and (B) having an officer of the Seller execute a customary authorization letter with respect to the bank information memorandum that authorizes distribution of information to prospective lenders and identifies any portion of the information contained therein relating to the Seller or any of its Affiliates that contains material, non-public information within the meaning of federal securities laws regarding the Seller or any of its Affiliates or their respective securities; (ii) to the extent not prohibited or restricted under applicable Law or any contract or commitment of the Seller or any of its applicable Affiliates, facilitating the pledging of collateral, provided that no pledge shall be effective until the Closing; (iii) assisting in the preparation of, and (subject to the occurrence of the Closing) executing and delivering, definitive financial documents, including guarantee and collateral documents and customary closing certificates and other customary documents as Buyer may reasonably request; (iv) furnishing the Buyer and the Debt Financing Source at least 2 Business Days prior to the Closing Date with all documentation and other information required by a Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations that is reasonably requested by the Buyer at least 2 Business Days prior to the Closing Date; and (v) cooperating with the Buyer to take such corporate or other organizational action, subject to the occurrence of the Closing, as the Buyer may reasonably request to permit the consummation of the Debt Financing. (b) Notwithstanding anything in Section 7.12(a) or this Agreement to the contrary, until the Closing occurs, the cooperation requested by the Buyer pursuant to Section 7.12(a) shall not (i) unreasonably interfere with the ongoing operations of the Seller or its Affiliates, including the Transferred Entities or the Business, or (ii) require the Seller or any of its Affiliates, including the Transferred Entities, to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing, (C) commit to taking any action (including entering into any agreement) that is not contingent upon the Closing, (D) take any action that would conflict with, violate or result in a breach of or default under any Organizational Documents of the Seller or any of its Affiliates, any Transaction Agreement or any other contract, agreement, undertaking or other instrument, or any Law, (E) take any action that could subject any director, manager, officer or employee of the Seller or any of its Affiliates to any actual or potential personal liability, (F) provide access to or disclose information that the Seller determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Seller or any of its Affiliates, (G) cause any director or manager of the Seller or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (H) reimburse any expenses or provide any indemnities, (I) make any representation, warranty or certification that, in the good faith determination of the Seller, is

47 not true or (J) provide any cooperation or information that does not pertain to the Business or the Transferred Entities. In no event shall the Seller be in breach of Section 7.12(a) because of its failure to deliver any financial or other information that is not currently readily prepared in the ordinary course of business of the Business at the time requested by the Buyer or for the failure to obtain review of any financial or other information by its accountants. (c) The Buyer shall promptly reimburse the Seller for all reasonable and documented, third-party out-of-pocket cost and expenses incurred by the Seller or any of its Affiliates, including the Transferred Entities, in connection with the cooperation contemplated by Section 7.12(a), including (i) reasonable attorneys’ fee and (ii) expenses of the Seller’s accounting firms engaged to assistance in connection with the Debt Financing. The Buyer shall (whether or not the transactions are consummated or this Agreement is terminated) indemnify and hold harmless, the Seller and its Affiliates, including the Transferred Entities, and their respective Representatives (the “Seller Related Parties”), from and against any and all Losses imposed on, sustained, suffered or incurred by them directly or indirectly, relating to, arising out of, resulting from or in connection with any and all of the matters contemplated by this Section 7.12. Any information provided pursuant to this Section 7.12 shall be subject to the Confidentiality Agreement, provided that each Debt Financing Source (and their respective employees, officers, agents and advisors) shall, to the extent not already the case, be eligible to receive information as a “Representative” as defined in, and subject to the terms and conditions of, the Confidentiality Agreement. This Section 7.12(c) shall survive the Closing (and any Deferred India Closing) or earlier termination of this Agreement. (d) Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that none of Buyer’s obligations hereunder are conditioned in any manner upon the Buyer obtaining any Debt Financing. Section 7.13. Reasonable Efforts. Subject to the terms hereof, each of the parties shall (and shall cause their Affiliates to) each use their respective reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable. The Buyer shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of preventing, delaying or impeding the consummation of the transactions contemplated hereby, provided that nothing in this Section 8.08 shall prevent or otherwise restrict the Sponsor and the Affiliates of the Sponsor, including their respective portfolio companies (other than the Buyer) from operating their respective businesses in the ordinary course. Section 7.14. R&W Insurance Policy. In the event Buyer or any of its Affiliates obtains (at its sole cost and expense) a representations and warranties insurance policy in connection with the transactions contemplated by this Agreement (such policy, a “R&W Insurance Policy”), the Buyer shall procure that such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud with respect to the making of the representations and warranties contained in Article V of this Agreement) against the Seller or

48 any of its Affiliates or any of their respective Representatives. For the avoidance of doubt, nothing in this Section 7.13 shall require the Buyer to obtain a R&W Insurance Policy. Section 7.15. Minimum Cash Amount; Certain Payments. (a) Seller shall cause the amount of Cash and Cash Equivalents of the Transferred Entities as of the Closing to be not less than the Minimum Cash Amount, after taking into account the amount of Estimated Transaction Expenses. (b) The Seller and Buyer further agree to the additional matters set forth on Section 7.15 of the Disclosure Letter. Section 7.16. Transfer of India Business. (a) Buyer shall promptly, and in any event within three (3) Business Days following the date hereof, commence the process of establishing a Subsidiary in India (the “Indian Buyer”) that will acquire the Transferred Assets and assume the Assumed Liabilities of the Business in India (the “Indian Business”). Buyer shall, and shall cause its Affiliates to, use all reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary to allow for the Indian Buyer to acquire the Transferred Assets and assume the Assumed Liabilities in India and to employ any Business Employees located in India, on the terms and conditions set forth herein and to otherwise be able to assume and continue the operation of the Business in India as promptly as practicable, including preparing and filing all documentation reasonably necessary to effect all necessary filings, consents, waivers, approvals and authorizations and to obtain the Permits or Governmental Orders from all Governmental Authorities required in respect of the same. Without limiting the foregoing, as promptly as practicable after the date hereof, the Buyer shall make all filings required to apply for and obtain all Permits required for the Indian Buyer to operate the Indian business in accordance with the provisions of the Contract Labour (Regulation & Abolition) Act, 1970, as set forth on Section 7.16(a) of the Disclosure Letter (the “Required Permits”). The Buyer shall, in consultation with the Seller, use reasonable efforts to resolve any objections and to avoid or eliminate any impediment that may be asserted by any Governmental Authority in connection therewith as promptly as practicable. (b) Seller shall reasonably cooperate with Buyer to prepare any filing or submission to be made with any Governmental Authority in connection with the matters that are the subject of this Section 7.16, and shall otherwise reasonably cooperate with the Buyer in connection with any actions determined by the Buyer and the Seller to be necessary under applicable Law to provide for the smooth and effective transfer of the Indian Business to the Indian Buyer as soon as practicable in accordance with the provisions of this Agreement, and shall furnish to Buyer any necessary information and reasonable assistance as Buyer may request in connection therewith. The Buyer shall provide Seller with copies of any filings or proposed communications to be made with any Governmental Authority in advance and shall consider in good faith any comments or views thereon provided by the Seller. Unless otherwise agreed by the Seller, the Buyer and its Affiliates shall not participate in any substantive meeting or discussion with any Governmental Authority in connection with this Section 7.16 without giving Seller the opportunity to attend and participate.

49 (c) In particular, but without limiting the generality of the foregoing or any other obligations of Buyer set forth herein (including under Article IX): (i) The Buyer shall: (A) use all reasonable endeavours to take the actions set forth on Section 7.16(c)(i) of the Disclosure Letter; (B) issue appointment letter/offer letters to the Business Employees located in India in accordance with Section 9.01(a) and Section 9.01(b); and (C) otherwise use all reasonable endeavours to undertake all such actions, as may be reasonably required for the Indian Buyer to acquire the India Business in the manner contemplated in this Agreement. (ii) The Seller shall: (A) use commercially reasonable efforts to obtain any Third Party Consents required to assign any Contracts to which the Indian Asset Seller is a party with customers forming part of the Indian Business in accordance with Section 7.05; and (B) cooperate with the Buyer and the Indian Buyer in connection with any actions reasonably requested to be taken to assist the Buyer and the Indian Buyer in making offers of employment to and procuring that the Business Employees located in India and employed by the Indian Asset Seller join the Indian Buyer on the terms contemplated hereby at the Closing or Deferred India Closing, as applicable; and (C) use commercially reasonable efforts to deliver to the Buyer, prior to any Deferred India Closing, an unaudited balance sheet of the India Business presenting the assets and liabilities of the India Business being sold pursuant to this Agreement, as of the most recently practicable fiscal quarter end of the Seller (provided that such balance sheet will be unaudited and will have been prepared from the financial books and records of the Indian Asset Seller and so not agree to Seller’s statutory accounts for the Indian Asset Seller, which reflect other businesses of Seller, and Seller makes no representations or warranties with respect thereto hereunder). (d) With respect to each Transferred Contract that relates to both the India Business and the remainder of the Business (including, for the avoidance of doubt, any Transferred Contract pursuant to which the Indian Asset Seller is party to any local implementation agreement, local statement of work or equivalent agreement pursuant to which the India Business obtains rights, benefits and obligations under a master contract to which the Indian Asset Seller is not a party and that otherwise constitutes a Transferred Contract) (each, an “India Shared Contract”), to the extent the India Business would cease to be subject to (or entitled to the rights and benefits of) such India Shared Contract as a result of any Deferred India Closing, the parties will use

50 commercially reasonable efforts prior to the Closing to, (i) to the extent permitted by the applicable Contract and applicable Law, enter into an appropriate subcontracting or similar arrangement and otherwise treat such Contract in accordance with the provisions of Section 2.04, mutatis mutandis, such that the Indian Asset Seller may continue to operate as an agent, subcontractor or equivalent under such India Shared Contract between the Closing and the Deferred India Closing or (ii) to the extent not permitted by applicable Law or the terms of the Contract (or otherwise agreed by Buyer and Seller), cause the counterparty(ies) to any such India Shared Contract to either (A) agree in writing that the Indian Asset Seller will be entitled to rely on, and to enjoy the rights, benefits and privileges of, such Shared Contract as if the India Business remained affiliated with the remainder of the Business and the India Business had been transferred at the Closing or (B) agree to separate such India Shared Contract or enter into a new contract (an “India Deferred Contract”), on as substantially consistent terms as those contained in the India Shared Contract with the Indian Asset Seller, in order for the Indian Asset Seller to be able to continue to operate under (and to receive the applicable benefits of) such India Deferred Contract pending the Deferred India Closing as were provided under the applicable India Shared Contract prior to the Closing. The costs of any fees or other payments to the counterparties under any such India Shared Contracts that may be necessary in connection with entering into any India Deferred Contract or arrangement contemplated by this Section 7.16 shall be borne by the Buyer. ARTICLE VIII POST-CLOSING COVENANTS Section 8.01. Access. In addition to the provisions of Section 8.02, from and after the Closing and continuing for six (6) years thereafter, in connection with any reasonable business purpose, including the preparation or amendment of any Tax Returns, claims or obligations relating to Excluded Liabilities, the preparation of financial statements, SEC reporting obligations, or any Action to which the Seller or any of its Affiliates is a party (other than in any action against the Buyer, a Transferred Entity or the Business), the requirements of any Laws applicable to the Seller or its Affiliates or the determination of any matter relating to the rights or obligations of the Seller and/or its Affiliates under any of the Transaction Agreements, the Buyer shall, and shall cause each of its Affiliates and Representatives to provide, furnish or otherwise make available to the Seller, its Affiliates and their Representatives upon reasonable prior notice or request, (a) reasonable access, during normal business hours, to the books, records, data and information of the Buyer and its Affiliates (including the Transferred Entities) in respect of the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities, (b) such additional financial and other information regarding the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities as the Seller, its Affiliates or their respective Representatives may from time to time reasonably request and (c) those employees of the Buyer and its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be required to assist the Seller or its Affiliates or their Representatives in connection with their inquiries for the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes, but such access shall be at the reasonable discretion of the Buyer and the Seller shall pay the Buyer’s reasonable out-of-pocket costs in relation thereto; provided, however, that the provision of such access, data or information (i) will not unreasonably interfere with the business or operations of the Buyer or any of its Affiliates, (ii) will not be required to the extent determined in good faith by the Buyer that it would violate any Law, privacy

51 policy, confidentiality obligation or legal privilege, provided that the Buyer and its Affiliates shall use commercially reasonable efforts, including obtaining the consent of any third parties, to make such information available in a manner that would not violate such Law, policy, protection or privilege and (iii) will not oblige the Buyer to make any work papers of any accountant or auditor available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Section 8.02. Records Preservation. Subject to its confidentiality obligations hereunder, the Seller and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date (and, with respect to the Indian Business, if applicable, the Deferred India Closing Date). The Buyer will preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in respect of the pre-Closing period that are in the possession of the Buyer or any of its Affiliates for the longer of (i) any applicable statute of limitations (including applicable extensions), and (ii) a period of six (6) years from the Closing Date. Section 8.03. Conduct Prior to Deferred India Closing. If the closing of the transactions contemplated hereby with respect to the India Business occurs after the Closing, during the period from the Closing until the Deferred India Closing: (a) all benefits and burdens of the India Business shall be for the account of the Buyer and Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses arising from Seller’s and its Affiliates’ continued direct or indirect ownership, management or operation thereof as if the Indian Business had been acquired by the Buyer on the Closing Date; (b) all income, proceeds or other monies generated by the India Business, or received by the Seller or any of its Affiliates for, or on behalf of, the India Business, shall be held in trust for the account of the Buyer or its Affiliates and shall be paid over to Buyer and its Affiliates (net of any costs and expenses of Seller or its Affiliates incurred in connection therewith) from time to time in accordance with the timing of monthly payments from Seller to Buyer pursuant to the Transition Services Agreement, provided for the avoidance of doubt that Seller and its Affiliates may retain from any such income, proceeds or other monies such amounts as may be required to pay, provide and/or fund contractual and/or statutory compensation and benefits in respect of Indian Business Employees (including retirement, health and welfare benefits and the employer portion of any retirement or welfare contributions or payroll or other Taxes); (c) Buyer shall cooperate with, and reasonably assist Seller and provide Seller with all information reasonably required and access to all Technology, Systems, information, employees, Intellectual Property and other resources of the Business in the possession or control of Buyer or otherwise used, leased or licensed by Buyer in connection with the Business and reasonably required by Seller in connection with the conduct of the India Business in the ordinary course and consistent with past practice until the Deferred India Closing;

52 (d) except, (i) as required by applicable Law, (ii) as required or otherwise contemplated by this Agreement or any of the other Transaction Agreements (including the Transition Services Agreement), (iii) as identified in Section 7.01 of the Disclosure Letter, or (iv) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned and provided that consent shall be deemed to have been given if the Buyer does not object within five (5) Business Days from the date on which a request of such consent is delivered to the Buyer), the Seller (x) shall, and shall cause the Indian Asset Seller to, use commercially reasonable efforts to conduct the India Business in all material respects in the ordinary course of business (subject to any changes thereto resulting from the occurrence of the Closing or the existence of the Transition Services Agreement) and to preserve intact, in all material respects, the material commercial relationships and goodwill of the India Business and the Indian Business Assets and (y) shall not and shall cause the Indian Asset Seller not to (solely with respect to the India Business and the India Transferred Assets or India Assumed Liabilities) take any of the actions described in clauses (i), (ii), (v), (vi), (ix), (xii) or, to the extent related to the foregoing, (xv) of Section 7.01 (as incorporated herein mutatis mutandis). Section 8.04. Rights to Seller Marks. Effective as of the Closing, except as expressly provided in this Section 8.04, none of the Buyer or any of its Affiliates (including the Transferred Entities following the Closing) shall use any trademark in a way that is confusingly similar to the Seller Marks. Buyer shall, and shall cause all of the Buyer’s Affiliates (including the Transferred Entities) to, within three (3) months following the Closing (the “Roll-Off Period”) cease all use of the Seller Marks; and in furtherance thereof Buyer and its Affiliates shall revise all advertising materials and all other information or other materials, including any internet websites or other electronic communication vehicles, and change all signage and stationery, in each case, to remove all use of any Seller Marks and to otherwise discontinue all use of any Seller Marks. During the Roll-Off Period, the Buyer and its Affiliates (including the Transferred Entities) may continue to temporarily use the Seller Marks as such Seller Marks were used in the operation of the Business by the Selling Parties or Transferred Entities immediately prior to the Closing; provided, that the Buyer (i) shall not, and shall cause all of the Buyer’s Affiliates (including the Transferred Entities) to not, hold themselves out as having any then-current affiliation with any Selling Party or their Affiliates, and (ii) shall use commercially reasonable efforts to minimize and eliminate use of the Seller Marks by the Buyer and the Buyer’s Affiliates (including the Transferred Entities). Following the Roll-Off Period, Buyer and its Affiliates shall not use or display any Seller Marks in any manner for any purpose, except that nothing in this Section 8.04 shall prohibit the Buyer nor any Transferred Entity from using any of the Seller Marks in a text-only form in a nominative manner in connection with historical, tax, employment or similar references to the Business, as expressly permitted under any Ancillary Agreement or as otherwise required to comply with applicable Law, in each case, solely as factually accurate and reasonably necessary or in any other way that does not infringe Seller’s rights in the Seller Marks and is consistent with the terms of this Section 8.04. None of the Buyer or its Affiliates nor any Transferred Entities shall contest the validity, enforceability or ownership of any of the Seller Marks or register or seek to register any of the Seller Marks in any jurisdiction. Any and all goodwill generated by the use of the Seller Marks, including under this Section 8.04, shall inure solely to the benefit of the respective owner of the applicable Seller Marks. For the avoidance of doubt, nothing in this Section 8.04 shall operate to prevent the Buyer (and its Affiliates) from retaining or require Buyer or its Affiliates to remove any Seller Marks from Transferred Books and Records which were created prior to the Effective Time (or,

53 if applicable, Deferred India Closing Effective Time) and bear the Seller Marks and are retained for recordkeeping purposes; provided that the retention and use of the same by the Buyer and its Affiliates complies with the provisions of this Agreement. Section 8.05. Insurance. (a) From and after the Closing Date, subject to Section 8.05(b), the Transferred Entities shall cease to be in any manner insured by, entitled to any benefits or coverage under, or entitled to seek benefit or coverage from or under, any of the Seller’s or its Affiliates’ insurance policies (other than any such policy issued exclusively in the name and for the benefit of any Transferred Entity) that may provide coverage for claims relating to the Business prior to the Closing. After the Closing Date, all open, but not fully paid, claims relating to a Transferred Entity, or an employee of a Transferred Entity, shall automatically become the responsibility or asset, as applicable, of such Transferred Entity, including all future claim payments, to the extent not already owned by, or the responsibility of, such Transferred Entity. (b) Notwithstanding anything to the contrary in Section 8.05(a), where any Insurance Policy of the Seller or any of its Affiliates that provides coverage on an “occurrence basis” (collectively, the “Covered Policies”) with respect to any act, claim, event, circumstance, occurrence or Loss occurring at or prior to the Closing relating to the Business or the Transferred Entities and, in the event of a Deferred India Closing, occurring prior to such Deferred India Closing relating to the India Business (collectively, “Covered Claims”), the Buyer may seek coverage for any such Covered Claims under such Covered Policies; provided, that the Seller shall (unless otherwise agreed) control the prosecution, defense and administration of such Covered Claims. Buyer shall promptly notify the Seller of any Covered Claims, and Buyer shall bear a pro rata allocation (as determined by Seller in good faith) of the amount of any deductibles or self- insured retentions incurred by Seller in connection with such claim (based on the aggregate amount of claims asserted by Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand under each such Covered Policy and by reference to the applicable amount of the deductible and/or self-insured retention and the period for which such deductible or self-insured retention under each such Covered Policy) and shall reimburse Seller for all reasonable and documented out-of-pocket expenses incurred by Seller or any of its Affiliates relating to services for claims administration, investigation and claim review following the Closing with respect to any Covered Claims. Seller agrees to reasonably cooperate with Buyer in connection with the tendering and pursuit of any Covered Claim, in each case at the sole cost and expense of Buyer (to the extent such expenses are not covered by the applicable Covered Policies) (the “Covered Expenses”). Any proceeds received by the Seller or its Affiliates from any third-party insurance carrier that relate to Covered Claims shall be paid promptly to the Company, less the amount of any Covered Expenses which the Buyer has not paid to the Seller (or its applicable Affiliates). For the avoidance of doubt, after the Closing, the Seller and its Affiliates shall be entitled to administer the Covered Policies in their sole discretion and shall have no obligation to maintain in effect any Insurance Policies, provided that Seller shall not take any action solely to remove any Transferred Entity as an insured under any Covered Policy as it relates to actions prior to the Closing, or to otherwise terminate or allow any Insurance Policy to lapse with the primary intention of frustrating the operation of this Section 8.05(b).

54 (c) Notwithstanding the provisions of Section 8.05(a), the Seller shall, and shall procure that the other Selling Parties (and their respective Affiliates) shall, provide the Buyer (and its Affiliates), at the cost and expense of the Buyer, with reasonable assistance for the purposes of the Buyer (and its Affiliates) obtaining such insurance policies in respect of the Business, in connection with the Closing and any Deferred India Closing, as would be reasonable for the Buyer (and its Affiliates) to enter into in respect of the Business for the purposes of replacing the coverage provided in respect of the Business by the Insurance Policies (and/or such other insurance policies as are deemed reasonably necessary by the Buyer). Section 8.06. Further Assurances; Wrong Pockets. From time to time following the Closing (or the Deferred India Closing, as applicable), the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take all such other reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party hereto (including (i) transferring back to the Seller or its designated Affiliates any asset or liability not contemplated by this Agreement to be a Business Asset or an Assumed Liability that was transferred to the Buyer or its Affiliates at or after the Closing (including by transfer of the equity interests of the Transferred Entities),or any Deferred India Closing and (ii) transferring to the Buyer or its designated Affiliates (and having the Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Business Asset or an Assumed Liability, respectively, which was not transferred to or assumed by the Buyer or its Affiliates at the Closing (including by transfer of the equity interests of the Transferred Entities) or any Deferred India Closing), in each case of clause (i) and (ii), at each party’s own expense and for no additional consideration. In the event that any Selling Entity receives any payment for or in respect of any Transferred Asset or in respect of the Business after the Closing or, in the case of India Transferred Assets and the related portion of the Business, after any Deferred India Closing (in each case, other than in respect of any Excluded Assets), the Seller agrees to promptly remit (or cause to be promptly remitted) such funds to the Buyer. In the event that the Buyer receives any payment related to any Excluded Asset after the Closing, the Buyer will promptly remit (or cause to be promptly remitted) such funds to the Seller. Following the Closing (or, as it relates to employees located in India, if applicable, the Deferred India Closing), in the event that Seller identifies any employee who, as of immediately prior to the Closing (or Deferred India Closing, as applicable), was exclusively dedicated to the Business whose employment has not transferred to Buyer in accordance with the terms of this Agreement, Seller shall notify Buyer and provide Buyer the opportunity to make an offer of employment to such individual on the terms and conditions set forth in Section 9.01(b) (assuming for purposes of this covenant that the individual is a Transferred Employee) and on such other terms that satisfy all requirements of applicable Law. Section 8.07. No Embarrassment Payment. (a) The Buyer agrees that if it, or any of its Affiliates, shall, within the Restricted Period, enter into any agreement or arrangement relating to a Subsequent Sale, and in the event that the Subsequent Sale Proceeds are in excess of the Buyer's Transaction Costs, then upon completion of the Subsequent Sale, the Buyer shall pay to the Seller an amount equal to the No Embarrassment Payment.

55 (b) The No Embarrassment Payment shall be paid by the Buyer no later than 15 Business Days following completion of the Subsequent Sale. (c) The No Embarrassment Payment shall be paid in cash, by wire transfer of immediately available funds to the account designated in writing by Seller, and otherwise in accordance with Section 8.07(b). (d) The Buyer shall, immediately on its entry into any definitive agreement or arrangement relating to, or on the completion of which, would result in, a Subsequent Sale (which shall not, for the avoidance of doubt, include any letter of intent, heads of terms, non-binding offer letter or similar) (“Subsequent Sale Documentation”), notify the Seller in writing of the existence of the agreement or arrangement and provide the Seller all assistance as the Seller may reasonably require (including providing access to information, documentation and to employees of the Buyer or any Affiliate of the Buyer) to allow the Seller to calculate the Subsequent Sale Proceeds and/or determine whether the Buyer’s Transaction Costs have been exceeded. (e) Within 30 days following the closing of such Subsequent Sale in accordance with the terms of the Subsequent Sale Documentation, the Buyer shall deliver to Seller a written statement (a “Subsequent Sale Statement”) setting forth, in reasonable detail, the Buyer’s final calculation of the Subsequent Sale Proceeds and the Buyer’s Transaction Costs (including each component thereof and together with reasonable supporting detail) and Buyer’s resulting calculation of the amount of the No Embarrassment Payment. The Seller shall have 30 days following the date of delivery of the Subsequent Sale Statement to review such statement. If Seller disputes the calculation of the No Embarrassment Payment or any of the components thereof, then Seller shall deliver to the Buyer, on or prior to the end of such 30-day review period, a written statement (a “Subsequent Sale Objection Statement”) setting forth its objection(s), including reasonable detail regarding the reason therefor and together with any calculations and other supporting documents related thereto. (f) If (i) the Seller agrees in writing to the No Embarrassment Payment as set forth in the Subsequent Sale Statement or (ii) the Seller fails to deliver a Subsequent Sale Objection Statement prior to the expiration of the 30 day review period, then the No Embarrassment Payment as set forth in the Subsequent Sale Statement shall be final and binding on the parties. If the Seller timely delivers a Subsequent Sale Objection Statement, the parties shall, during a period of 30 days thereafter, negotiate in good faith to resolve and reach an agreement as to the disputed items and the No Embarrassment Payment. In the event all disputed matters are resolved in writing during such resolution period, the No Embarrassment Payment as finally determined based on the resolution thereof shall be final and binding on the parties. If the parties do not reach a final resolution of all disputed items during such time period, then the parties shall submit the unresolved disputed items to the Independent Accountant for resolution in accordance with the provisions of Section 4.02(e) and Section 4.02(f), mutatis mutandis. ARTICLE IX EMPLOYEE MATTERS Section 9.01. General.

56 (a) Offer of Employment; Continuation of Employment. Except (x) where a Business Employee’s employment transfers automatically to the Buyer or its Affiliates as a result of the transactions contemplated by this Agreement, whether pursuant to applicable Law or as a result of the transfer to the Buyer of the Transferred Equity Interests (including, for the avoidance of doubt, any Business Employees who remain employed by any of the Transferred Entities as of the Closing), or (y) as otherwise provided in this Section 9.01 with respect to an Employee on Disability Leave, the Buyer shall offer, or cause one of its Affiliates to offer, to each individual who, immediately prior to the Closing, is a Business Employee, other than any Employee on Disability Leave (each such Business Employee, an “Active Business Employee”), employment as of the Closing on terms and conditions substantially similar (save in respect of any salary, wages, cash incentives and, subject to Section 9.01(c), cash bonus schemes, which shall be on terms no less favorable, provided that nothing in this Section 9.01(a) nor in this Agreement more generally shall, subject to compliance with applicable Law (including to avoid triggering redundancy, severance, termination or similar entitlements under TUPE) otherwise prevent the Buyer (and/or its Affiliates) from extending, amending and/or replacing the targets and other metrics against which bonus schemes are measured following April 30, 2024, which shall be for the sole discretion of the Buyer and its Affiliates), considered on an overall basis, when compared with the individual’s terms and conditions of employment with the Seller and its Affiliates immediately before the Closing Date (and, without limiting the foregoing, on such terms and conditions that satisfy all requirements of applicable Law, including being sufficient to avoid triggering redundancy, severance, termination or similar requirements under TUPE). For purposes of this Agreement, any Business Employee who is not actively at work on the Closing Date due to a leave of absence (including due to short-term disability, short-term leave, educational leave, vacation, holiday, sick leave, family leave, workers’ compensation, maternity (whether or not on short-term disability leave) or paternity leave, military leave, jury duty, bereavement leave or injury leave) in compliance with the applicable policies of the Selling Parties and/or the Transferred Entities in force as at the date of this Agreement, as applicable, other than any Employee on Disability Leave, shall be considered an Active Business Employee. Effective on the date on which an Employee on Disability Leave presents himself or herself to the Buyer and its Affiliates for active employment within twelve (12) months following the Closing Date or within any longer period of time as required by applicable Law, the Buyer shall, or shall cause its Affiliates to, make an offer of employment to such Employee on Disability Leave. All offers of employment made by the Buyer or its Affiliates to the Business Employees shall be written and be made no later than fifteen (15) days prior to the Closing Date (other than with respect to Employees on Disability Leave which date of such offer is as provided for above, or with respect to any Business Employee provided by Seller for the first time on a revised list under Section 9.01(n), which offer shall be made as soon as practicable) and shall (i) subject to the other terms of this Section 9.01, be on the terms and conditions set forth in Section 9.01(b) (assuming for purposes of this covenant that the Business Employee is a Transferred Employee) and (ii) set forth other terms that satisfy all requirements of applicable Law (including to avoid triggering redundancy, severance, termination or similar entitlements under TUPE). Upon request, Buyer shall or shall cause one of its Affiliates to provide Seller copies of any such offer of employment provided pursuant to this Section 9.01. In the case of each Business Employee whose employment transfers to the Buyer or its Affiliates automatically under applicable Law upon the Closing or as a result of the transfer of Transferred Equity Interests to the Buyer and its Affiliates, effective as of the Closing, the Buyer shall, or shall cause its Affiliates to, accept and continue such Business

57 Employee’s employment. Each Business Employee who accepts employment with the Buyer and its Affiliates (including, following the Closing, any Transferred Entity) as of the applicable Transfer Time, or whose employment continues with the Buyer and its Affiliates as of the applicable Transfer Time, shall be referred to herein as a “Transferred Employee”. If any Transferred Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with the Buyer or its applicable Affiliates (including, following the Closing, any Transferred Entity) on or after the applicable Transfer Time, the Buyer will, or will cause its applicable Affiliate to, use all reasonable endeavors to promptly file any necessary applications or documents and will take all actions reasonably applicable to secure the necessary visa, permit or other approval (including any transfer thereof) as of the applicable Transfer Time and the transfer of any related immigration processes (including labor certifications) to the Buyer or its applicable Affiliate, and the Seller or one of its Affiliates will provide such assistance as reasonably requested by the Buyer in connection therewith. (b) Terms and Conditions of Employment. For a period beginning on the Closing Date and ending on December 31, 2024 or for such longer period of time as required by applicable Law (as applicable, the “Continuation Period”), each Transferred Employee shall be entitled to receive while in the employ of the Buyer or any of its Affiliates, (i) at least the same salary, wages and cash incentives or, subject to Section 9.01(c), cash bonus opportunities at target as such Transferred Employee is eligible to receive or contractually entitled to (or entitled to by Laws) as of immediately prior to the applicable Transfer Time, as reflected on the list of Business Employees, (ii) equity incentive compensation (or the cash-equivalent value thereof, unless the use of a cash-equivalent would reasonably be expected to result in a violation of or result in any Liability under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006 or any similar non-U.S. Law (collectively, “TUPE”)) in an amount, measured as of the date of grant, that is no less than the value of the equity incentive compensation granted to such Transferred Employee by the Seller or its Affiliates during the year prior to the applicable Transfer Time, as reflected on the list of Business Employees and (iii) other terms and conditions of employment as were provided to such Transferred Employee as of immediately prior to the applicable Transfer Time and which, if changed or eliminated, would reasonably be expected to give rise to a claim for monetary damages under applicable Law or contract (including any entitlement to severance from the Seller or any of its Affiliates) or that are required by Law or the Seller’s policies applicable to such employees prior to the Closing, including as it relates to tax equalization, housing allowances and other perquisites. In addition, during the Continuation Period, the Buyer shall, or shall cause its Affiliates to, provide the Transferred Employees with employee benefits (including employer matching contributions under defined contribution pension plans) and perquisites (other than cash incentive or bonus opportunities and equity incentive commitments) that are substantially similar (in the aggregate) to the benefits and terms that apply under the applicable Employee Plans in effect immediately prior to the applicable Transfer Time (unless such standard would reasonably be expected to result in a violation of or Liability under TUPE or any other applicable Law, in which case, “substantially similar” shall be replaced with “no less favorable”). In the case of Transferred Employees not primarily based in the U.S., the Buyer and its Affiliates shall, in addition to meeting the requirements of this Section 9.01(b), comply with any additional obligations or employment standards arising under applicable Laws governing the terms and conditions of employment. As set out in Section 9.01(a), nothing in this Section 9.01(b) nor in this Agreement more generally, shall, subject to compliance with applicable Law (including to avoid triggering redundancy, severance, termination or similar entitlements

58 under TUPE), prevent the Buyer (and/or its Affiliates) from extending, amending and/or replacing the targets and other metrics against which bonus schemes are measured following the expiration of the April 30, 2024 fiscal year, which shall be for the sole discretion of the Buyer and its Affiliates and which shall not constitute a breach of this Agreement. (c) Bonuses. As of the Closing Date, the Buyer or one of its Affiliates (including any Transferred Entity) shall assume all obligations to each Transferred Employee pursuant to any cash incentive, commission or cash bonus program such Transferred Employee is eligible to participate in or contractually entitled to (or entitled to by Laws) as of immediately prior to the applicable Transfer Time (a “Pre-Closing Bonus Scheme”). Consistent with the Buyer’s obligations under this Section 9.01, the Buyer shall, or shall cause its Affiliates (including the Transferred Entities) to, pay (if, and on, the same basis as would have been payable by the applicable Selling Party) the Transferred Employees such incentive compensation under any Pre- Closing Bonus Scheme on the same basis as in effect prior to the Closing Date (including as to the timing of payment) for the applicable performance measurement period which includes the Closing Date. Nothing in this Section 9.01(c) shall (i) extend to any non-cash, stock, or equity incentive or other bonus scheme, (ii) require the Buyer to continue or maintain the terms of any Pre-Closing Bonus Scheme for any period after the date of payment thereunder to the applicable Transferred Employee; or (iii) extend to the Deal Close Retention Bonuses referenced in Section 5.15(h) of the Disclosure Letter, which shall remain the sole responsibility of the Seller and/or its Affiliates. (d) Vacation and Paid Time Off. The Buyer shall, or shall cause its Affiliates to, during the Continuation Period, provide paid time off and vacation benefits to Transferred Employees that are at least as favorable to the Transferred Employees as those provided under the applicable paid time off or vacation program of the Buyer or its Affiliates; provided, however, that, during the Continuation Period, each Transferred Employee shall be entitled annually to at least the number of vacation days and paid time off to which such Transferred Employee was entitled under the applicable Employee Plan immediately prior to the Closing Date. Effective as of the Closing Date, the Buyer shall, or shall cause its Affiliates (including the Transferred Entities) to, assume or retain, as the case may be, all obligations of the Seller and its Affiliates for the accrued, unused vacation and paid time off of the Transferred Employees, and shall reimburse the Seller and its Affiliates for any accrued and unused vacation and paid time off required to be paid by the Seller or its Affiliates to any Transferred Employees at or following the Closing. Neither the Seller nor any of its Affiliates shall have any obligation or liability to pay or provide any vacation or paid time off payments claimed by any Transferred Employee on or after the Closing Date. (e) Severance Benefits. Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.01(o) of the Disclosure Letter, in addition to the foregoing, the Buyer shall, or shall cause its Affiliates (including the Transferred Entities) to provide severance payments and benefits to any Transferred Employee who is laid off, made redundant or whose employment is otherwise terminated during the Continuation Period, in an amount (calculated taking into account the employee’s compensation and service at the time of such layoff, redundancy or termination, including service with the Seller or its Affiliates or any predecessor owner of the Business, or if higher, compensation as of the applicable Transfer Time) that is equal to the greatest of (i) the severance payments and benefits (including severance payments, transition

59 payments and continued health coverage) that such employee would have been eligible to receive in the same circumstances under the terms of Seller’s or its applicable Affiliate’s severance plan, arrangement, program, policy, practice or guidelines, as in effect as of the applicable Transfer Time, (ii) the employee’s contractual entitlement and (iii) the severance payments and benefits required to be provided under applicable Law. (f) Credit for Service. The Buyer shall, or shall cause its Affiliates to, subject to and in addition to any requirements under applicable Law (including TUPE), credit Transferred Employees for service earned on and prior to the applicable Transfer Time with the Seller and its Affiliates, or any of their respective predecessors, in addition to service earned with the Buyer and its Affiliates on or after the Closing Date, for all purposes, including (i) for purposes of eligibility, vesting and calculation of benefits under any retirement or other employee benefit plan, program or arrangement of the Buyer or any of its Affiliates (collectively, the “Buyer Plans”) for the benefit of the Transferred Employees on or after the Closing Date, and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees. In addition, without limiting the generality of Section 9.01(b) and the foregoing and except as otherwise expressly provided for in Section 9.02(a), from and after the applicable Transfer Time, the Buyer shall, or shall cause its applicable Affiliates to, use reasonable efforts to maintain as of the Closing Date Buyer Plans that are retirement and other employee benefit plans, programs and arrangements that correspond to those in which Transferred Employees were eligible to participate as of immediately prior to the applicable Transfer Time and provide that each Transferred Employee will be immediately eligible to participate, without any waiting time, in such corresponding Buyer Plans in which such Transferred Employee is eligible to participate as of immediately prior to the applicable Transfer Time. (g) Pre-existing Conditions; Coordination. The Buyer shall, and shall cause its Affiliates to, subject to and in addition to any requirements under applicable Law (including TUPE), use its commercially reasonable efforts to cause Buyer’s health plans (“Buyer Health Plans”) to waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible spouses and dependents. The Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts in connection with the Buyer Health Plans, to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under Seller’s or any of its Affiliates’ health plans in the calendar year in which the applicable Transfer Time occurs. (h) Assumption of Assumed Employee Plans. The Buyer or its Affiliates shall assume or retain sponsorship of, and all obligations and Liabilities with respect to, each Assumed Employee Plan and shall retain, assume or discharge all obligations attributable to Business Employees and former employees of the Business (including, in each case, their eligible spouses, dependents and beneficiaries) under such Assumed Employee Plans as of the Closing. (i) Participation in Employee Plans other than Assumed Employee Plans. Except as otherwise specifically provided in this Agreement, all Business Employees will cease, effective as of the Closing Date, any participation in and any benefit accrual under each Employee Plan that is not an Assumed Employee Plan (a “Non-Assumed Employee Plan”). The Seller and

60 its Affiliates shall take all necessary actions to effect such cessation of Business Employees under such Non-Assumed Employee Plans. Notwithstanding the first sentence of this Section 9.01(i), any Employee on Disability Leave covered by a Non-Assumed Employee Plan immediately prior to the Closing Date may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of such Non-Assumed Employee Plan as in effect from time to time, until the earlier of the date of such employee’s commencement of or return to active employment with the Buyer or its Affiliates, if applicable, or, the date such employee ceases to be eligible for such coverage. The Buyer shall reimburse the Seller (or its applicable Affiliate) promptly for any payments made to such Employee on Disability Leave within twelve (12) months following the Closing Date, or within any longer period of time as required by applicable Law, pursuant to this Section 9.01(i) upon receipt of periodic billing for such amounts. (j) Employee Representative Agreements; Consultation. The Buyer shall, or shall (as applicable) cause its Affiliates to, consistent with applicable Law, assume all collective bargaining, works council or other similar written employee representative agreements that cover any Transferred Employees or, if applicable, assume all obligations to any Transferred Employees under any collective bargaining, works council or other similar written employee representative agreements that cover such Transferred Employees (but only to the extent such obligations would transfer under TUPE or applicable Law). The Buyer acknowledges that TUPE will apply to the transfer of any Business Employees who work in the United Kingdom, Germany, Ireland, Hungary or Poland and who are not employed by a Transferred Entity in connection with the transactions contemplated hereby and that representative(s) of any affected employees will need to be informed and consulted with respect to the transaction prior to the Closing. In furtherance thereof, Buyer and Seller shall cooperate and take all actions reasonably necessary or appropriate with respect to TUPE (or any other requirement under applicable Law or any Contract) to inform and consult with the representatives of the Business Employees who work in the United Kingdom and who are not employed by a Transferred Entity or any other affected employees if required by applicable Law, to provide such information and to engage in such notifications, consultations and negotiations with such representatives as may be required by applicable Law. Each party shall defend, indemnify and hold harmless the other party and its Affiliates against any and all Losses of the indemnified party arising out of that party’s or any of its Affiliates’ failure to comply with TUPE (including but not limited to the information and consultation requirements of TUPE where such failure is caused by an indemnifying party) other than any failure to comply that is directly or indirectly a result of reliance on information provided (or any failure to provide such information) or analysis conducted by the indemnified party and its Affiliates. Further, Seller and its Affiliates shall defend, indemnify and hold harmless the Buyer and its Affiliates for any Losses or Liabilities arising out of or in connection with the employment or termination of any Business Employee by Seller in a TUPE jurisdiction in the period prior to the Closing or the Transfer Time (whichever is the later). Further, the Buyer and its Affiliates shall defend, indemnify and hold harmless the Seller and its Affiliates for any Losses or Liabilities arising out of or in connection with the employment of or termination of any Transferred Employee by the Buyer or its Affiliates in a TUPE jurisdiction in the period after the Closing or the Transfer Time (whichever is the later). (k) Equity Retention. On the first payroll date of the Buyer (and/or the applicable Affiliate of the Buyer) immediately following Buyer’s receipt of Seller’s portion of the funds payable pursuant to this Section 9.01(k), Buyer or its applicable Affiliate shall pay to each Transferred Employee listed on Section 9.01(k) of the Disclosure Letter as a holder of unvested

61 time-vesting restricted stock units issued by the Seller (the “Unvested RSUs”), in each case, subject to such Transferred Employee’s continued employment with Buyer or its Affiliates through and including April 30, 2024 and subject to such Transferred Employee’s transfer to substantially equivalent employment with Buyer having not triggered any severance payments or obligations from Seller, an amount (the “Final RSU Payment Amount”) equal to the number of shares of Class A common stock of the Seller subject to such Unvested RSUs as listed on Section 9.01(k) of the Disclosure Letter, multiplied by the closing price of the Class A common stock of the Seller on the last trading day prior to the execution of this Agreement, in each case, less applicable Tax withholdings and deductions. No later than May 10, 2024, Buyer shall provide a list to Seller of each applicable Transferred Employee whose employment with Buyer or its applicable Affiliate terminated on or prior to April 30, 2024. Within five (5) Business Days after receipt of such list, Seller shall deliver to Buyer, by wire transfer of immediately available funds to the account designated by Buyer, an amount equal to the aggregate amount (for all applicable and eligible Transferred Employees whose employment was transferred to Buyer in a substantially equivalent role and was not terminated on or prior to April 30, 2024) calculated based on (i) the Seller’s pro rata portion of the Final RSU Payment Amount for each applicable Transferred Employee and (ii) the Seller’s pro rata portion of the employer portion of any employment, payroll or similar Taxes related thereto. For purposes of this Section 9.01(k), the Seller’s pro rata portion will calculated based on a fraction, the numerator of which is the number of days in the current vesting period of the relevant Unvested RSUs (as reflected on Section 9.01(k) of the Disclosure Letter) through the Closing Date and the denominator of which is 365 (or such other number of days in the vesting period for the applicable Unvested RSU as is reflected based on the grant date and vesting date for such Unvested RSU on Section 9.01(k) of the Disclosure Letter). (l) The Seller will make available no later than twenty-eight (28) days prior to the Closing Date a list of Business Employees (including those Business Employees who the Seller anticipates will be Transferred Employees) as of the date of such list by role as of the date set forth in such list, together with their principal work location, hire date, annual salary or wage rate, target annual cash bonus opportunity, job title, exempt or non-exempt classification (as applicable), active or inactive status (and as applicable, type of leave and anticipated return date), full-time or part-time status, visa status (as applicable), employing entity, and accrued unused vacation. A revised list of Business Employees shall be provided by Seller five (5) Business Days prior to the Closing Date to reflect any updates and changes (including as to any changes to the anticipated identity of the Transferred Employees), effectuated in accordance with the terms of this Agreement prior to such date. (m) Severance Indemnity. The Buyer shall, and shall cause its applicable Affiliates to, indemnify the Seller and its Affiliates against any Losses incurred by the Seller or any of its Affiliates (whether by contract, applicable Law or Seller’s customary policies, programs or practices) as a result of Buyer failing to make any offer required under this Section 9.01 or such offer not being in accordance with the terms set forth in this Section 9.01 (including any requirements of applicable Law or requirements to avoid triggering redundancy, severance, termination or similar entitlements under TUPE), which shall include any severance payments, penalties, compensation, expenses or other Liabilities which Seller or its Affiliates incur as a result of any Business Employee refusing to accept an offer of employment from Buyer or any of its Affiliates that was not made in accordance with the requirements of this Section 9.01. The Seller shall, and shall cause its applicable Affiliates to, indemnify the Buyer and its Affiliates against any

62 Losses incurred by the Buyer or any of its Affiliates in connection with any person who is not a Business Employee but whose employment transfers to Buyer or one of its Affiliates in connection with the transactions contemplated by this Agreement, which Losses shall include any severance payments, penalties, compensation, expenses or other Liabilities which Buyer or its Affiliates incur as a result of the transfer of employment (or any liability related to such employment including termination) of any such person. (n) Deferred India Business Employees. In the event that there is a Deferred India Closing, the parties intend that the Business Employees located in India (the “Deferred India Business Employees”) will become employees of the Indian Buyer at the Deferred India Closing Effective Time. Accordingly, in respect of the Deferred India Business Employees only, any reference to “Closing” or the “Closing Date” in this Article IX shall be deemed to refer to the Deferred India Closing or the Deferred India Closing Date, respectively. (o) Specified Employee Matters. Buyer and Seller agree to the additional covenants by and between Buyer and Seller set forth on Section 9.01(o) of the Disclosure Letter. Section 9.02. Retirement Plans and Deferred Compensation Plans. (a) 401(k) Plan. Unless the parties shall have mutually agreed to implement a “trust-to-trust transfer” of all accounts for Transferred Employees from the John Wiley & Sons, Inc. Employees’ Savings Plan (the “Seller 401(k) Plan”) to a tax-qualified defined contribution plan sponsored by Buyer or its Affiliates (the “Buyer 401(k) Plan”) in accordance with Section 414(l) of the Code, then in accordance with the terms of the Seller 401(k) Plan, the Buyer 401(k) Plan shall accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Seller 401(k) Plan, including plan loans. The Buyer shall use reasonable efforts to maintain, or use reasonable efforts to cause one of its Affiliates to maintain, as of the Closing Date (or as soon as possible after the Closing Date as the Buyer may procure in the exercise of its reasonable efforts), the Buyer 401(k) Plan in which the Transferred Employees shall be immediately eligible to participate and any applicable Assumed Employee Plans that are tax-defined contribution plans. (b) Deferred Compensation. The Transferred Employees set forth in Section 9.02(b) of the Disclosure Letter are “Participants” in the Seller Deferred Compensation Plan (as defined therein). Buyer and Seller agree that, for purposes of the Seller Deferred Compensation Plan, the employment of a Participant shall not be considered to have terminated (and, for the avoidance of doubt, such Participant shall not be deemed to have incurred a “separation from service” within the meaning of Section 409A of the Code) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement and/or any transfer of employment from Seller to any Transferred Entity, as applicable, and such employment shall only be considered to terminate (and incur a “separation from service” within the meaning of Section 409A of the Code) for purposes of the Seller Deferred Compensation Plan when the employment of such Participant with Buyer and its Affiliates terminates in accordance with the terms of the Seller Deferred Compensation Plan and applicable Law. Within ten (10) Business Days following any such termination, Buyer shall or shall cause one of its Affiliates, including any Transferred Entity, to provide written notice to Seller of such event and Seller shall remain responsible for the payment

63 of all nonqualified deferred compensation due to such terminated Participant under the Seller Deferred Compensation Plan. (c) Non-U.S. Retirement Benefit Arrangements. The Seller and the Buyer agree that where, immediately before the sale of Non-U.S. Transferred Equity Interests or, where relevant, under a Local Transfer Agreement, a Selling Party participates in, or has liability in respect of, a retirement benefit arrangement (including, without limitation, retirement pension or welfare benefits) for Transferred Employees located in any jurisdiction other than the United States, there shall be included in the sale of Non-U.S. Transferred Equity Interests, or, where relevant, under a Local Transfer Agreement, any plan, contract, policy, agreement, obligation or arrangement in respect of such retirement benefit arrangement and any liability (whenever accrued) under such retirement benefit arrangement, so that all liability attributable to the Transferred Employees (and their dependents and beneficiaries) in respect of the retirement benefit arrangement shall transfer from the Selling Party to the Buyer, and the Seller and the Buyer agree to use reasonable efforts to ensure that the Selling Party’s obligations and liabilities in respect of the retirement benefit arrangement shall be so transferred. Section 9.03. Communication with Business Employees. Prior to the Closing, neither the Buyer nor any of its Affiliates shall issue any communication (including any electronic communication) to any Business Employee without the prior written consent of the Seller (not to be unreasonably withheld or delayed). The Buyer and Seller shall mutually consider and agree to the contents, scope, form and timing of any communications by the Buyer or any of its Affiliates with the Business Employees on all employment-related matters in connection with this Agreement (collectively, “Employment Matters”). The Seller may participate in any communication sessions relating to Employment Matters organized by the Buyer or any of its Affiliates in accordance with this Section 9.03 (the “Employee Sessions”). Without limiting the foregoing, the Buyer agrees that at all times (i) the Buyer shall reasonably consult with the Seller prior to carrying out any Employee Sessions or otherwise effecting any communications to the Business Employees relating to Employment Matters and (ii) neither the Buyer nor any of its Affiliates shall make any representation (on behalf of itself or any other party, as applicable) relating to any Employment Matters without the prior written consent of the Seller. Section 9.04. Effect of Agreement; No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Seller and the Buyer hereby acknowledges and agrees, on behalf of itself and on behalf of its Affiliates, that all provisions contained in this Article IX are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall (a) be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement or (b) create any third party beneficiary or other right (i) in any other Person, including any current or former director, officer, employee or independent contractor of any of the Selling Parties or the Transferred Entities or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (ii) to continued employment with the Buyer, the Seller, the Transferred Entities or any of their respective Affiliates. Notwithstanding anything in this Article IX to the contrary, to the extent any provision of this Article IX conflicts with applicable Law, applicable Law shall govern.

64 ARTICLE X TAX MATTERS Section 10.01. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be liable for and shall pay any sales Tax, use Tax, direct or indirect real property transfer Tax, direct or indirect documentary stamp Tax, stamp duty, stamp duty reserve Tax, stamp duty land Tax, securities Tax, direct or indirect value added Tax (including VAT) or any Taxes whatsoever in the nature of a direct or indirect transfer Tax and any related fees, interest, penalties or additions thereto (“Transfer Taxes”) attributable to the sale or transfer of the Transferred Equity Interests, the Transferred Assets or the Business (including, for the avoidance of doubt, any Transfer Taxes that may arise in connection with the Flip-Up). The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other party’s cooperation, and file such Tax Return. If any of the Selling Party(ies) or any of their Affiliates file any such Tax Return, the Buyer shall promptly reimburse such Selling Party(ies) or such Affiliate(s) of the Selling Party(ies) on an after-tax basis for any Transfer Taxes paid and any costs and expenses reasonably and properly incurred (provided, however, such costs and expenses shall not include costs incurred in connection with the ordinary course preparation and filing of any Tax Return that would have been required notwithstanding the occurrence of the transactions contemplated by this Agreement) by the Selling Party(ies) or such Affiliate(s) in connection with the filing of such Tax Return. The Buyer and the Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes. For the avoidance of doubt, all sums payable, or consideration given, by the Buyer under this Agreement are exclusive of VAT and the Buyer shall in addition pay an amount equal to any VAT chargeable on those sums or consideration. The Buyer shall indemnify and hold harmless the Selling Parties, on after-tax basis, with respect to all Transfer Taxes. Section 10.02. Filing of Tax Returns by the Seller. The Seller shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to each Transferred Entity on an affiliated, consolidated, combined or unitary basis with the Seller or with at least one Affiliate of the Seller that is not a Transferred Entity for Tax years or periods ending on or before the Closing Date and any income Tax Returns required to be filed by the Asset Sellers with respect to any Transferred Assets for Tax years or periods ending on or before the Closing Date and shall remit (or cause to be remitted) all Taxes shown due on such Tax Returns. The Buyer shall reimburse the Seller for all Taxes that are Assumed Liabilities or that are taken into account as a current liability in the calculation of, or that otherwise reduce, the Purchase Price, in each case, but which are payable with any Tax Return filed by the Seller or any of its Affiliates pursuant to this Section 10.02 within fifteen (15) Business Days of a written request of the Seller or the relevant Affiliate (as applicable). Section 10.03. Filing of Tax Returns by the Buyer. Following the Closing, except for the Tax Returns described in Section 10.02, the Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Transferred Entities and all Tax Returns with respect to the Transferred Assets, including, for the avoidance of doubt, all such Tax Returns for any Straddle Period. If such Tax Returns reflect any Taxes that are Excluded

65 Liabilities or Covered Taxes or if such Tax Returns could reasonably be expected to (i) otherwise affect the Tax liabilities of the Seller or any of its Affiliates with respect to any Pre-Closing Tax Period or (ii) affect amounts to be received by Seller under this Agreement, then (a) the Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of the Business, (b) completed drafts of such Tax Returns shall be submitted to the Seller for the Seller’s review not later than 30 days before the due date (without regard to any extensions) for filing such Tax Returns or (ii) affect amounts to be received by Seller under this Agreement, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), (c) the Seller shall have the right to review and approve each such Tax Return delivered to it before the filing thereof and (d) the Buyer shall make any changes to such Tax Returns reasonably requested by the Seller. The Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. The Seller shall reimburse the Buyer for Taxes that are Excluded Liabilities or Covered Taxes, to the extent such Covered Taxes are not Assumed Liabilities or are Taxes that are taken into account as a current liability in the calculation of, or otherwise reduce, the Purchase Price, and where such Taxes that are Excluded Liabilities or Covered Taxes are payable with any Tax Return filed by the Buyer and approved by the Seller pursuant to this Section 10.03 (such approval not to be unreasonably withheld, conditioned or delayed) upon the written request of the Buyer no later than the later of fifteen (15) Business Days after (x) payment by the Buyer and (y) the Seller’s approval of the Tax Return, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that, notwithstanding any other provisions of this Agreement or any Ancillary Agreement, if the Buyer fails to timely comply with its obligations pursuant to this Section 10.03, the Buyer and not the Seller shall be responsible for (and the Buyer shall indemnify and hold harmless the Seller and its Affiliates for) any Tax related Losses that directly arise from the failure to timely comply with the provisions of this Section 10.03. Section 10.04. Proration. In the case of any real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Entities, the Transferred Assets or the Business for any Straddle Period, the amount of such Taxes allocable to the Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The amount of all other Taxes levied on the business of the Company for any Straddle Period allocable to the Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date with an interim closing of the books at such time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, Taxes attributable to actions taken by Buyer or the Transferred Entities on the Closing Date after the Closing outside the Ordinary Course of Business shall be allocated to the Post-Closing Tax Period. Section 10.05. Tax Proceedings.

66 (a) The Buyer shall promptly notify the Seller in writing upon receipt by the Buyer or any of its Affiliates (including, following the Closing and for the avoidance of doubt, any Transferred Entity) of any communication from a Tax Authority concerning any pending or threatened audit, claim, demand or administrative or judicial proceeding (a “Tax Claim”) relating to Taxes that are Excluded Liabilities or Covered Taxes or that could otherwise reasonably be expected to affect the Tax liabilities of the Seller or any of its Affiliates with respect to any Pre- Closing Tax Period, and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure of the Buyer to provide such notice shall not release the Seller from any of its obligations under this Agreement except to the extent the Seller is actually prejudiced by such failure. (b) The Seller shall have the exclusive right to control any Tax Claim to the extent that any such Tax Claim relates to Taxes that are Excluded Liabilities or Covered Taxes; provided, however, that in any such Tax Claim that could reasonably be expected to affect the Tax liabilities of the Buyer or any of its Affiliates (i) the Buyer shall be entitled to participate, at the sole cost and expense of the Buyer, (ii) the Seller will keep the Buyer reasonably informed of all material developments in any such Tax Claim, and (iii) the Seller will not settle any such Tax Claim without the Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall have the exclusive right to control any Tax Claim other than those described above. To the extent that any Tax Claim could affect the Tax liabilities of the Seller or any of its Affiliates with respect to any Pre-Closing Tax Period, neither the Buyer nor any of its Affiliates shall settle such Tax Claim without the Seller’s consent, not to be unreasonably withheld, conditioned or delayed. Section 10.06. Refunds. The Buyer shall pay (or cause to be paid), net of reasonable expenses incurred in connection therewith (provided, however, such expenses shall not include costs incurred in connection with the ordinary course preparation and filing of any Tax Return for a Post-Closing Tax Period or in accordance with Section 10.3), to the Seller (a) any Tax refunds (including any interest paid thereon) that are received by any Transferred Entity or the Buyer (or any Affiliate of the Buyer), and any amounts credited or creditable against Tax (or otherwise Tax compensated or compensable) to which any Transferred Entity or the Buyer (or any Affiliate of the Buyer) becomes entitled, that relate to Taxes that are Excluded Liabilities or Covered Taxes, to the extent the Seller is required to reimburse the Buyer for such Covered Taxes pursuant to Section 10.03, and (b) any over accruals of Taxes that are accrued as a Liability in the Final Closing Statements; provided, however, that the Buyer shall be entitled to any Tax refunds to the extent that such refunds are reflected as an asset for purposes of, and taken into account in, the Final Closing Statement. The Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which the Seller is entitled pursuant to the immediately preceding sentence. Any payments required to be made under this Section 10.06 shall be made in immediately available funds, to an account or accounts as directed by the Seller, within fifteen (15) days of the receipt of the refund, the filing of a Tax Return reflecting availability of the credit or the filing of a Tax Return showing a lesser amount of Taxes payable than the amount accrued therefor as a Liability on the Final Closing Statement, as applicable. Notwithstanding anything to the contrary herein, Section 7.15 of the Disclosure Letter and not this Section 10.06 shall govern as it relates to the tax refund matters set forth thereon. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, if any Tax refund or credit payment to the Seller pursuant to this Section 10.06 or,

67 within five (5) years following the Closing, Section 7.15 of the Disclosure Letter (to the extent such refund is paid to Seller in accordance therewith) is subsequently disallowed or required to be repaid to a Tax Authority and Buyer pays such amount to such Tax Authority with any interest, penalties or additional amounts imposed by such Tax Authority, the Seller shall return to Buyer, within fifteen (15) days of payment of such amount by the Buyer to the Tax Authority, the amount of such refund or credit, together with such interest, penalties or other additional amounts that were paid by Buyer to such Tax Authority. Section 10.07. Post-Closing Actions. (a) Unless otherwise required by Law, the Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Transferred Entities) to, for the avoidance of doubt, without the Seller’s consent, not to be unreasonably withheld, conditioned or delayed, (i) file (other than in accordance with Section 10.03(b)), amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return with respect to any Pre- Closing Tax Period, (ii) voluntarily approach any Tax Authority regarding any Taxes with respect to any Pre-Closing Tax Period, (iii) take any action relating to Taxes, or that could create a Tax Liability with respect to the Business, on the Closing Date after the Closing that is outside the ordinary course of business, or (iv) make or amend any Tax election, claim, notice or surrender with respect to a Transferred Entity or the Business with retroactive effect for a Pre-Closing Tax Period, in each case prior to the date the Final Closing Statement becomes conclusive and binding pursuant to Section 4.02 or to the extent any such action relates in whole or in part to any Taxes that are Excluded Liabilities or Covered Taxes or such action could reasonably be expected to otherwise affect the Tax liabilities of the Seller or any of its Affiliates with respect to any Pre- Closing Tax Period. (b) The Buyer shall not make any election under Section 338(g) of the Code with respect to the acquisition of any Transferred Entity. Section 10.08. Tax Sharing Agreements. Except as otherwise provided on Annex E, to the extent relating to a Transferred Entity, the Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement) among the Transferred Entities, on the one hand, and any Selling Party or any Affiliate of any Selling Party (other than the Transferred Entities), on the other hand, and neither any Selling Party nor any Affiliate of any Selling Party, on the one hand, or any of the Transferred Entities, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date. The Seller shall procure that MThree Corporate Consulting Limited is removed from the group payment arrangement made pursuant to s59F Taxes Management Act 1970 (or any similar or equivalent legislation in any relevant jurisdiction) (the “GPA”) of which John Wiley & Sons Limited is the nominated or responsible company (the “Nominated Company”) with effect from the Closing Date. The Seller shall procure that the relevant Nominated Company shall as promptly as reasonably practicable apportion to MThree Corporate Consulting Limited payments under the GPA, to ensure that any liability for Tax of MThree Corporate Consulting Limited for any Pre-Closing Tax Period in connection therewith is fully and swiftly discharged.

68 Section 10.09. Tax Cooperation. The Sellers and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters (including in respect of the termination of, or removal of entities from, any Tax group (including any VAT group), Tax consolidation or similar arrangement) relating to the Transferred Entities or their respective assets or businesses and the Transferred Assets. The Buyer and Seller agree that they shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Businesses relating to any Taxes with respect to Taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of the Seller, Buyer or each of their Affiliates in accordance with Section 8.02. Section 10.10. Tax Treatment of Payments. The Seller and the Buyer shall treat any purchase price adjustments pursuant to Article IV or indemnity payments made pursuant to Article XIII as adjustments to the Purchase Price for income Tax purposes unless applicable Tax Law causes such payment not to be so treated. ARTICLE XI CONDITIONS TO CLOSING Section 11.01. Conditions to Each Party’s Obligation. The respective obligations of each of the Seller and the Buyer to consummate the Closing shall be subject to the satisfaction or, to the extent legally permissible, waiver of each of the following conditions at or prior to the Closing: (a) No Governmental Order. No Governmental Order shall be in existence or in effect that prohibits the sale of the Transferred Equity Interests, the Transferred Assets or the consummation of the other transactions contemplated by the Transaction Agreements, and there shall be no proceeding pending by any Governmental Authority seeking such a Governmental Order. Section 11.02. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing shall be subject to the fulfillment by the Buyer, or waiver by the Seller in its sole discretion, at or prior to the Closing of each of the following additional conditions: (a) The representations and warranties of the Buyer contained in Article VI and of the Sponsor in the Equity Commitment Letter shall be true and correct (without giving effect to any “materiality” or “material adverse effect” or similar qualifiers therein) as of the Closing as if made on and as of the Closing Date (except to the extent that any such or warranty is made as of a specific date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability

69 of the Buyer or its applicable Affiliates to perform their obligations under this Agreement or any other Transaction Agreement to which Buyer or any such Affiliate is a party or (ii) otherwise prevent, hinder or delay the consummation of the transactions contemplated hereby or thereby. (b) The Buyer and its Affiliates shall have performed and complied in all material respects with all covenants and obligations required by this Agreement or any other Transaction Agreement to be performed or complied with by them on or prior to the Closing. (c) The Seller shall have received a certificate, signed by an authorized executive officer of the Buyer, dated as of the Closing Date, with respect to the matters set forth in Section 11.02(a) and 11.02(b). (d) The Buyer shall have executed and/or delivered (or caused to be executed and/or delivered) to the Seller each of the items required under Section 3.03. Section 11.03. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Closing shall be subject to the fulfillment by the Seller, or waiver by the Buyer in its sole discretion of each of the following additional conditions: (a) The (i) representations and warranties of the Seller contained in Article V (other than the Seller Fundamental Representations) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers therein) as of the Closing as if made on and as of the Closing Date (except to the extent that any such or warranty is made as of a specific date, in which case such representation and warranty shall have been true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect as of the Closing and (ii) each of the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (in each case, except to the extent than any Seller Fundamental Representation is made as of a specific date, in which case such representation and warranty shall have been so true and correct as of such date). (b) The Seller and the other Selling Parties shall have performed and complied in all material respects with all covenants and obligations required by this Agreement or any other Transaction Agreement to be performed or complied with by them on or prior to the Closing. (c) The Buyer shall have received a certificate, signed by an authorized officer of the Seller, dated as of the Closing Date, with respect to the matters set forth in Sections 11.03(a) and 11.03(b). (d) The Seller shall have executed and/or delivered (or caused to be executed and/or delivered) to the Buyer each of the items required under Section 3.02. Section 11.04. Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts to cause the conditions to Closing of the other party to be satisfied, including as required by Sections 7.10 and 7.11.

70 Section 11.05. Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as and from the Closing. ARTICLE XII TERMINATION Section 12.01. Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of the Seller and the Buyer; (b) by the Seller, by written notice to the Buyer, if the Buyer shall have breached any of its representations or warranties under this Agreement or failed to, or failed to cause its Affiliates to, comply with any covenant or agreement applicable to the Buyer or its Affiliates that would cause any of the conditions set forth in Section 11.02(a) or Section 11.02(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, has not been cured prior to the earlier of (i) thirty (30) days after the Seller provided written notice of such breach to the Buyer and (ii) the End Date; provided, however, that the Seller shall not have the right to terminate the Agreement under this Section 12.01(b) if the Seller is then in breach of its obligations under this Agreement and such breach would result in a failure of any of the conditions set forth in Section 11.03(a) or Section 11.03(b); (c) by the Buyer, by written notice to the Seller, if the Seller shall have breached any of its representations or warranties under this Agreement or failed to, or failed to cause any of the Selling Parties to, comply with any covenant or agreement applicable to the Seller and/or the Selling Parties that would cause any of the conditions set forth in Section 11.03(a) or Section 11.03(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, has not been cured prior to the earlier of (i) thirty (30) days after the Buyer provided written notice of such breach to the Seller and (ii) the End Date; provided, however, that the Buyer shall not have the right to terminate the Agreement under this Section 12.01(c) if the Buyer is then in breach of its obligations under this Agreement and such breach would result in a failure of any of the conditions set forth in Section 11.02(a) or Section 11.02(b); (d) by either the Seller or the Buyer, by written notice to the other party, if the Closing shall not have occurred on or before May 31, 2024 (the “End Date”); provided, that the right to terminate this Agreement under this Section 12.01(d) shall not be available to any party who is in material breach of any of such party’s obligations under this Agreement; or (e) by either the Seller or the Buyer, by written notice to the other party, in the event that any Governmental Authority of competent jurisdiction shall have issued a final, non- appealable Governmental Order permanently restraining or prohibiting the purchase of the Transferred Equity Interests or the Transferred Assets or the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.01(e) shall not be available to any party whose action or failure to fulfill any

71 obligation under this Agreement has been the primary cause of, or has primarily resulted in, the issuance of such Governmental Order; or (f) by the Seller, by written notice to the Buyer, if (i) the conditions in Sections 11.01 and 11.03 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, but provided that such conditions could be satisfied if the Closing were to occur, or the failure of which to be satisfied is due in any material part to a breach by the Buyer of any of its respective representations, warranties, covenants, or agreements contained in this Agreement), (ii) the Seller has confirmed by written notice to the Buyer that the date on which the Closing should have occurred pursuant to Section 3.01 has occurred and that the Seller is ready, willing, and able to consummate the Closing, and (iii) the Buyer fails to consummate the Closing within two (2) Business Days following the delivery of such notice. Section 12.02. Effect of Termination. In the event this Agreement is validly terminated pursuant to Section 12.01, this Agreement shall forthwith become null and void and be of no further force and effect and there shall be no liability on the part of any party to this Agreement, except that Section 7.03, Section 7.12(c), Section 12.01, this Section 12.02, and Article XIV shall survive any such termination in accordance with their terms and shall be enforceable hereunder. Nothing in this Section 12.02 shall be deemed to release any party hereto from any Liability for any Willful Breach of this Agreement by such party prior to the termination hereof in accordance with Article XII. ARTICLE XIII SURVIVAL; INDEMNIFICATION Section 13.01. Nonsurvival of Representations, Warranties and Covenants. Except for the Seller Fundamental Representations, which shall survive for six (6) years following the Closing (whereupon they shall terminate), none of the representations or warranties of the Selling Parties contained in this Agreement (or in any certificate delivered pursuant to Section 11.03(c) hereof) shall survive the Closing, and none of the covenants of any party required to be performed by such party prior to the Closing shall survive the Closing (and, in the event of a Deferred India Closing, none of the covenants of the parties required to be performed in connection with the Deferred India Closing following the Closing and at or prior to the Deferred India Closing shall survive the Deferred India Closing), and thereafter none of the parties hereto or any of their Affiliates or respective Representatives shall have any liability whatsoever relating to any such covenants, representations or warranties (except for pursuant to this Article XIII with respect to any breach of the Seller Fundamental Representations or claims based on Fraud), and no claim for breach thereof, detrimental reliance thereon or any other right or remedy (whether in contract or in tort, at law or in equity) may be brought after the Closing with respect thereto (or, in the event of a Deferred India Closing, after the Deferred India Closing) (except for pursuant to this Article XIII with respect to any breach of the Seller Fundamental Representations or claims based on Fraud). Unless otherwise expressly indicated, any covenant set forth in this Agreement which by its terms is required to be performed after the Closing (other than any covenants that are to be performed following the Closing in connection with the Deferred India Closing only at or prior to the Deferred India Closing), shall survive the Closing until the date on which the performance of such covenant is completed (after which such covenant shall terminate). Notwithstanding anything

72 herein to the contrary: (x) in no event shall the termination of any survival of any or all of the representations, warranties covenants or agreements of the Parties affect a claim based on Fraud and (y) claims made under the any insurance policy obtained by the Buyer are not subject to the survival limitations contained in this Article XIII. For the avoidance of doubt, no claim for indemnification for breach of any representation, warranty or covenant may be asserted pursuant to this Agreement unless on or before the expiration of the applicable survival period, such claim is asserted by proper written notice to the relevant party in accordance with this Agreement. Section 13.02. Indemnification by the Seller. From and after the Closing, the Seller shall indemnify, defend and hold harmless each of the Buyer and its directors, officers, employees and Affiliates, and their respective successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against any and all Losses incurred by any Buyer Indemnified Party arising out of or resulting from: (a) any breach of a Seller Fundamental Representation; (b) any breach of a covenant made by the Seller in this Agreement, but only to the extent such breach occurred following the Closing (and subject in all respects to Section 13.01); or (c) any Excluded Liabilities. Section 13.03. Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Selling Parties and their respective Affiliates and each of their respective directors, officers, employees, agents and other Representatives, and their respective successors and permitted assigns (each, a “Seller Indemnified Party”) from and against, and shall promptly pay to such Seller Indemnified Party or reimburse such Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party arising out of or resulting from: (a) any breach of a covenant made by the Buyer in this Agreement, but only to the extent such breach occurred following the Closing (and subject in all respects to Section 13.01); or (b) any Assumed Liabilities (in the case of the India Assumed Liabilities, as if such Assumed Liabilities had been assumed as of the Closing). Section 13.04. Indemnification Procedures. (a) Third-Party Claims. (i) In the event that, subsequent to the Closing, any Person that is or may be entitled to indemnification under this Article XIII (an “Indemnified Party”) receives notice of the assertion of any claim, the issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including any Governmental Authority (a “Third- Party Claim”), against such Indemnified Party, for which a party to this Agreement is or may be required to provide indemnification under this Article XIII, the Indemnified Party

73 shall give written notice thereof to the indemnifying party (the “Indemnifying Party”), together with a statement of any available information regarding such Third-Party Claim, promptly but in any event within fifteen (15) days after learning of such Third-Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such Third-Party Claim). (ii) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such Third-Party Claim, to conduct at its expense the defense against such Third- Party Claim. In the event that the Indemnifying Party elects to conduct the defense of the subject Third-Party Claim, the Indemnifying Party shall control such defense, and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it. The Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing; provided that the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof. (iii) If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed), unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, in which case the consent of the Indemnified Party is not required. If a firm offer is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 13.04 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to a firm offer made to settle a Third-Party Claim and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. Notwithstanding anything contained herein to the contrary, no Indemnified Party shall settle any Third-Party Claim without the prior written consent of the Indemnifying Party. (b) Direct Claims. (i) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material

74 written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. (ii) The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in its investigation and make available to the Indemnifying Party such information, assistance and materials (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Section 13.05. Calculation of Losses. (a) The amount of any Losses payable under this Article XIII by the Indemnifying Party, shall be net of any amounts actually recovered by the Indemnified Party under any insurance policies or from any other sources of indemnification or other Person alleged to be responsible with respect to such Losses. If the Indemnified Party or any Affiliate thereof receives any amounts under any insurance policies, or from any other sources of indemnification or any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, in each case, that was not taken into account under the immediately preceding sentence, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received or realized by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use reasonable best efforts to collect any amounts available under any insurance policies or from any other sources of indemnification or such other Person alleged to have responsibility therefor. (b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include under this Article XIII (i) any Liability included in Closing Date Debt, Closing Working Capital or Closing Transaction Expenses as finally determined in accordance with Section 4.03 or (ii) except with respect to Fraud or to the extent such damages are actually recovered against a Buyer Indemnified Party pursuant to a Third-Party Claim, any punitive, consequential (except to the extent reasonably foreseeable), special or indirect damages. (c) An Indemnified Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate and otherwise minimize its Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

75 Section 13.06. Limitation on Indemnities. Notwithstanding anything to the contrary herein: (a) None of the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to indemnification under this Article XIII for any Loss to the extent that a court of competent jurisdiction shall have determined by final judgement that such Loss resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification. (b) In no event shall Seller be required to provide indemnification pursuant to Section 13.02(a) in an amount in excess of the Purchase Price, save for in respect of Actions based on Fraud. Section 13.07. Exclusive Remedy. Each party acknowledges and agrees that, from and after the Closing, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article XIII; provided, however, that (i) disputes under Section 4.03 with respect to the adjustment to the Purchase Price shall be resolved exclusively in accordance with the dispute mechanism set forth therein, and (ii) each party hereto shall be entitled to specific performance for failure of the other party to perform its obligations hereunder, as provided in Section 14.11. In furtherance of the foregoing, each party acknowledges and agrees that no Person will have any other entitlement, remedy or recourse (whether at law or in equity, or whether in contract, tort, statute or otherwise) relating to the subject matter of this Agreement or the transactions contemplated hereby and each party hereby expressly waives and releases any such entitlement, remedy or recourse to the fullest extent permitted by Law. Section 13.08. Indemnification Payments. Upon the final determination of any claim for indemnification in accordance with this Article XIII, the Buyer or the Seller, as applicable, shall make any payments required to be made as a result thereof by wire transfer of immediately available funds within five (5) Business Days following the final resolution thereof. ARTICLE XIV GENERAL PROVISIONS Section 14.01. Expenses. Except as otherwise specified in this Agreement or any other Transaction Agreement, each party will pay its own fees, costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby, including fees and expenses of legal counsel, financial advisors and accountants, irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated. Section 14.02. Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission (assuming no “bounceback” or similar notice of non-delivery is received) or (c) upon delivery by overnight courier service, in each case to the addresses and attention parties indicated below (or such other

76 address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 14.02): if to the Seller: John Wiley & Sons, Inc. 111 River Street Hoboken, New Jersey 07030 Attention: EVP and General Counsel Email: legalnotices@wiley.com with a copy (which shall not constitute notice) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael J. Aiello Michelle A. Sargent Email: michael.aiello@weil.com michelle.sargent@weil.com if to the Buyer: Inspirit Vulcan Bidco Limited 105 Piccadilly London United Kingdom W1J 7NJ Attention: The Directors Email: wstamp@inspiritcap.com pyouens@inspiritcap.com afarrant@inspiritcap.com with a copy (which shall not constitute notice) to: Mayer Brown International LLP Attention: James West Email: jwest@mayerbrown.com Section 14.03. Public Announcements. The initial press release regarding this Agreement and the transactions contemplated hereby shall be reasonably agreed upon by the parties. No party nor any of their respective Affiliates shall issue or cause the publication of any other press release or make any other public announcement with respect to the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules and regulations of any national securities exchange upon which the securities of the Seller or the Buyer or its respective Affiliates are listed, in which case the party

77 proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the parties shall be permitted to issue any press release or make any public statement or public announcement if such press release or public announcement or statement consists contains only information that in all material respects was previously publicly disclosed in accordance with this Section 14.03. Section 14.04. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Sellers and the Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term of provision that is valid, legal and enforceable and that comes closes to expressing the intention of the invalid, illegal or unenforceable term or provision. Section 14.05. Entire Agreement. This Agreement (including the Annexes, Exhibits and Disclosure Letter) and the other Transaction Agreements (and all exhibits and schedules thereto) collectively constitute and contain the entire agreement and understanding of the Seller and the Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and agreements, whether written or oral, among the parties hereto and thereto respecting the subject matter hereof and thereof. Section 14.06. Assignment; Successors and Assigns. This Agreement shall not be assigned by (a) the Buyer without the prior written consent of the Seller, or (b) the Seller, without the prior written consent of the Buyer, except that (i) the Seller may assign any or all of its rights and obligations under this Agreement to any of its controlled Affiliates, upon prior written notice to the other party, provided that no such assignment shall release the Seller from any Liability or obligation under this Agreement, (ii) the Buyer may assign any or all of its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates, upon prior written notice to the other party, provided that no such assignment shall release the Buyer from any Liability or obligation under this Agreement, (iii) from and after the Closing, the Buyer may assign this Agreement and all of its rights, interests or obligations (in whole or in part) to a subsequent purchaser of all of the equity interests or all or substantially all of the assets of the Buyer (whether by contract or otherwise) and (iv) the Buyer may collaterally assign (without the need for consent from any other party) its rights and benefits hereunder, in whole or in part, to any Debt Financing Source, which assignment, in each case, will not relieve the Buyer of any of its obligations under this Agreement. Any attempted or purported assignment in violation of this Section 14.06 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns. Section 14.07. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in

78 this Agreement or any other Transaction Agreements, including Article IX hereof, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except (a) as provided in Section 14.15(a) (with respect to Non-Party Affiliates), (b) the Seller Related Parties, who shall be express third-party beneficiaries of Section 7.12(c), (d) the Debt Financing Sources who shall be third-party beneficiaries of, and entitled to enforce, this Section 14.07, Section 14.06, Section 14.08(a), Section 14.10, Section 14.14 and Section 14.16 and (e) the Indemnified Parties who shall be third-party beneficiaries of, and entitled to enforce, Article XIII. Section 14.08. Amendment; Waiver. (a) No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified, including any exhibits or schedules thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. Notwithstanding the foregoing, no amendments or modifications to the provisions of this Agreement of which the Debt Financing Source is expressly made a third-party beneficiary pursuant to Section 13.08 shall be permitted in a manner adverse to the Debt Financing Source without the prior written consent of the Debt Financing Source. (b) At any time before the Closing, either the Seller or the Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Person to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Section 14.09. Disclosure Letter. Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Letter, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Disclosure Letter, to the extent that the relevance of such disclosure to such other Sections is reasonably apparent on its face. Matters reflected in any Section of the Disclosure Letter are not necessarily limited to matters required by this Agreement to be so reflected and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Letter, shall be construed as an admission of Liability or an indication that such item or other matter is material or would result in a “Material Adverse Effect” or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

79 Section 14.10. Governing Law; Submission to Jurisdiction. (a) This Agreement and each other Transaction Agreement and all claims or causes of action (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the Laws of any other jurisdiction. (b) Except as provided in Section 4.02, the parties hereto hereby irrevocably submit to the jurisdiction of any federal or state court located in the Borough of Manhattan within the City of New York (and, in each case, any appellate courts thereof), over any Transaction Dispute and each party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined exclusively in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 14.02. Section 14.11. Specific Performance. (a) Each party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Therefore, it is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, subject to Section 12.04(d), be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Seller or the Buyer otherwise have an adequate remedy at Law. If any party hereto brings any claim to enforce specifically the performance of the terms and provisions of this Agreement, in

80 accordance with the terms of this Agreement, then, notwithstanding anything to the contrary contained herein, the End Date shall automatically be extended by the period of time between the commencement of such claim and the date on which such claim is fully and finally resolved. Section 14.12. Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Disclosure Letter, Annexes and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Seller and the Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) each of the representations and warranties of the parties set forth herein shall be deemed to have been made as if the Pre-Closing Asset Transfers had been consummated as of the date such representation and warranty is made hereunder; and (o) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement, or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto. Section 14.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf) or DocuSign) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. Section 14.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT

81 PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTERS). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.14. Section 14.15. Legal Representation. (a) The Buyer hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, members, partners, officers and employees (including, following the Closing, the Transferred Entities), and their respective successors and assigns (all such parties, the “Waiving Parties”), that Weil, Gotshal & Manges LLP (or any successor) (“Weil”) may represent any or all of the Selling Parties or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”) in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Transferred Entities. The Buyer, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. (b) The Buyer, on behalf of its itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications, written or oral, between any of the Transferred Entities or any Person in the Seller Group and its counsel, including Weil, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement or any other Transaction Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Buyer or any Transferred Entity (or if held by a Transferred Entity at Closing shall be deemed to have been transferred and assigned to the Seller) notwithstanding purchase and sale of the Transferred Entities or the Transferred Assets, and instead survive, remain with and are controlled by the Seller (the “Privileged Communications”), without any waiver thereof. (c) The Buyer, on behalf of itself and the Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of a Transferred Entity or otherwise (including in the knowledge of the officers and employees), in any dispute or other Action against or involving any of the parties after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of a Transferred Entity or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications

82 Section 14.16. Non-Recourse. All claims or causes of action (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements (including any representation or warranty made in or in connection with this Agreement or the other Transaction Agreements or as an inducement to enter into this Agreement or the other Transaction Agreements), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Agreements (“Non-Party Affiliates”), shall have any liability (whether at Law, in contract, tort or otherwise, or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Agreement (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Agreement (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non- Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[Signature Page – Stock and Asset Purchase Agreement] IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers. SELLER JOHN WILEY & SONS, INC. By: /s/ Matthew Kissner_________________ Name: Matthew Kissner Title: Interim President & Chief Executive Officer BUYER INSPIRIT VULCAN BIDCO LIMITED By: /s/ Paul Youens_____________________ Name: Paul Youens Title: Director

A-1 EXHIBIT A DEFINITIONS “Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority. “Active Business Employee” has the meaning set forth in Section 9.01(a). “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination (including, for the avoidance of doubt, any future Affiliate of any Person that would be considered an “Affiliate” under this definition as of the applicable time of determination), directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, for the avoidance of doubt, after the Closing (a) none of Seller or any of its Affiliates shall be deemed an Affiliate of any Transferred Entity and (b) Buyer shall be deemed an Affiliate of each of the Transferred Entities. “Agreement” means this Stock and Asset Purchase Agreement, dated as of January 8, 2024, between the Seller and the Buyer, including the Disclosure Letter, the Schedules, the Annexes and the Exhibits attached hereto, and all amendments to this agreement made in accordance with Section 14.08. “Ancillary Agreements” means the Bill of Sale, the Intellectual Property Assignment Agreement, the Transition Services Agreement, the Vendor Loan Note Instrument, the Equalisation Deed, the Local Transfer Agreements and any other agreements, instruments or documents required to be delivered at or in connection with the Closing or any Deferred India Closing, in each case, including all exhibits, schedules and annexes thereto. “Antitrust Laws” means any Laws applicable to the Buyer, any Selling Party or any Transferred Entity under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including, if applicable, the HSR Act. “Asset Sellers” means the Affiliates of the Seller listed on Annex C. “Assumed Employee Plan” means each Employee Plan (i) sponsored or maintained by any Transferred Entity as of the Closing Date, (ii) that the Buyer or any of its Affiliates has explicitly agreed to assume or retain pursuant to Article IX, or (iii) that the Buyer or any of its Affiliates is required to assume, contribute to or retain under applicable Law or any applicable collective bargaining agreement. “Assumed Foreign Employee Plan” means each Assumed Employee Plan that is not an Assumed U.S. Employee Plan.

A-2 “Assumed IP Licenses” has the meaning set forth in Section 2.02(a)(i). “Assumed Liabilities” has the meaning set forth in Section 2.03(a). “Assumed Real Property Contracts” has the meaning set forth in Section 2.02(a)(ii). “Assumed U.S. Employee Plan” means each Assumed Employee Plan with respect to any Business Employee based primarily in the United States. “Base Purchase Price” has the meaning set forth in Section 4.01. “Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached as Exhibit C to this Agreement. “Business” means the business of custom training new college graduates and other emerging talent through a hire-train-deploy model, and reskilling existing employees, for public and private organizations, excluding any such business as conducted in Australia. “Business Assets” means, other than the Business Intellectual Property, the Transferred Assets and the assets, properties, rights and interests of every type and description that are owned, leased or licensed by the Transferred Entities. “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York or London, England are required or authorized by Law to be closed. “Business Employee” means each employee who is exclusively dedicated to the Business (irrespective of whether employed by the Seller or an Affiliate of the Seller), including those employees on medical leave, family leave, military leave or personal leave under the policies of the Seller or any of its Affiliates, as applicable. “Business Intellectual Property” means all Intellectual Property owned exclusively (i) whether collectively or on a standalone basis by any of the Selling Parties and Related to the Business, or (ii) the Transferred Entities. For the avoidance of doubt, the Business Intellectual Property does not include any Intellectual Property that is an Excluded Asset. “Business Permits” has the meaning set forth in Section 5.10; “Business Subsidiaries” means the Subsidiaries of the Companies identified on Annex B to this Agreement. “Business Technology and Systems” means all Technology and Systems owned or purportedly owned by the Selling Parties or the Transferred Entities that are, in each case, Related to the Business, including the Technology and Systems listed on Section 2.02(a)(vi) of the Disclosure Letter. “Buyer” has the meaning set forth in the preamble to this Agreement.

A-3 “Buyer's Transaction Costs” means the aggregated sum of (i) the total Purchase Price under this Agreement (including, for the avoidance of doubt, any Deferred Consideration Amounts and the total amount payable (whether principal or interest) to the holders of the Vendor Loan Notes), (ii) the Buyer’s (and its Affiliates’) out-of-pocket costs and expenses incurred in entering into this Agreement and the other Transaction Agreements and fulfilling each of its obligations required to consummate the transactions under this Agreement; (iii) the out-of-pocket costs and expenses incurred by the Buyer (and its Affiliates) in negotiating, executing and consummating the Subsequent Sale; and (iv) the amount of any additional equity financing provided to any member of the Target Group (or, where the Subsequent Sale relates to a transaction involving parent company of any member of the Target Group, including Vulcan Topco, in any member of the Vulcan Group to which such Subsequent Sale relates, or whose shares and/or assets will be included within the transaction perimeter relating to such Subsequent Sale) by the Buyer and/or any of its Affiliates prior to (but not in connection with, save for in respect of any bona fide financing provided to such Persons for working capital or other purposes, the intention of which is not to artificially inflate the amount of the Buyer’s Transaction Costs) any such Subsequent Sale. “Buyer 401(k) Plan” has the meaning set forth in Section 9.02(a). “Cash and Cash Equivalents” means, with respect to any Person, all cash and cash equivalents, including cash in banks, restricted cash, checks, commercial paper, treasury bills, marketable securities and other negotiable instruments, in each case whether in hand or credited to any account with any banking, financial or similar institution and including all interest thereon, and inbound or uncleared checks and outstanding wires (i.e., deposits in transit). “Closing” has the meaning set forth in Section 3.01. “Closing Date” has the meaning set forth in Section 3.01. “Closing Date Cash” means, without duplication, (a) the aggregate amount of all Cash and Cash Equivalents of the Transferred Entities, calculated as of 12:01 a.m. (local time) on the Closing Date in the jurisdiction in which each such Transferred Entity is located, less (b) the amounts of any issued but uncleared checks and wires issued prior to such time. “Closing Date Debt” means, without duplication, the aggregate amount of all outstanding Debt of the Transferred Entities as of 12:01 a.m. (local time) on the Closing Date. “Closing Loan Note Adjustment” means the sum, which may be a positive or a negative number, of the Estimated Closing Date Cash, plus the Estimated Working Capital Adjustment Amount (which may be a positive or a negative number), minus the Estimated Closing Date Debt (expressed as a positive number), minus the Estimated Transaction Expenses (expressed as a positive number). “Closing Transaction Expenses” means, in each case to the extent not paid as of immediately prior to the Closing, (a) all fees and expenses incurred and payable by any Transferred Entity (as opposed to any Selling Party other than a Transferred Entity) in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and the negotiation, preparation, execution and consummation hereof and thereof, including to legal counsel, accountants, advisors, investment bankers, brokers, other advisors and other third parties,

A-4 (b) all cash retention payments, change in control and/or similar cash payments that will be payable by Buyer or any of its Affiliates (including the Transferred Entities) to any Business Employees, in each case, which are payable as of the Closing Date solely in connection with the transactions contemplated by this Agreement based on arrangements made by Seller or any of its Affiliates prior to the Closing, (c) severance which is unpaid as of the Closing for any former employee of any of the Transferred Entities whose employment was terminated by Seller or any of its Affiliates prior to the Closing that remains unpaid as of the Closing and will be payable by Buyer or any of its Affiliates (including the Transferred Entities) following the Closing; and (d) the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any amounts under clause (b) and clause (c). “Closing Working Capital” means the Working Capital as of 12:01 a.m. (local time) on the Closing Date. “Closing Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to Closing Working Capital minus the Target Working Capital. “Code” means the United States Internal Revenue Code of 1986, as amended. “Companies” has the meaning set forth in the recitals to this Agreement. “Company” has the meaning set forth in the recitals to this Agreement. “Confidentiality Agreement” means that certain Confidentiality and Non- Disclosure Agreement, dated as of September 20, 2023, by and between the Seller and Inspirit Management Ltd. “Contracts” means any contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other legally binding instruments, arrangements or undertakings of any kind. “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 or 4068(a) of ERISA and (c) under Section 412(n) or 4971 of the Code. “Covered Taxes” means any Taxes imposed on (or with respect to) a Transferred Entity on an affiliated, consolidated, combined or unitary basis for Pre-Closing Tax Periods during which such Transferred Entity was a member of a Tax group that included the Seller (or at least one Affiliate of the Seller that is not a Transferred Entity). "Data Protection Law" means all data protection and privacy Laws applicable to any Transferred Entity from time to time, including the General Data Protection Regulation EU/2016/679 (“EU GDPR”), the EU GDPR as it applies to the laws of England and Wales, the Electronic Communications Data Protection Directive 2002/58/EC and all national Laws related to any of the foregoing. “Debt” means, without duplication, all monetary obligations (a) for borrowed money from third party lending sources (including any Governmental Authorities), (b) evidenced

A-5 by notes, bonds, debentures or similar instruments from third party lending sources (including Governmental Authorities), but excluding letters of credit except to the extent drawn upon (c) under any leases required to be recorded as capital leases under U.S. GAAP and the Transaction Accounting Principles, (d) all accrued and unpaid income Taxes, without duplication, of the Transferred Entities attributable to any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (where “income Taxes” shall include, for the avoidance of doubt, and without limitation, UK corporation tax), and (e) all accrued and unpaid interest on any of the foregoing, in each case, other than trade accounts payable. “Deferred India Closing” has the meaning set forth in Section 3.01(b). “Deferred India Closing Date” has the meaning set forth in Section 3.01(b). “Deferred India Closing Effective Time” has the meaning set forth in Section 3.01(b). “Disclosure Letter” means the disclosure letter dated as of the date hereof delivered by the Seller to the Buyer and which forms a part of this Agreement. “Employee on Disability Leave” means any Business Employee who is based primarily in the United States and who, as of the Closing Date, is on long-term disability under an Employee Plan. “Employee Plans” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) any retirement, welfare benefit, incentive compensation, stock option, stock purchase, restricted stock, deferred compensation or severance plan, program or agreement, and (c) any other material employee benefit plan, program or agreement, in each case pursuant to which the Selling Parties or their Affiliates currently has any obligation with respect to any Business Employee, other than any governmental plan or arrangement or statutorily required benefits. “Employee Sessions” has the meaning set forth in Section 9.03. “Employment Matters” has the meaning set forth in Section 9.03. “End Date” has the meaning set forth in Section 12.01(d). “Enforceability Exceptions” has the meaning set forth in Section 5.01(b). “Environmental Law” means any applicable Law relating to pollution, protection of the environment, natural resources or occupational health and safety. “Environmental Liabilities” means any and all Liabilities, whether accruing before, on or after the Closing Date under Environmental Laws, in each case, to the extent arising in connection with the Business (as currently or previously conducted) or Transferred Assets. “Equalisation Deed” means the Equalisation Deed to be entered into by and between the Seller and Vulcan Topco in connection with the Vendor Loan Note Instrument.

A-6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. “Estimated Closing Date Cash” has the meaning set forth in Section 4.02. “Estimated Closing Date Debt” has the meaning set forth in Section 4.02. “Estimated Closing Statement” has the meaning set forth in Section 4.02. “Estimated Closing Working Capital” has the meaning set forth in Section 4.02. “Estimated Transaction Expenses” has the meaning set forth in Section 4.02. “Estimated Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to the Estimated Closing Working Capital minus the Target Working Capital. “Excluded Assets” has the meaning set forth in Section 2.02(b). “Excluded Liabilities” has the meaning set forth in Section 2.03(b). “Final Closing Statement” has the meaning set forth in Section 4.03(a). “Final RSU Payment Amount” has the meaning set forth in Section 9.01(k). “Financial Statements” has the meaning set forth in Section 5.06(a). “Fraud” means a claim for New York common law fraud with a specific intent to deceive brought by a party hereto against a party hereto based on a representation of such party contained in this Agreement; provided that at the time such representation was made (i) such representation was materially inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the material inaccuracy of such representation, (iii) such party had the specific intent to deceive another party hereto, and (iv) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such material inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness. “Governmental Authority” means any U.S. federal, state or local or any supra- national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body. “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or enacted or enforced by or with any Governmental Authority.

A-7 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. “Indemnified Party” has the meaning set forth in Section 13.04(a)(i). “Independent Accounting Firm” has the meaning set forth in Section 4.03(e). “India Assumed Liabilities” has the meaning set forth in Section 3.01(b) “India Transferred Assets” has the meaning set forth in Section 3.01(b). “Indian Asset Seller” means Wiley India Private Limited. “Indian Business” has the meaning set forth in Section 7.16. “Indian Buyer” has the meaning set forth in Section 7.16. “Insurance Policies” means all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Selling Parties and their respective Affiliates (in each case including self-insurance and insurance from Affiliates). “Intellectual Property” means any and all intellectual property rights arising from or in respect of the following (whether protected, created or arising under the Laws of the United States or any other jurisdiction worldwide or under any international convention): (a) (i) patent applications (along with all patents issuing thereon) and issued patents and certificates of invention and (ii) all reissues, renewals, extensions, substitutions, continuations, continuations-in-part, and divisions, provisionals, all results of oppositions, reexaminations, supplemental examinations, supplementary protection certificates, and other review procedures (including ex parte reexamination, inter partes review, and post grant review), in each case whether domestic or foreign; (b) trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia, and other indicia of origin, and any applications for the foregoing and all associated goodwill; (c) Internet domain names and social media accounts; (d) rights in works of authorship, copyrights, database rights, and registrations and applications therefor along with all renewals and extensions thereof, and associated “moral rights”; (e) trade secrets and corresponding rights in confidential information, (f) rights in Software, data and databases, and (g) right of publicity and “personality rights”. “Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement, substantially in the form attached as Exhibit D to this Agreement. “Knowledge of the Seller” means the actual knowledge, of the Persons listed on Section 1.01(a) of the Disclosure Letter, in each case after reasonable inquiry of such Person’s direct reports whose functions or duties are relevant to the subject matter of the applicable representation or warranty and who have knowledge of the Business. “Law” means any U.S. (whether) federal, state or local or non-U.S. statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law (including

A-8 common law) issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority. “Leave” means a leave of absence from employment due to short-term disability, short-term leave, educational leave, family leave, workers’ compensation, maternity (whether or not on short-term disability leave) or paternity leave, military leave, or injury leave. “Liabilities” means any debt, liability, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto. “Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind. “Local Transfer Agreement” means, where the applicable local Laws in any jurisdiction where the Business is organized or operates requires the observance of specified formalities or procedures to legally affect the sale, transfer, conveyance or assumption of any Transferred Equity Interests, Transferred Assets or Assumed Liabilities, an acquisition agreement or instrument of conveyance or assumption (together with any instruments, forms, certificates or documents required to be delivered in connection therewith), in form and substance reasonably acceptable to the Buyer and the Seller and in compliance with such requirements of applicable Law. “Losses” means all losses, damages, Liabilities, claims, Actions, costs, out-of- pocket expenses (including reasonable fees and expenses of attorneys, accountants and other experts, and reasonable costs of investigation and defense of Third-Party Claims), settlements, awards, levies, interest, fines and penalties and Taxes, actually incurred, whether or not involving a Third-Party Claim. “Material Adverse Effect” means any fact, event, change, development, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition or results of operations of the Business, taken as a whole; provided, however, that any adverse fact, event, change, development, circumstance, occurrence or effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the United Kingdom, the United States of America or any other country or jurisdiction in which the Business, any Selling Party, any Transferred Entity or any of their respective Affiliates operates or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.K., the U.S. or any other country or jurisdiction in which the Business, any Selling Party, any Transferred Entity or any their respective Affiliates operates or (iii) any industry generally in which the Business or any Transferred Entity or any customer thereof operates or in which products or services of the Business are used or distributed, (b) the negotiation, pendency, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein, the failure to take any action as a result of any

A-9 restrictions or prohibitions set forth herein or the identity of the Buyer or its Affiliates, threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships or loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that any of the Selling Parties or the Transferred Entities are required to adopt, or the enforcement or interpretation thereof, in each case, after the date hereof, (d) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or force majeure events (whether or not declared as such), including, any cyber attack, embargo, natural disaster, weather event or global or regional health conditions (including COVID-19) or action by a Governmental Authority relating thereto, (e) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (g) any strike, labor disputes and other employee unrest, including the failure of works councils or similar employee bodies to support the transactions contemplated by the Transaction Agreements, (h) any changes in Seller’s stock price or the trading volume of Seller’s stock (provided, that the underlying causes of such failures (subject to the other provisions in this definition) shall not be excluded), (i) any matters reflected on the Disclosure Letter or (j) any adverse change or effect that is cured before the Closing shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely or expected to occur; provided, that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (a), (c), (d), (e), (f) or (g) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely or expected to occur to the extent such adverse effect has a disproportionate impact on the Business, taken as a whole, relative to other similarly situated businesses in the same industry (but, for the avoidance of doubt, only to the extent of the incremental disproportionate impact thereof as compared to such other similarly situated businesses) and (2) the ability of Seller or the Transferred Entities to consummate the transactions contemplated hereby. “Material Contracts” has the meaning set forth in Section 5.13(a). “Material Employee Jurisdiction” means the United Kingdom, the United States of America, India, Canada, Poland, Hungary and Singapore. “Minimum Cash Amount” means, after taking into account any Estimated Transaction Expenses, the amount $11,374,000. “Non-Assumed Employee Plan” has the meaning set forth in Section 9.01(i). “Non-Party Affiliates” has the meaning set forth in Section 14.16. “No Embarrassment Payment” means in respect of a Subsequent Sale completed in the (i) 12 calendar months immediately following the Closing Date (the “Initial Period”), a sum equal to 50 percent (50%) of the amount by which the Subsequent Sale Proceeds exceed the Buyer's Transaction Costs and (ii) 12 calendar months in the period between the expiry of the

A-10 Initial Period and the expiry of the Restricted Period, a sum equal to 25 percent (25%) of the amount by which the Subsequent Sale Proceeds exceed the Buyer's Transaction Costs, and which, in each case, case shall be determined and paid in accordance with Section 8.07; “Non-U.S. Transferred Assets” means the Transferred Assets owned by a legal entity incorporated in any jurisdiction other than the United States, any state thereof or the District of Columbia. “Non-U.S. Transferred Equity Interests” means the Transferred Equity Interests identified on Annex A or Annex B, as applicable, as being owned by a legal entity incorporated in any jurisdiction other than the United States, any state thereof or the District of Columbia. “Open Source Software” means any Software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, AGPL, Apache License, or similar terms and including any software distributed or made available with any license term or condition that: imposes by its terms, or purports to impose, a requirement or condition that any licensee grant a license under its patent rights or that any software or part thereof be (a) disclosed, distributed or made available in source code form, (b) licensed for the purpose of making modifications or derivative works or (c) redistributable at no charge or reduced charge. “Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation or bylaws, operating or limited liability company agreement, partnership or limited partnership agreement or any similar document or Contract relating to the incorporation, organization, formation or governance of such Person (including, if applicable, any shareholders’, investor rights or similar Contract). “Owned Software” has the meaning set forth in Section 5.12(f). “Permits” means any approvals, consents, licenses, permits, registrations, concessions, certificates or other authorizations of or issued by a Governmental Authority. “Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Business; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Authority; (f) Liens not created by any Selling Party or the Transferred Entity that affect the underlying fee, lessor, licensor or sublessor interest of any leased or licensed real property or real property over which any Selling Party (with respect to the Business) or the Transferred Entities have easement or other property rights; (g) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Business Assets taken as whole;

A-11 (h) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements; (i) any set of facts an accurate up-to-date survey would show to the extent they do not materially interfere with the ordinary conduct of the Business; (j) Liens securing debt disclosed on the Financial Statements or that will be cleared or discharged prior to or in connection with the Closing; (k) any title matters shown in any title policy or report made available to the Buyer or its Representatives; (l) rights, terms or conditions of any leases, subleases, licenses, sublicenses or occupancy agreements made available to the Buyer or its Representatives, including title of a lessor under a capital or operating lease; (m) in the case of Intellectual Property, licenses, options to license, covenants or other grants and any imperfections, irregularities or gaps in the chain of title evident from the publicly-available records of the applicable Governmental Authority maintaining such records; (n) other than Liens set forth in any clauses (a) – (m), any other Liens that do not and would not reasonably be expected to materially detract from the value of the property, rights or assets of the Business or materially interfere with the use thereof as currently used by the applicable Transferred Entity or Asset Seller; and (o) all matters disclosed in the Disclosure Letter. “Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity or any Governmental Authority. “Personal Data” means, in addition to any definition for any similar term (e.g., “personal information” or “personally identifiable information” or “PII”) provided by applicable Law, any information that identifies, or could be reasonably used to identify, a particular individual. “Post-Closing Adjustment” means the sum, which may be a positive or a negative number, of (i) the Closing Date Cash set forth in the Final Closing Statement less the amount of Estimated Closing Date Cash, plus (ii) the Closing Working Capital Adjustment Amount set forth in the Final Closing Statement less the amount of the Estimated Working Capital Adjustment Amount, minus (iii) if the Closing Date Debt set forth in the Final Closing Statement exceeds the amount of Estimated Closing Date Debt, the amount of such difference, plus (iv) if the Closing Date Debt set forth in the Final Closing Statement is less than the amount of Estimated Closing Date Debt, the amount of such difference, minus (v) if the Closing Transaction Expenses set forth in the Final Closing Statement exceed the amount of Estimated Transaction Expenses, the amount of such difference, plus (vi) if the Closing Transaction Expenses set forth in the Final Closing Statement are less than the Estimated Transaction Expenses, the amount of such difference. “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date. “Pre-Closing Asset Transfers” has the meaning set forth in Section 7.04. “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date. “Proposed Allocation” has the meaning set forth in Section 4.08. “Purchase Price” has the meaning set forth in Section 4.01.

A-12 “Purchase Price Allocation” has the meaning set forth in Section 4.08. “Reference Working Capital Statement” means the example statement of Working Capital, prepared in accordance with the Transaction Accounting Principles and attached hereto as Exhibit E for illustrative purposes only. “Registered Intellectual Property” has the meaning set forth in Section 5.12(a)(i). “Related to the Business” means (a) used exclusively in, (b) relating exclusively to, or (c) arising, directly or indirectly, exclusively out of the operation or conduct of, the Business as conducted by the Selling Parties and the Transferred Entities. “Reorganization” means any bona fide restructuring or reorganization of the Vulcan Group, provided that shareholders of each holder of shares in Vulcan Topco (or of any new holding company which is from time to time incorporated to be the owner of Vulcan Topco) as a result of such restructuring or reorganization remains substantially the same as was the case immediately prior to such restructuring or reorganization; “Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person. “Review Period” has the meaning set forth in Section 4.03(b). “Required Approvals” means the approvals of the Governmental Authorities set forth in Section 5.05 of the Disclosure Letter. "Restricted Period" means the period commencing on the Closing Date and ending on the second anniversary of the Closing Date. “Roll-off Period” has the meaning set forth in Section 8.04. “SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder. “Seller” has the meaning set forth in the in the preamble to this Agreement. “Seller 401(k) Plan” has the meaning set forth in Section 9.02. “Seller Deferred Compensation Plan” means the Deferred Compensation Plan of John Wiley & Sons, Inc., as amended and restated effective as of January 1, 2016, including amendments through December 31, 2016. “Seller Fundamental Representations” means the representations and warranties made in Section 5.01 (Formation, Qualification and Authority of the Selling Parties), Section 5.02 (Formation, Qualification and Authority of the Transferred Entities) (solely as it relates to the

A-13 Companies), Section 5.03 (Capital Structure of the Transferred Entities), and Section 5.19 (Brokers). “Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) the Seller or any of its Affiliates (other than exclusively by the Transferred Entities) in connection with the Business. “Seller Marks” means the names “Wiley,” “John Wiley & Sons, Inc.” or derivatives or modifications thereof, any and all names, logos, identifying symbols, trademarks, service marks, signs or insignia owned or purported to be owned by the Seller (or any of its Affiliates) related thereto or containing or comprising any of the foregoing, and any other marks, trade dress, logos, domain names and other source identifiers, which could reasonably be considered to be confusingly similar to or dilutive of any of the foregoing. “Selling Parties” means, collectively, the Seller, the Share Sellers and the Asset Sellers. “Share Sellers” means the Persons listed on Annex D. “Shared Contracts” means all Contracts between the Seller or any of its Affiliates, on the one hand, and one or more third parties, on the other hand, that relate both to or are between both the Business and other businesses of the Seller and its Affiliates. For the avoidance of doubt, Shared Contracts do not include Employee Plans and are expressly excluded from the respective definitions of, and will not be considered, “Transferred Contracts” or “Material Contracts”. “Shortfall Note Amount” means an amount equal to $X, where: X = B + (B/A); A = D * (C/365); B = the Positive Adjustment Amount; C = the number of days from and including the Closing Date until (but excluding) the date of issue of the Shortfall Notes; and D = 8 per cent. (8%) per annum; “Software” means (i) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, human readable or other form, including firmware, operating systems and specifications; (ii) database software that is accessed using computer programs; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons and icons; and (iv) documentation, including programmer notes, user manuals and training materials, relating to such computer programs.

A-14 “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date. "Subsequent Sale" means any sale, conveyance, assignment, transfer or other disposal, whether by merger, consolidation, scheme, share purchase, acquisition of stock or assets, or otherwise, directly or indirectly, of (i) all or substantially all of the assets of the Target Group, taken as a whole, or (ii) shares or other equity interests in the Buyer, any material subsidiary of the Buyer or Vulcan Topco, that result in the acquirer thereof (together with any persons affiliated with or acting in concert with such acquirer) having the right, directly or indirectly, to control more than fifty percent (50%) of the voting rights in connection with the election of directors of the Buyer or any such material such subsidiary, provided however, that a bona fide Reorganization, shall each not be considered a Subsequent Sale. Without prejudice to the above, the merger, consolidation or combination of the Target Group with any other portfolio company or affiliated standalone investment of the Sponsor or any of its affiliated investment funds (or any other transaction having a similar effect) shall be deemed to constitute a Subsequent Sale. "Subsequent Sale Proceeds" means the total equity consideration (whether payable in cash, shares, stock, debt or in kind) payable in the event of a Subsequent Sale. “Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control. “Systems” means all servers, network and telecommunications equipment, and other computer hardware owned, operated, leased or licensed by the Selling Parties. “Target Group” means the Buyer and its Subsidiaries at the applicable time, including, with effect from the Closing, the Transferred Entities. “Target Working Capital” means $14,288,000; “Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value- added, sales, use, employment, unemployment, severance, withholding, franchise, excise, profits, gains, capital gains, real or personal property (tangible or intangible), digital services, unclaimed property, escheat, windfall, transfer, bulk transfer, use, payroll or other taxes, stamp taxes, duties, imposts, contributions, VAT, charges, levies or assessments in the nature of a tax (whether payable directly or by withholding), together with any interest, surcharge, fine and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto. “Tax Authority” means any Governmental Authority responsible for the administration of any Tax. “Tax Claim” has the meaning set forth in Section 10.05(a).

A-15 “Tax Returns” means all returns, filings and reports (including all claims (including claims for refunds), elections, declarations, disclosures, disclaimers, notices, schedules, estimates and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes. “Technology” means all technology, Software, designs, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, research and development, tools, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings. “Third Party Consents” has the meaning set forth in Section 7.05. “Transaction Accounting Principles” means (i) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end and (ii) U.S. GAAP. For the avoidance of doubt, clause (i) takes precedence over the foregoing clause (ii). “Transaction Agreements” means this Agreement and each of the Ancillary Agreements. “Transaction Dispute” has the meaning set forth in Section 14.10(a). “Transfer Taxes” has the meaning set forth in Section 10.01. “Transfer Time” means (i) in the case of each Business Employee who is not an Employee on Disability Leave or, in the event of a Deferred India Closing, a Deferred India Business Employee, the Effective Time, (ii) in the case of each Business Employee who is an Employee on Disability Leave and who accepts the offer of employment from the Buyer or its Affiliates as provided in Section 9.01, 12:01 a.m. on the date that such Employee on Disability Leave actually begins active employment with the Buyer or its Affiliates and (iii) in the event of a Deferred India Closing, each Business Employee who is a Deferred India Business Employee, 12:01 a.m., local time, on the Deferred India Closing Date. “Transferred Assets” has the meaning set forth in Section 2.02(a). “Transferred Bank Accounts” means the bank accounts Related to the Business, details of which are listed in Annex E. “Transferred Contracts” means, other than the Assumed IP Licenses, the Transferred Leases and the Transferred Real Property Contracts, all Contracts that are Related to the Business and to which a Selling Party (or any of its Affiliates) or Transferred Entity is a party; provided that the Transferred Contracts shall not include any Shared Contracts or any Contracts that are Excluded Assets. “Transferred Employee” has the meaning set forth in Section 9.01(a).

A-16 “Transferred Employee Plan Assets” has the meaning set forth in Section 2.02(a)(xiv). “Transferred Entities” means the Companies and the Business Subsidiaries. “Transferred Equity Interests” has the meaning set forth in the recitals to this Agreement. “Transferred Leases” has the meaning set forth in Section 5.16(a). “Transferred Real Property Contracts” has the meaning set forth in Section 5.16(a) “Transition Services Agreement” means a transition services agreement to be entered into at the Closing, in the form negotiated and agreed by the parties between the date of this Agreement and the Closing Date in accordance with Section 7.10. “UK Transferred Entity” means each of Southampton Bidco Limited and MThree Corporate Consulting Limited and “UK Transferred Entities” means both of them. “Unvested RSUs” has the meaning set forth in Section 9.01(k). “U.S. GAAP” means the generally accepted accounting principles used in the United States. “U.S. Transferred Assets” means the Transferred Assets owned by a legal entity incorporated in the United States, any state thereof or the District of Columbia. “U.S. Transferred Equity Interests” means the Transferred Equity Interests identified on Annex A or Annex B, as applicable, as being owned by a legal entity incorporated in the United States, any state thereof or the District of Columbia. “VAT” means any (i) Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto), and (ii) other Tax of a similar nature (including, without limitation, sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i), or elsewhere. “Vendor Loan Notes” means Notes (as such term is defined in the Vendor Loan Note Instrument). “Vendor Loan Note Instrument” means the loan note instrument constituting the Vendor Loan Notes, in substantially the form set out in Exhibit G (or in such other form as is agreed between the Seller and the Buyer between the date of this Agreement and Closing). “Vulcan Group” means the group of companies of which Vulcan Topco is the ultimate parent and including, with effect from Closing, the Companies;

A-17 “Vulcan Midco” means Inspirit Vulcan Midco Limited , a company incorporated in England & Wales (with registered number 15351907); "Vulcan Midco Loan Note Instrument" means an instrument constituting the loan notes of Vulcan Midco in substantially in the same form as the Vendor Loan Note Instrument (with such changes as are necessary to reflect the change in issuer, and to reflect that any interest that is accrued and outstanding on the Outstanding Notes on the date of the Flip-Up shall be deemed to be accrued and outstanding on the Vulcan Midco Loan Notes issued thereunder pursuant to the Flip-Up); “Vulcan Midco Loan Notes” means loan notes to be issued by Vulcan Midco pursuant to the terms of the Vulcan Midco Loan Note Instrument. “Vulcan Topco” means (i) Inspirit Vulcan Topco Limited, a company incorporated in England & Wales (with registered number 15351794) or (ii) if a new holding company of Inspirit Vulcan Topco Limited exists as a result of a Reorganization, that new holding company; “WARN Act” has the meaning set forth in Section 5.15(k). “Willful Breach” means a breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing or having as the conscious object thereof, a breach of this Agreement. Buyer’s failure to effect the Closing when required under this Agreement shall constitute a Willful Breach. “Working Capital” means the current assets of the Business, minus the current liabilities of the Business, calculated in accordance with the Transaction Accounting Principles; provided, however, that in no event shall Working Capital (or any components thereof) include any Excluded Assets or Excluded Liabilities or any amounts included in Closing Date Cash, Closing Date Debt or Closing Transaction Expenses.

B-1 EXHIBIT B TRANSITION SERVICES SUMMARY TERM SHEET

C-1 EXHIBIT C FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

D-1 EXHIBIT D FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

E-1 EXHIBIT E REFERENCE WORKING CAPITAL STATEMENT

F-1 EXHIBIT F DEFERRED CONSIDERATION EXHIBIT 1. DEFINITIONS 1.1 In this Exhibit F, the following words shall have the following meanings: “Audited Accounts” means the FY25 Accounts, the FY26 Accounts and the FY27 Accounts (and, as the context requires, shall mean each of them, as applicable), prepared in accordance with the Transaction Accounting Principles; “Deferred Consideration Amounts” has the meaning given in paragraph 2.1 of this Exhibit F; “Deferred Consideration Date” means 30 April 2027; “Deferred Payment Period” means the period commencing on the Closing Date and ending on the Deferred Consideration Date; “First Deferred Consideration Amount” has the meaning given in paragraph 2.2 of this Exhibit F; “FY25” means the 2025 financial year of each member of the Target Group, being the period commencing on 1 May 2024 and ending on 30 April 2025 (inclusive); “FY25 Accounts” means the audited accounts of the Target Group for FY25; “FY25 Gross Profit” means, in relation to FY25, the Gross Profit for that period as shown in the FY25 Accounts; “FY25 Gross Profit Target” means $20,632,000; “FY26” means the 2026 financial year of each member of the Target Group, being the period commencing on 1 May 2025 and ending on 30 April 2026 (inclusive); “FY26 Accounts” means the audited accounts of the Target Group for FY26; “FY26 Gross Profit” means, in relation to FY26, the Gross Profit for that period as shown in the FY26 Accounts; “FY26 Gross Profit Target” means $36,369,000; “FY27” means the 2027 financial year of each member of the Target Group, being the period commencing on 1 May 2026 and ending on 30 April 2027 (inclusive); “FY27 Accounts” means the audited accounts of the Target Group for FY27;

F-2 “FY27 Gross Profit” means, in relation to FY27, the Gross Profit for that period as shown in the FY27 Accounts; “FY27 Gross Profit Target” means $51,772,000; “Gross Profit” means the gross profit of the Target Group for the applicable financial year, being the aggregate amount generated by the sale of services by the Target Group in that financial year, less the aggregate costs incurred by the Target Group in respect of the sale of such services (including, without limitation, placement salaries, stipend costs, training academy costs, talent and delivery costs and engagement costs), calculated in accordance with the Transaction Accounting Principles; provided that in the event of a Deferred India Closing, Gross Profit shall include the gross profit of the India Business with respect to any portion of the Deferred Consideration Period that occurs prior to the Deferred India Closing; “Gross Profit Target” means the FY25 Gross Profit Target, the FY26 Gross Profit Target or the FY27 Gross Profit Target, as applicable; “Maximum Deferred Payment” means the FY25 Maximum Deferred Payment, the FY26 Maximum Deferred Payment or the FY27 Maximum Deferred Payment, as applicable; “Target Group” means the Buyer and its subsidiary undertakings from time to time including, with effect from Closing, the Transferred Entities; “Second Deferred Consideration Amount” has the meaning given in paragraph 2.3 of this Exhibit F; “Third Deferred Consideration Amount” has the meaning given in pargraph 2.4 of this Exhibit F; and “SAPA” means the Stock and Asset Purchase Agreement to which this is an Exhibit. 2. CALCULATION OF DEFERRED CONSIDERATION AMOUNT 2.1 The Deferred Consideration Amounts shall be: (a) with respect to FY25, the amount (if any) of the First Deferred Consideration Amount; plus (b) with respect to FY26, the amount (if any) of the Second Deferred Consideration Amount; plus (c) with respect to FY27, the amount (if any) of the Third Deferred Consideration Amount, in each case, calculated in accordance with the remainder of this Exhibit F and which, in each case, shall be paid by the Buyer to the Seller in accordance with Section 4.06 of the SAPA.

F-3 2.2 The First Deferred Consideration Amount shall be calculated as follows: (a) if FY25 Gross Profit is equal to, or lower than, 80% of the FY25 Gross Profit Target (the “FY25 Gross Profit Lower Target”) the First Deferred Consideration Amount shall be nil ($0); (b) if FY25 Gross Profit is equal to or greater than the FY25 Gross Profit Target, the First Deferred Consideration Amount shall be $4,000,000 (the “FY25 Maximum Deferred Payment”); and (c) if FY25 Gross Profit is greater than the FY25 Gross Profit Lower Target but less than the FY25 Gross Profit Target, the First Deferred Consideration Amount shall be an amount equal to $A, where: A = ((B – C)/(D-C))*E; B = FY25 Gross Profit; C = FY25 Gross Profit Lower Target; D = FY25 Gross Profit Target; and E = $4,000,000, such that, by way of illustration only, in circumstances where FY25 Gross Profit is $18,568,800.00, the First Deferred Consideration Amount shall be $2,000,000 (such amount, as calculated in accordance with this paragraph 2.2 being, the “First Deferred Consideration Amount”). 2.3 The Second Deferred Consideration Amount shall be calculated as follows: (a) if FY26 Gross Profit is equal to, or lower than, 75% of the FY26 Gross Profit Target (the “FY26 Gross Profit Lower Target”) the Second Deferred Consideration Amount shall be nil ($0); (b) if FY26 Gross Profit is equal to or greater than the FY26 Gross Profit Target, the Second Deferred Consideration Amount shall be $12,429,500 (the “FY26 Maximum Deferred Payment”); and (c) if FY26 Gross Profit is greater than the FY26 Gross Profit Lower Target but less than the FY26 Gross Profit Target, the Second Deferred Consideration Amount shall be an amount equal to $A, where: A = ((B – C)/(D-C))*E; B = FY26 Gross Profit; C = FY26 Gross Profit Lower Target;

F-4 D = FY26 Gross Profit Target; and E = $12,429,500, such that, by way of illustration only, in circumstances where FY26 Gross Profit is $31,822,875, the Second Deferred Consideration Amount shall be $6,214,750 (such amount, as calculated in accordance with this paragraph 2.3 being, the “Second Deferred Consideration Amount”). 2.4 The Third Deferred Consideration Amount shall be calculated as follows: (a) if FY27 Gross Profit is equal to, or lower than, 75% the FY27 Gross Profit Target (the “FY27 Gross Profit Lower Target”) the Third Deferred Consideration Amount shall be nil ($0); (b) if FY27 Gross Profit is equal to or greater than 100% of the FY27 Gross Profit Target, the Third Deferred Consideration Amount shall be $17,440,500 (the “FY27 Maximum Deferred Payment”); and (c) if FY27 Gross Profit is greater than the FY27 Gross Profit Lower Target but less than the FY27 Gross Profit Upper Target, the Third Deferred Consideration Amount shall be an amount equal to $A, where: A = ((B – C)/(D-C))*E; B = FY27 Gross Profit; C = FY27 Gross Profit Lower Target; D = FY27 Gross Profit Target; and E = $17,440,500, such that, by way of illustration only, in circumstances where FY27 Gross Profit is $45,300,500, the Third Deferred Consideration Amount shall be $8,720,250 (such amount, as calculated in accordance with this paragraph 2.4 being, the “Third Deferred Consideration Amount”). 3. PROCESS FOR DELIVERING ACCOUNTS AND DETERMINING DEFERRED CONSIDERATION AMOUNTS 3.1 During the period from the Closing Date through the end of the Deferred Payment Period, the Buyer shall keep complete and accurate records pertaining to the transactions from which the components of Gross Profit are derived. 3.2 Interim Accounts During the period from the Closing Date through the end of the Deferred Payment Period, the Buyer shall prepare (or cause to be prepared) and deliver to Seller, as soon as reasonably

F-5 practicable following the end of each fiscal quarter during the Deferred Payment Period, but in no event greater than 30 days thereafter, solely for informational purposes, (i) a reasonably detailed written statement setting forth the unaudited quarterly accounts for the Target Group for such fiscal quarter, and Buyer’s calculation of the Gross Profit in respect of such fiscal quarter based thereon and (ii) a summary explanation of any significant developments with respect to the Business during such fiscal quarter that would reasonably be expected to materially impact the achievement of any Deferred Consideration Amounts, together with updated projections for the Business prepared by management in the ordinary course reflecting the impact thereof. 3.3 Annual Accounts Delivery and Review (a) The Buyer shall, as soon as reasonably practicable (and, in any event, within 10 days following) the signing of each of the FY25 Accounts, FY26 Accounts and FY27 Accounts by the auditors of the Target Group, deliver a copy of such Audited Accounts to the Seller together with a written statement containing Buyer’s good faith calculation of the Gross Profit for the applicable financial year based on such Audited Accounts and the resulting amount of the Deferred Consideration Amount (a “Preliminary Deferred Consideration Statement”). (b) The Seller shall have 30 days following the date of delivery of the Preliminary Deferred Consideration Statement (the “Deferred Consideration Review Period”) to review such statement. If Seller disputes the calculation of the Deferred Consideration Amount, including any component of Gross Profit used therein, then Seller shall deliver to the Buyer, on or prior to the end of such 30-day review period, a written statement (a “Deferred Consideration Objection Statement”) setting forth its objection(s), including reasonable detail regarding the reason therefor and together with any calculations and other supporting documents related thereto. (c) If (i) the Seller agrees in writing to the Deferred Consideration Amount as set forth in a Preliminary Deferred Consideration Statement or (ii) the Seller fails to deliver a Deferred Consideration Objection Statement prior to the expiration of the 30 day review period, then the Deferred Consideration Amount as set forth in the Preliminary Deferred Consideration Statement shall be final and binding on the parties. If the Seller timely delivers a Deferred Consideration Objection Statement, the parties shall, during a period of 30 days thereafter, negotiate in good faith to resolve and reach an agreement as to the disputed items and the Deferred Consideration Amount for such financial year. In the event all disputed matters are resolved in writing during such resolution period, the Deferred Consideration Amount as finally determined based on the resolution thereof shall be final and binding on the parties. If the parties do not reach a final resolution of all disputed items during such time period, then the parties shall submit the unresolved disputed items to the Independent Accountant for resolution in accordance with the

F-6 provisions of Section 4.03(e) and Section 4.03(f) of the Agreement, mutatis mutandis. (d) During the Deferred Consideration Review Period, the Buyer shall make available to the Seller and its accountants, upon reasonable advance notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the Buyer business operations, reasonable access to the books, records, properties and personnel of the Buyer and its subsidiary undertakings that are relevant for purposes of evaluating the determination of the Gross Profit and the resulting calculation of the Deferred Consideration Amount; provided that any such access and the provision of any information shall be subject to (i) any applicable privileges (including the attorney-client privilege), the attorney work product doctrine or any similar protections and (ii) prior execution of customary access letters. 4. ACCELERATION UPON SUBSEQUENT SALE 4.1 In the event that, during the Deferred Payment Period, the Buyer consummates a Subsequent Sale, the Buyer shall pay (or cause to be paid), to Seller by wire transfer of immediately available funds within five (5) Business Days following the completion thereof, to an account designated by Seller, an amount equal to the sum of Maximum Deferred Payment for the financial period in which such Subsequent Sale occurs, plus each remaining financial year in the Deferred Payment Period. 5. CONDUCT OF BUSINESS DURING THE DEFERRED PAYMENT PERIOD 5.1 The Buyer undertakes to the Seller that it will (and procure that the other members of the Target Group will), at all times during the Deferred Payment Period (which, for the avoidance of doubt, shall end on 30 April 2027): (a) use commercially reasonable efforts to manage and operate the business of the Target Group with a view to profit; (b) use commercially reasonable efforts to maintain relationships with customers; (c) not do anything the primary purpose of which is to reduce any of the Deferred Consideration Amounts; (d) not otherwise take any vexatious or bad faith action in a deliberate attempt to reduce or with the purpose of frustrating the achievement of any of the Deferred Consideration Amounts; (e) not, directly or indirectly, take any action, or cause or permit anything to be done that could distort the financial performance of the Target Group with the primary purpose of avoiding or reducing any Deferred Consideration Amounts; and (f) procure that all intra-group transactions between any members of the Target Group and any other Affiliate of the Buyer shall be undertaken on an arm's length basis and upon reasonable commercial terms.

G-1 EXHIBIT G VENDOR LOAN NOTE

LOAN NOTE INSTRUMENT dated as of [●], 2024 by INSPIRIT VULCAN BIDCO LIMITED

THIS INSTRUMENT is made by way of deed poll on 2024 BY: INSPIRIT VULCAN BIDCO LIMITED (No. 15351984) whose registered office is at 105 Piccadilly, London W1J 7NJ (the "Company") WHEREAS (A) John Wiley & Sons, Inc. (the "Seller") and the Company entered into a stock and asset purchase agreement dated [●] 2024 (the "Share and Asset Purchase Agreement") for the sale by the Seller and the other Selling Parties (as defined below) of the Transferred Equity Interests and the Transferred Assets (each as defined below) to the Company, and the assumption by the Company of the Assumed Liabilities (as defined below), the consideration for which includes the issue of a Vendor Loan Note (as defined in the Share and Asset Purchase Agreement) to the Seller. (B) Accordingly, the Company has, by resolution of its board of directors passed on [●] 2024, created and authorised the issuance of the Notes, which shall constitute the Vendor Loan Note described in the Share and Asset Purchase Agreement, to be constituted as hereinafter provided and subject to, and with the benefit of, the schedules hereto which shall be deemed to form part of this instrument. BY THIS DEED THE COMPANY DECLARES AND COVENANTS AS FOLLOWS: 1. DEFINITIONS AND INTERPRETATION 1.1 In this instrument and the schedules the following words and expressions shall have the following meanings, unless the context otherwise requires: "Acceleration Event" means any of the following, save (in each case) where approved by the Noteholder in its sole discretion: (a) a Refinancing; (b) the selling, transferring or otherwise disposing by the Parent, Midco and/or the Company of the whole or substantially all of their shares in the Group or all or substantially all of the assets of the Group, whether by a single transaction or by a series of transactions related or not; (c) an Exit (including a Change of Control), save for where an event is remedied to the reasonable satisfaction of the Noteholder (in its sole discretion) within 14 days of such Acceleration Event occurring; "Accrued Interest" means all interest which has accrued, but which is unpaid, on any Notes in accordance with Condition 7;

"Asset Sale" means a sale by the Parent, Midco, the Company or another Group Company of all, or substantially all, of the Group’s business, assets and undertakings to a single buyer or to one or more buyers (other than to a group undertaking of any member of the Group) whether by a single transaction or by a series of transactions related or not; "Assumed Liabilities" has the meaning given to it in the Share and Asset Purchase Agreement; "Available Debt" means, at the point of measurement, the forecast average aggregate amount which the Group Companies are able to draw down under the Target Group's financing facilities with third parties, in accordance with the terms of the documentation which governs the same, over the immediately following 13 weeks; "Business Day" means a day (excluding Saturdays and Sundays) on which banks generally are open in London and New York for the transaction of normal banking business; "Cash" means, at the point of measurement, the forecast average aggregate amount of freely available cash at bank and in hand (including but without limitation all amounts entered into any cash book or the like (by whatever name called)) held by the Target Group Companies, as set out in the cash flow forecast of the Target Group for the immediately following 13 week period as prepared by the Company, which is permitted to be distributed or otherwise advanced to the Company at such time pursuant to the statutory limitations on distributions imposed on the Target Group by the Companies Act 2006 and by any other applicable laws and regulations binding on the Target Group; "Cash Resources" means the Cash and the Available Debt; "Change of Control" means the occurrence of any of the following: (i) any person, entity or group of persons or entities (other than a new direct parent of the Parent, that holds no assets other than the equity interests of the Parent, but including any affiliate or portfolio company of Inspirit and any other member of the Inspirit Group), acquires (or acquires the right to acquire or dispose of), directly or indirectly, the right to control more than 50% of the voting rights in a general meeting of the Parent, (ii) Midco ceases to hold directly 100% of the equity interests of the Company and/or (iii) the Parent ceases to hold, directly or indirectly, 100% of the equity interests of the Company. "Closing" has the meaning given to it in the Share and Asset Purchase Agreement; "Conditions" means the conditions of the Notes as set out in schedule 1; "Control" means, in relation to any person (a "Controlled Person"), the ability of another person (such other person, in relation to the first mentioned person, a "Controller"), by virtue of the rights or contracts owned, held or entered into by the

Controller or by any other means, to exercise decisive influence over such Controlled Person, in particular by: (a) ownership or the right to use all or part of the assets of such Controlled Person; and/or (b) rights or contracts which confer decisive influence on the composition, voting or decisions of the organs of such Controlled Person, and "Controlled" shall be construed accordingly; "Directors" means the board of directors for the time being of the Company; "Equalisation Deed" means an Equalisation Deed, by and between the Seller and the Parent, in substantially the form attached hereto as Schedule 2; "Exit" means any of an IPO, a Share Sale or an Asset Sale; "Group" means the Parent and its subsidiary undertakings including, with effect from Closing, the Transferred Entities (and with any such entity being referred to as a "Group Company"); "HMRC DTTP Scheme" means HMRC’s Double Taxation Treaty Passport Scheme, as modified from time to time; "Interest Payment Date" means the last day in each Interest Period; "Interest Period" means, in respect of any Notes, (i) the period from and including the Issue Date of such Notes up to and including 31 December in the calendar year in which such Issue Date occurs; and (ii) the period from and including 1 January up to and including 31 December in each calendar year thereafter; "IPO" means the effective admission of shares in the capital of the Parent (or securities representing those shares) (or of any new holding company of the Parent formed for the purposes thereof): (a) to listing on the Official List of the Financial Conduct Authority (acting in its capacity as the competent authority for listing for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended) ("FSMA")) and to trading on the Main Market of London Stock Exchange plc; (b) to trading on the Alternative Investment Market of London Stock Exchange plc; or (c) to trading on any other recognised investment exchange, recognised overseas investment exchange, designated investment exchange or designated overseas investment exchange, in each case, for the purposes of FSMA; "Issue Date" means, in respect of any Notes, the date on which such Notes are actually issued pursuant to this instrument;

"Midco" means Inspirit Vulcan Midco Limited, the direct parent undertaking of the Company; "Negative Adjustment Amount" has the meaning given to it in the Share and Asset Purchase Agreement; "Noteholder" means John, Wiley & Sons, Inc., in its capacity as the holder of the Notes; "Noteholder DTTP Filing" means an HMRC Form DTTP2 duly completed and filed by the Company, which contains the HMRC DTTP Scheme reference number and jurisdiction of tax residence notified by the Noteholder to the Company; "Note" means this instrument and the indebtedness represented hereby; "par" means the nominal amount of the Notes; "Parent" means Inspirit Vulcan Topco Limited, the indirect parent undertaking of the Company and the direct parent undertaking of Midco as at the date of this instrument; "Permitted Borrowings" means: (a) third party debt financing (whether as an asset based lending facility or otherwise) obtained by any member of the Target Group on or around Closing in an aggregate principal amount (or aggregate amount of commitments) not to exceed $15,000,000; (b) any loan from the Parent to any member of the Target Group (any such loan, a "Parent Loan"), so long as the Parent and the Seller have entered into an Equalisation Deed with respect to such Parent Loan substantially simultaneously with the making of such Parent Loan; and (c) any loan from any member of the Target Group (which is not the Company) to the Company; "Positive Adjustment Amount" has the meaning given to it in the Share and Asset Purchase Agreement; "Post-Closing Adjustment" has the meaning given to it in the Share and Asset Purchase Agreement; "Refinancing" means: (a) the raising of any third party debt financing for the Group; and/or (b) the refinancing of any existing third party debt financing arrangements of the Group, including the Notes, in each case, excluding: (i) finance leases and hire purchase agreements entered into by the Group in the ordinary course of business; and (ii) Permitted Borrowings; "Repayment Date" has the meaning given to it in paragraph 2.2 of schedule 1; "Selling Parties" has the meaning given to it in the Share and Asset Purchase Agreement; "Share and Asset Purchase Agreement" has the meaning given to it in the Recitals; "Share Sale" means the sale of such number of shares in the issued share capital of the Parent, Midco and/or the Company as would constitute a Change of Control; "Shortfall Notes" has the meaning given to it in the Share and Asset Purchase Agreement; "Shortfall Note Amount" has the meaning given to it in the Share and Asset Purchase Agreement; "Surplus Notes" has the meaning given to it in the Share and Asset Purchase Agreement; "Target Group" means the Company and its subsidiary undertakings including, with effect from Closing, the Transferred Entities (and with any such entity being referred to as a "Target Group Company"); "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same). "Transferred Assets" has the meaning given to it in the Share and Asset Purchase Agreement; "Transferred Entities" has the meaning given to it in the Share and Asset Purchase Agreement; "Transferred Equity Interests" has the meaning given to it in the Share and Asset Purchase Agreement; and "Working Capital Hurdle" means $7,000,000, or such greater number as is agreed by the Noteholder in its sole discretion. 1.2 Subject as herein expressly defined any words and expressions defined in the Companies Act 2006 shall have the meanings therein ascribed to them. 1.3 Unless the context otherwise requires, references in this instrument to: (a) any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force;

(b) a "month" shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month; (c) "principal monies" in relation to the Notes shall mean the principal amount of the Notes at the time of relevant determination and the word "principal" shall be construed accordingly; (d) "dollar", "USD" and "$" denote the lawful currency of the United State of America; and (e) "repayment" includes redemption and vice versa and the words "repay", "redeem", "repayable", "redeemable", "repaid" and "redeemed" shall be construed accordingly. 1.4 Words denoting persons shall include corporations, the masculine gender shall include the feminine and the singular shall include the plural and vice versa. 1.5 References to this "instrument" or this "deed" include, where the context so admits, the schedules hereto. 1.6 The headings are for convenience only and shall not affect the interpretation hereof. 2. AMOUNT OF THE NOTE The aggregate principal amount of the Notes constituted by this instrument is limited to an amount equal to $18,332,000 plus the amount of any Shortfall Notes required to be issued pursuant to the Share and Asset Purchase Agreement plus the amount of any interest on the Notes that is compounded and added to the principal amount of the Notes pursuant to Condition 7.1(b). 3. COVENANTS BY THE COMPANY 3.1 Subject to clause 3.2, the Company hereby covenants with the Noteholder, for so long as any amount is payable by the Company to the Noteholder pursuant to this instrument: (a) to comply with the terms of the Notes and to observe and perform (or cause to be observed and performed) the Conditions, which shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholder and all persons claiming through or under them respectively; and

(b) to procure that, so far as it is legally able to do so, save with the consent of the Noteholder, such consent not to be unreasonably withheld or delayed, that neither Midco nor any Target Group Company will: (i) on an annual basis, incur or agree to incur extraordinary capital expenditure in excess of $1,500,000, or such higher amount as may be agreed by the Noteholder in its sole discretion from time to time for the purposes of this clause 3.1(b); or (ii) acquire the whole or any part of the assets, business or undertaking of any person, other than an acquisition of assets in the ordinary course of the Target Group's business; or (iii) enter into any joint venture or partnership agreement or arrangement with any person other than in the ordinary course of the Target Group's business; or (iv) pay, make or declare any dividend or other distribution in respect of its profits, assets or reserves (save for any dividend or other distribution from one Target Group Company to another Target Group Company); or (v) Prepay, redeem, purchase, defease or otherwise make any payment or distribution to the Parent or any other member of the Inspirit Group in respect or in satisfaction of any Parent Loan; or (vi) make any payments to Inspirit Management Limited, Inspirit II GP LLP and/or Inspirit Fund II LP (collectively "Inspirit") or to any person that directly or indirectly Controls, who is Controlled by, or is under common Control with Inspirit (together, the "Inspirit Group"), in each case, other than in accordance with clause 3.2; and (c) that the Company shall not and shall cause Midco not to: (i) conduct, trade, transact or otherwise engage in any business or operations other than (1)(x) in the case of the Company, the ownership and/or acquisition of the Transferred Equity Interests and the Transferred Assets and (y) in the case of Midco, the ownership of the equity interests of the Company, (2) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (3) participating in tax, accounting and other administrative matters as a member of a consolidated group with the other Group Companies, (4) the performance of its obligations under and in connection with the Notes, (5) making investments in any Target Group Company, (6) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (7) providing indemnification to officers and Directors, (8) activities set out or otherwise undertaken in connection with any management services agreement entered into by the Company on or following Closing for the purpose of providing or receiving services to or from the Target Group; provided that (x) such management services agreement shall be in form and substance reasonably satisfactory to the Noteholder (acting reasonably), (y) such management services agreement shall not require any payments to Inspirit (other than as permitted pursuant to clause 3.2(a) below) and (z) any payments required to be made under such management services agreement shall be made from amounts received by the Company or Midco, as applicable, from the Target Group Companies (other than the Company), (9) activities incidental to the consummation of the transactions contemplated by the Notes or the Share and Asset Purchase Agreement, and (10) activities incidental to the businesses or activities described in clauses (1) to (9) of this clause (i); or (ii) (x) own or acquire any assets (other than the Transferred Equity Interests and the Transferred Assets (in the case of the Company), the equity interests of the Company (in the case of Midco) and cash and cash equivalents), (y) incur any indebtedness or liabilities (other than liabilities as referred to in clause (i) above, Permitted Borrowings, liabilities (and associated costs) incurred on a group basis in respect of the Group in the ordinary course of business (including, but not limited to, insurance policies for the benefit of the Company or other members of the Group and similar Group administrative policies, plans or arrangements as may reasonably be required to be put in place by Midco and/or the Company) not constituting debt for borrowed money, liabilities imposed by law, including tax liabilities, other liabilities incidental to its existence and business and liabilities that are expressly permitted by the Notes) or (z) create, incur, assume or permit to exist any lien on any property or asset (in either case) now owned or hereafter acquired by it to secure obligations in respect of debt for borrowed money (other than, in the case of the Company, in respect of any Permitted Borrowings), and provided that nothing in this clause 3.1 shall operate to require the Directors to take any action which would prejudice their fiduciary duties to the Target Group Companies or prevent any action expressly permitted by the Share and Asset Purchase Agreement (or any document entered into in connection therewith). 3.2 The restrictions in clause 3.1 shall not apply to, and no consent of the Noteholder shall be required in respect of: (a) the payment to Inspirit Management Limited (and/or another member of the Inspirit Group) of a management/advisory fee of up to (in aggregate) £200,000 per annum (plus value added tax, if applicable);

(b) the payment by the Group of professional fees and expenses incurred in connection with the acquisition of the Transferred Equity Interests and the Transferred Assets pursuant to the Share and Asset Purchase Agreement; (c) the payment by the Group of fees incurred in relation to the separation and transition activities from the Seller to the Target Group (including but not limited to those set out in the Transition Services Agreement (as defined in the Share and Asset Purchase Agreement)); or (d) any intra-group payments or loans between any member of the Group (excluding, for these purposes only, the Parent and Midco). 4. ASSIGNMENTS AND TRANSFER The rights and obligations of the Company and the Noteholder shall be binding upon and benefit the successors and permitted assigns and transferees of the Company and the Noteholder; provided that (x) in no event shall the Noteholder sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose of the Notes or any interest herein without consent of the Company other than to the Noteholder’s subsidiaries (provided that if any such subsidiary ceases to be a subsidiary, the Noteholder shall be required to transfer the Notes to the original Noteholder or to another subsidiary) and (y) in no event shall the Company assign any of its obligations hereunder without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed). 5. FURTHER NOTES 5.1 The Company shall be entitled from time to time, by resolution of the Directors or of a duly authorised committee thereof, to cancel any created but unissued Notes or to create and issue further Notes to be constituted by this instrument, provided that any further issue of Notes will, save as otherwise agreed with the Noteholder, only be issued to the Seller. Post-Closing Adjustment 5.2 As set out in Section 4.05 of the Share and Asset Purchase Agreement, in circumstances where there is a Positive Adjustment Amount, on the date that such Positive Adjustment Amount is finally determined, the Company shall issue (pursuant to Section 4.05 of the Share and Asset Purchase Agreement) further Notes to the Seller which have an aggregate principal amount equal to the Shortfall Note Amount, and the Seller hereby acknowledges that the issue of such further Notes to the Seller shall operate in full and final satisfaction of the Company's obligation in respect of the Post-Closing Adjustment and the Positive Adjustment Amount pursuant to the Share and Asset Purchase Agreement.

6. DEDUCTIONS, WITHOLDINGS AND SET-OFF 6.1 The Noteholder acknowledges and agrees that the Company shall be entitled to, but shall not be obliged to (and without prejudice to any other rights or remedies it, or any other Group Company may have) deduct or withhold from payments to the Noteholder any amount to the extent required by law (whether of or on account of Tax or otherwise), subject to and in accordance with Condition 8. 6.2 In addition to the foregoing, and as set out in Section 4.05 of the Share and Asset Purchase Agreement, in circumstances where there is a Negative Adjustment Amount, each Noteholder acknowledges and agrees that the Company shall be entitled to redeem and cancel such principal amount of Notes, as have an aggregate principal amount (for the avoidance of doubt, excluding the Accrued Interest thereon) equal to the Negative Adjustment Amount (such Notes to be redeemed and cancelled being the Surplus Notes) on giving notice to the Seller of such redemption and cancellation in writing, and each Noteholder hereby acknowledges that the redemption price payable in respect of the redemption of the Surplus Notes shall be satisfied by setting off such amount against the Seller's obligation to the Company in respect of the Negative Adjustment Amount as set out in the Share and Asset Purchase Agreement and shall operate in full and final satisfaction of the Seller's obligation in respect of the Post-Closing Adjustment and the Negative Adjustment Amount pursuant to the Share and Asset Purchase Agreement. 7. THIRD PARTY RIGHTS No person who is not a party to this instrument shall have any right to enforce or enjoy the benefit of any term or condition of this instrument under the Contracts (Rights of Third Parties) Act 1999 or otherwise. 8. GOVERNING LAW 8.1 This instrument, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this instrument or the constitution of the Notes (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law; provided that, any determination of the Post-Closing Adjustment or compliance with the terms of the Share and Asset Purchase Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and performed in such state without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction. 8.2 The Company irrevocably undertakes that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this instrument and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. IN WITNESS whereof this instrument has been executed as a deed poll and has been delivered on the date which appears first on page 1.

13 SCHEDULE 1 Conditions 1. Form and Status The Notes constitute an unsecured obligation of the Company. 2. Repayment, Prepayment, Purchase and Redemption 2.1 The Company may redeem and repay all or some of the Notes (together with accrued and unpaid interest) at any time. 2.2 On each anniversary of this instrument (each a "Repayment Date"), the Company shall redeem and repay an amount of Notes (together with Accrued Interest thereon) which, in aggregate, is equal to the lower of: (a) all of the Notes outstanding (together with Accrued Interest thereon) at such time; and (b) the amount (if any) by which the aggregate Cash Resources available to the Target Companies on the Repayment Date, exceeds the Working Capital Hurdle, provided that, on the fourth anniversary of the date of this instrument (the "Final Repayment Date"), the Company shall redeem and repay all of the Notes then outstanding (together with Accrued Interest thereon). 2.3 The Company may, with the consent of the Noteholder, increase the amount of the Working Capital Hurdle from time to time in order to reflect the updated working capital requirements of the Group, provided that, in deciding whether or not to provide its consent, the Noteholder shall: (a) consider any request for an increase by the Company in good faith, having regard to the representations of the Company at such time; and (b) not unreasonably withhold or delay such consent. 2.4 Should any Repayment Date or any day on which any amount of principal or interest is required to be made fall on a day which is not a Business Day, then for the purposes of the Notes, the amounts due and payable on such Repayment Date or other date shall instead be due and payable on the next Business Day immediately following such Repayment Date or such date such principal or interest was originally due. This provision shall not affect the amount of interest (or any other monies) to be paid on such Repayment Date.

14 3. Representations The Company represents (for itself and Midco) to the Noteholder on the date of this instrument, on each date any Notes are issued hereunder and on each Interest Payment Date, that: 3.1 Status (a) It is a private limited company, duly incorporated and validly existing under the laws of England and Wales. (b) It has the power to own its assets and carry on its business as it is being conducted. 3.2 Binding obligations The obligations expressed to be assumed by it in this instrument are legal, valid, binding and enforceable obligations. 3.3 Non-conflict with other obligations The entry into and performance by it of, and the transactions contemplated by, this instrument do not and will not conflict with: (a) any law or regulation applicable to it; (b) the constitutional documents of it; or (c) any agreement or instrument binding upon it or constitute a default or termination event (however described) under any such agreement or instrument. 3.4 Power and authority It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this instrument and the transactions contemplated by this instrument. 3.5 Validity and admissibility in evidence (a) All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisation or registrations required or desirable: (i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in this instrument; and (ii) to make this instrument admissible in evidence in the applicable jurisdictions set out in clause 8.1 of this instrument, have been obtained or effected and are in full force and effect.

15 3.6 Solvency Immediately after giving effect to the consummation of the transactions contemplated on such date: (a) the fair saleable value (determined on a going concern basis) of the assets of Midco and the Target Group, taken as a consolidated group, will be greater than the total amount of their liabilities (including a reasonable estimate of the amount of all contingent and other liabilities), taken as a consolidated group; (b) Midco and the Target Group, taken as a consolidated group, will be able to pay their debts and obligations in the ordinary course of business as they become due (and will not be deemed or declared unable under any applicable law to pay its debts and obligations as they fall due); (c) Midco and the Target Group, taken as a consolidated group, will have adequate capital to carry on its businesses, (d) Midco and the Target Group will not have ceased or suspended making payments on any of its debts or publicly announced an intention to do so; (e) in relation to Midco and each of the Target Group Companies, no formal corporate action or legal proceeding have been taken in relation to the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, bankruptcy, liquidation, assignment for the benefit of creditors, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement, restructuring, approval of the arrangement or otherwise) of the Midco or any Target Group Company; and (f) in relation to Midco and each of the Target Group Companies, no formal corporate action or legal proceeding have been taken in relation to the appointment of a liquidator, receiver, administrator receiver, administrator, compulsory manager or other similar officer in respect of, all or any part of the business or assets of the Midco or any Target Group Company. 4. Acceleration Save as otherwise consented to by the Noteholder in its sole discretion, the Company shall redeem and repay the Notes at par together with all Accrued Interest on the occurrence of any Acceleration Event within five (5) Business Days of receiving notice (an "Acceleration Notice") of a request for the same from the Noteholder. For the avoidance of doubt, an Acceleration Notice shall not be capable of being served on the Company until the expiry of the cure period referred to in the definition of Acceleration Event. 5. Events of Default 5.1 Notwithstanding any other provisions of this instrument, the Noteholder shall be entitled to require that all of the Notes be repaid at par together with all Accrued Interest whilst any of the following is continuing: (a) the Company fails to pay any principal monies payable on any of the Notes or Accrued Interest payable under the Notes, in each case, when the same becomes due; or

16 (b) (x) the Company fails to observe or perform its obligations pursuant to Section 12.1 and such failure continues for 30 days after written notice has been given by the Noteholder requiring remedy thereof or (y) the Company fails to observe or perform any of its obligations (other than its obligations to pay principal and interest on the Notes or its obligations pursuant to Condition 12.1) under this instrument if such failure is not capable of remedy or is capable of remedy but continues for 14 days after written notice has been given by the Noteholder requiring remedy thereof; or (c) an encumbrancer takes possession or a trustee, receiver, administrator, administrative receiver, compulsory manager or similar officer is appointed of all or any substantial part of the undertaking or property of any Group Company; or (d) any step (including but without limitation the service of any notice or the filing of any document(s)) is taken by any person to place a Group Company in administration; or (e) an order is made or an effective resolution is passed for the winding up of a Group Company (other than a voluntary winding-up for the purpose of amalgamation or reconstruction whereunder a successor company undertakes, on terms and in circumstances previously approved by the Noteholder in its sole discretion, the obligations of the Company hereunder) or any application or petition for any such winding-up order is made and is not discharged within 7 days of such order being made; or (f) a Group Company ceases to pay its debts; or (g) a Group Company becomes unable to pay its debts (or admits such inability) within the meaning of section 123(1) of the Insolvency Act 1986; or (h) any security constituted by any mortgage, charge or other security document executed by a Group Company upon the whole or any substantial part of the assets or undertaking of such Group Company becomes enforceable and steps are taken to enforce the same; or (i) any monies borrowed or other indebtedness in the nature of borrowings of a Group Company becomes repayable by reason of default and steps are taken to enforce payment or any amount owing in respect thereof is not repaid on its due date as extended by any applicable grace period provided in the document constituting or evidencing the same or any guarantee or indemnity given by the Company or any subsidiary thereof (including the Target Group Companies) is not honoured when due and called upon and steps are taken to enforce the same or any security in respect of any such monies borrowed, indebtedness, guarantee or indemnity becomes enforceable and steps are taken to enforce the same; or

17 (j) it is or will become unlawful for the Company to perform or comply with any of its obligations under this instrument or any such obligation is not or ceases to be legal, valid and binding in each case to any extent which is materially adverse to the interests of the Noteholder under this instrument; or (k) any representation or statement if made or deemed to be made by the Company or by Midco in respect of this instrument is or proves to have been incorrect or misleading in any material respect when made and results in the Company becoming unable to comply with its obligations under this instrument, unless the failure to comply is (if capable of remedy) remedied within 14 days of the earlier of (i) the Company or Midco, as applicable, becoming aware of such misrepresentation or (ii) the Noteholder giving notice to the Company or Midco, as applicable, in respect of such misrepresentation; or (l) the Parent (or any member of the Inspirit Group) fails to observe or perform any of its obligations under any Equalisation Deed and such failure is not capable of remedy or is capable of remedy but continues for 5 days after written notice has been given by the Noteholder requiring remedy thereof. 5.2 Such right shall be exercisable by the Noteholder by notice in writing to the Company in accordance with Section 14.02 of the Share and Asset Purchase Agreement, and thereupon all amounts owing under the Notes shall immediately become repayable. 5.3 At any time after the Notes has become repayable under the provisions of this Condition, the Noteholder may without notice institute such proceedings as it may think fit to enforce repayment of the Notes. 6. Method of Payment Payment of the principal monies and interest payable upon the Notes, or any part thereof, shall be made be made in cash by a bank or other funds transfer to a bank account nominated by the Noteholder in writing for this purpose from time to time. 7. Interest 7.1 Until such time as the Notes are repaid in accordance with these Conditions, interest shall accrue and be payable by the Company on the outstanding principal amount of the Notes at the Rate of Interest (specified in Condition 7.2) and on each Interest Payment Date shall, at the election of the Company: (a) be paid in cash; or (b) be compounded by adding the full amount thereof to the principal amount of the Notes on the relevant Interest Payment Date. 7.2 The rate of interest (the "Rate of Interest") applicable to the Notes shall be:

18 (a) 8 per cent. (8%) per annum, compounding annually in arrears for the period commencing on (and including) the Issue Date up to (but excluding) the first anniversary of the Issue Date (the "First Interest Ratchet Date"); (b) 9 per cent. (9%) per annum, compounding annually in arrears for the period from and including the First Interest Ratchet Date up to (but excluding) the second anniversary of the Issue Date (the "Second Interest Ratchet Date"); (c) 10 per cent. (10%) per annum, compounding annually in arrears for the period from and including the Second Interest Ratchet Date up to (but excluding) the third anniversary of the Issue Date (the "Third Interest Ratchet Date"); (d) 11 per cent. (11%) per annum, compounding annually in arrears for the period from and including the Third Interest Ratchet Date up to (but excluding) the Final Repayment Date. 7.3 The amount of interest payable on the Notes from time to time shall be calculated by (i) multiplying the applicable Rate of Interest by the underlying principal amount of the Notes; and then (ii) dividing the result by 365 or, in the case of an Interest Payment Date falling in a leap year, 366; and then (iii) multiplying that result by the number of days from (and including) the last Interest Payment Date on which interest was paid on the Notes until (but excluding) such date of determination. The determination by the Noteholder of the Rate of Interest and the Noteholder's calculation of each interest amount shall, in the absence of manifest error, be final and binding. 7.4 Should any Interest Payment Date fall on a day which is not a Business Day, then the interest due and payable on such Interest Payment Date shall instead be due and payable on the next Business Day immediately following such an Interest Payment Date. This provision shall not affect the amount of interest (or any other monies) to be paid on such Interest Payment Date. 8. Payments 8.1 All payments made by the Company to the Noteholder shall be made free and clear of any deduction or withholding (whether of or on account of Tax or otherwise) (a "Tax Deduction"), unless such Tax Deduction is required by law. In the event that a Tax Deduction is required by law to be made by the Company, the Company shall not be required to increase the amount of any such payment to take account of such deduction. 8.2 The Company shall pay and, within five Business Days of demand, indemnify the Noteholder against any cost, loss or liability that the Noteholder incurs in relation to all stamp duty, registration and other similar Taxes or notarial fees payable on or in respect of the Notes, except for any such cost, loss or liability resulting from a transfer of the Noteholder’s rights under the Notes.

19 8.3 The Company and the Noteholder shall cooperate with each other and any other relevant person in order to mitigate, reduce or eliminate any Tax Deduction (including (i) by completing or assisting with the completion of any procedural formalities; and (ii) through the provision of such information as, in each case, is necessary for the Company to obtain authorisation to make any payment of interest payable upon the Notes without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect). 8.4 If the Noteholder notifies the Company of its HMRC DTTP Scheme reference number and its jurisdiction of tax residence, the Company shall promptly complete and make a Noteholder DTTP Filing. The Company shall, promptly on making such Noteholder DTTP Filing, deliver a copy of that filing to the Noteholder. 9. Modification The provisions of the instrument and the rights of the Noteholder may from time to time be modified, abrogated or compromised in any respect by the Company with the written consent of the Noteholder. 10. Notices Any notice, demand or other document may be served on the parties hereto in the manner provided for notices to such party pursuant to Section 14.02 of the Share and Asset Purchase Agreement. 11. Service of Notices Any notice or document served by post shall be deemed to have been served on the day after it is posted or, if such day is not a Business Day, then on the next following Business Day and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed, stamped and posted. 12. Further Undertakings 12.1 The Company shall procure that there is prepared and delivered to the Noteholder: (b) management accounts for each Group Company for each financial quarter within fifteen Business Days of the end of the relevant financial quarter; (c) unaudited financial statements of the Target Companies for each financial year within 60 days after the end of the relevant financial year and audited financial statements of the Target Companies for each financial year as soon as reasonably practical and in any event within 9 months after the end of the relevant financial year; (d) annual budgets and cash flow forecasts of the Target Companies for each financial year within fifteen Business Days after being approved by the board of directors of the relevant Group Companies; and

20 (e) any updates to the business plan of the Target Companies within fifteen Business Days of such updates having been approved by the board of directors of the relevant Target Company.

21 SCHEDULE 2 Equalisation Deed [Attached.]

22 IN WITNESS whereof this agreement has been executed as a deed and delivered on the date first above written.

23 EXECUTED as a deed by a Director, duly authorised for and on behalf of INSPIRIT VULCAN BIDCO LIMITED in the presence of: ) ) ) Witness's signature: Witness's name (in capitals): Witness's address: